UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
LHC GROUP, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 17, 2022
Dear Fellow Stockholder:
You are cordially invited to attend a special meeting of the stockholders of LHC Group, Inc. (“LHC”) to be held at 9:00 a.m. (Central time) on June 21, 2022 (the “Special Meeting”), at our principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, subject to any adjournments or postponements thereof. As part of our precautions regarding COVID-19, we are planning for the possibility that the Special Meeting may be held by means of remote communication only (i.e., a virtual meeting). If we take this step and hold only a virtual meeting, or if the time, date, or place of the Special Meeting will be changing, we will announce the decision to do so in advance of the Special Meeting, and details on how to participate will be available on our website at http://investor.lhcgroup.com.
At the Special Meeting, stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 28, 2022 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among LHC, UnitedHealth Group Incorporated (“UnitedHealth Group”) and Lightning Merger Sub Inc. (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into LHC (the “Merger”) and LHC will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.
If the Merger is completed, our stockholders will have the right to receive $170.00 in cash, without interest and subject to any applicable withholding taxes, for each share of common stock, par value $0.01 per share, of LHC (“LHC Common Stock”), other than Excluded Shares, Dissenting Shares and LHC RSAs that are unvested (each as defined in the accompanying proxy statement), that they own immediately prior to the effective time of the Merger, which represents a premium of approximately 10.96% over the $153.21 per share closing trading price of LHC Common Stock on March 25, 2022, the last trading day prior to the date of the Merger Agreement. Approval of the proposal to adopt the Merger Agreement (the “Merger Proposal”) requires the affirmative vote of the holders of a majority of the outstanding shares of LHC Common Stock entitled to vote thereon at the Special Meeting.
LHC Common Stock is listed on Nasdaq Global Market (“NASDAQ”) under the symbol “LHCG”. The closing price of LHC Common Stock on NASDAQ on May 16, 2022, the most recent practicable date prior to the date of the accompanying proxy statement, was $164.48 per share.
The board of directors of LHC (the “Board”) has reviewed and considered the terms and conditions of the Merger and unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of LHC and its stockholders and has unanimously declared advisable and approved the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby. The Board made its determination after considering a number of factors more fully described in the accompanying proxy statement. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.
At the Special Meeting, stockholders will also be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to LHC’s named executive officers by LHC based on or otherwise relating to the Merger (the “Named Executive Officer Merger-Related Compensation Proposal”), as required by the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), and (ii) a proposal to adjourn the Special Meeting, from time to time, if necessary or appropriate, to solicit additional votes for the approval of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement (the “Adjournment Proposal”). The Board unanimously recommends that you vote “FOR” each of these proposals.

The Board is soliciting your proxy to ensure that a quorum is present, and that your shares are represented and voted, at the Special Meeting and any postponement or adjournment thereof.
If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.
The Merger cannot be completed unless LHC stockholders adopt the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. If you attend the Special Meeting and vote in person during the meeting, your vote by ballot will revoke any proxy previously submitted. If you are a stockholder of record and you do not sign and return your proxy or attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists.
If you are the beneficial owner of shares held in “street name” and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. Your broker, bank and other nominee will not be permitted to vote those shares on any of the three proposals described in this proxy statement. This will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists.
The obligations of LHC, UnitedHealth Group and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about LHC, the Special Meeting, the Merger Agreement, the Merger, the proposals that stockholders are being asked to approve and related matters. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and incorporated therein by reference. We urge you to, and you should, read the proxy statement carefully and in its entirety, including the Merger Agreement and the other annexes and the documents referred to or incorporated by reference in the proxy statement. You may obtain additional information about LHC from documents we have filed with the SEC.
If you have any questions or need assistance voting your shares of LHC Common Stock, please contact Okapi Partners LLC, our proxy solicitor, by calling (212) 297-0720, or toll-free at (877) 274-8654, or via email at info@okapipartners.com.
Sincerely,
By:	/s/ Keith G. Myers
Name: Keith G. Myers
Title: Chairman of the Board, Chief
Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits of the Merger Agreement or the Merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated May 17, 2022 and, together with the enclosed form of proxy card, is first being mailed to LHC stockholders on or about May 17, 2022.

901 Hugh Wallis Road South
Lafayette, LA 70508
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
DATE & TIME ITEMS OF BUSINESS	June 21, 2022 at 9:00 a.m. Central Time
•
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 28, 2022 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among LHC Group, Inc. (“LHC”), UnitedHealth Group Incorporated (“UnitedHealth Group”) and Lightning Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into LHC (such merger, the “Merger” and such proposal, the “Merger Proposal”); a copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A and is incorporated therein by reference;

•
 To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by LHC to its named executive officers that is based on or otherwise relates to the Merger (the “Named Executive Officer Merger-Related Compensation Proposal”);

•
 To consider and vote on a proposal to adjourn the special meeting of LHC stockholders (the “Special Meeting”) from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”); and

•
 To transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the LHC board of directors (the “Board”) with the consent of UnitedHealth Group.

RECORD DATE AND SHARES ENTITLED TO VOTE
Only holders of record of our common stock, par value $0.01 per share (“LHC Common Stock”), at the close of business on May 16, 2022 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting. Each share of LHC Common Stock will be entitled to one vote.

VOTING BY PROXY
Your vote is very important, regardless of the number of shares you own. The Board is soliciting your proxy to ensure that a quorum is present, and that your shares are represented and voted, at the Special Meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person during the Special Meeting, information on revoking your proxy prior to the Special Meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote:

	•	“FOR” the Merger Proposal;

	•	“FOR” the Named Executive Officer Merger-Related Compensation Proposal; and

	•	“FOR” the Adjournment Proposal.

APPRAISAL
LHC stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of LHC Common Stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex D to the accompanying proxy statement and is incorporated therein by reference.

The Special Meeting will be held at 9:00 a.m. (Central time) on June 21, 2022, at our principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, subject to any adjournments or postponements thereof. As part of our precautions regarding COVID-19, we are planning for the possibility that the Special Meeting may be held by means of remote communication only (i.e., a virtual meeting). If we take this step and hold only a virtual meeting, or if the time, date, or place of the Special Meeting will be changing, we will announce the decision to do so in advance of the Special Meeting, and details on how to participate will be available on our website at http://investor.lhcgroup.com.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES OF LHC COMMON STOCK OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY OR ATTEND THE SPECIAL MEETING AND VOTE IN PERSON DURING THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL. IF YOU HOLD YOUR SHARES IN “STREET NAME” AND DO NOT INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE HOW TO VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.
Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement.
If your shares are held by a broker, bank or other nominee and you wish to vote in person during the Special Meeting, you must bring to the Special Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person during the Special Meeting. Please also bring to the Special Meeting your account statement evidencing your beneficial ownership of LHC Common Stock as of the record date.
The proxy statement of which this notice forms a part provides a detailed description of the Merger, the Merger Agreement, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal, and provides specific information concerning the Special Meeting. We urge you to read the proxy statement, including any documents incorporated therein by reference, and its annexes carefully and in their entirety. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of LHC Common Stock, please contact Okapi Partners LLC, our proxy solicitor, by calling (212) 297-0720, or toll-free at (877) 274-8654, or via email at info@okapipartners.com.
By Order of the Board of Directors,
By:	/s/ Keith G. Myers
Name: Keith G. Myers
Title: Chairman of the Board, Chief Executive Officer
May 17, 2022

i

ii

SUMMARY TERM SHEET
This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Merger and the other matters being considered at the Special Meeting. We urge you to read carefully the entirety of the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on LHC included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 94. We have included page references in this summary to direct you to a more complete description of the topics presented below.
All references to “LHC,” the “Company,” “we,” “us,” or “our” in this proxy statement refer to LHC Group, Inc., a Delaware corporation; all references to “UnitedHealth Group” refer to UnitedHealth Group Incorporated, a Delaware corporation; all references to “Merger Sub” refer to Lightning Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of UnitedHealth Group that exists solely for the purpose of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement; all references to “LHC Common Stock” refer to the common stock, par value $0.01 per share, of LHC; all references to the “Board” refer to the board of directors of LHC; all references to the “Merger” refer to the merger of Merger Sub with and into LHC, with LHC surviving as a wholly-owned subsidiary of UnitedHealth Group; unless otherwise indicated or as the context otherwise requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 28, 2022, by and among LHC, UnitedHealth Group, and Merger Sub, as may be amended or modified from time to time in accordance with its terms, a copy of which is attached as Annex A to this proxy statement and which is incorporated by reference herein. LHC, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Corporation.”
The Parties
LHC (see page 21)
LHC Group, Inc. is a leading provider of post-acute health care services to patients through its home nursing agencies, hospice agencies, community-based services agencies and long-term acute care hospitals. As of December 31, 2021, through its wholly- and majority-owned subsidiaries, equity joint ventures and controlled affiliates, LHC operated through 970 service providers in 37 states within the continental United States and the District of Columbia. LHC operates in five segments: (1) home health services, (2) hospice services, (3) home- and community-based services, (4) facility-based services, primarily offered through our long-term acute care hospitals, and (5) healthcare innovations.
LHC Common Stock is traded on Nasdaq Global Market (“NASDAQ”) under the ticker symbol “LHCG”. LHC’s headquarters are located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, and our telephone number is (337) 233-1307. Our corporate web address is www.lhcgroup.com. The information provided on the LHC website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to LHC’s website provided in this proxy statement.
Additional information about LHC is contained in our public filings with the U.S. Securities and Exchange Commission (the “SEC”), which filings are incorporated by reference herein. See the section entitled “Where You Can Find More Information.”
UnitedHealth Group (see page 21)
UnitedHealth Group is a diversified health care company, offering a diverse range of products and services through its two distinct business platforms: UnitedHealthcare, which provides health benefits, and Optum. Optum is a leading information and technology-enabled health services business dedicated to helping make the health system work better for everyone. With more than 190,000 people worldwide, Optum delivers intelligent, integrated solutions that help to modernize the health system and improve overall population health.
The principal executive offices of UnitedHealth Group are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300. Shares of common stock of UnitedHealth Group are listed on the New York Stock Exchange under the symbol “UNH.”
Merger Sub (see page 21)
Merger Sub is a Delaware corporation that was formed solely for the purposes of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a direct, wholly-owned subsidiary of UnitedHealth Group and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist and LHC will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.
The principal executive offices of Merger Sub’s ultimate parent, UnitedHealth Group, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.
The Special Meeting
Date, Time and Place (see page 22)
The special meeting of LHC stockholders (the “Special Meeting”) is scheduled to be held at 9:00 a.m. (Central time) on June 21, 2022, at our principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, subject to any adjournments or postponements thereof. As part of our precautions regarding COVID-19, we are planning for the possibility that the Special Meeting may be held by means of remote communication only (i.e., a virtual meeting). If we take this step and hold only a virtual meeting, or if the time, date, or place of the Special Meeting will be changing, we will announce the decision to do so in advance of the Special Meeting, and details on how to participate will be available on our website at http://investor.lhcgroup.com.
Purpose of the Special Meeting (see page 22)
The Special Meeting is being held in order to consider and vote on the following proposals:
•	To adopt the Merger Agreement (the “Merger Proposal”).
•
To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by LHC to its named executive officers that is based on or otherwise relates to the Merger (the “Named Executive Officer Merger-Related Compensation Proposal”).

•
To adjourn the Special Meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Stockholders may also be asked to transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Board with the consent of UnitedHealth Group.
The Board has reviewed and considered the terms and conditions of the proposed Merger. After considering various factors more fully described in this proxy statement, the Board unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of LHC and its stockholders and unanimously declared advisable and approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.
The Board unanimously recommends that LHC stockholders vote “FOR” the Merger Proposal, “FOR” the Named Executive Officer Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.
LHC stockholders must vote to approve the Merger Proposal as a condition for the Merger to occur. If the LHC stockholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.
Record Date; Stockholders Entitled to Vote (see page 23)
Only holders of record of LHC Common Stock at the close of business on May 16, 2022, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. Holders of record of LHC Common Stock are entitled to one vote for each share of LHC Common Stock they own of record at the close of business on the Record Date. At the close of business on the Record Date, 31,027,698 shares of LHC Common Stock were issued and outstanding, held by approximately 494 holders of record.
Quorum (see page 23)
Under our bylaws, the presence at the Special Meeting, in person or by proxy, of the holders of record of a majority of the voting power of the shares of LHC Common Stock issued and outstanding and entitled to vote at the

Special Meeting will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject LHC to additional expense.
If you attend the Special Meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card or by telephone or through the Internet, even if you abstain from voting, your shares of LHC Common Stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not present at the Special Meeting or additional votes must be solicited to adopt the Merger Agreement, the meeting may be adjourned or postponed to solicit additional proxies.
Required Vote (see page 23)
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of LHC Common Stock entitled to vote on such matter at the Special Meeting.
Approval of the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority of the voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.
Voting at the Special Meeting (see page 24)
If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of LHC Common Stock in the following four ways: (i) by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you, (ii) by submitting your proxy by telephone by dialing the toll-free number shown on your proxy card, (iii) by submitting your proxy over the Internet by going to the website shown on your proxy card or (iv) by attending the Special Meeting and voting your shares in person during the Special Meeting. Even if you plan to attend the Special Meeting, LHC encourages you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Special Meeting.
If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Stockholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a “legal proxy,” executed in their favor, from the stockholder of record (broker, bank or other nominee) giving them the right to vote the shares at the Special Meeting.
You may revoke your proxy at any time prior to the vote at the Special Meeting by (i) sending a written statement to that effect to our Corporate Secretary, (ii) voting again by Internet or telephone, (iii) submitting a properly signed proxy card with a later date, or (iv) attending the Special Meeting and voting your shares in person during the Special Meeting. If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Special Meeting if you obtain a “legal proxy,” executed in your favor, from the stockholder of record (broker, bank or other nominee) giving you the right to vote the shares at the Special Meeting.
LHC recommends that you submit a proxy to vote your shares as soon as possible, even if you are planning to attend the Special Meeting, to ensure that your shares are represented and voted at the meeting and so that the vote count will not be delayed. Attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of LHC Common Stock to be voted.

Abstentions and Broker Non-Votes (see page 23)
At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal. Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of LHC Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then such shares will not be counted as present in person or by proxy at the Special Meeting. Under NASDAQ rules, such shares are not permitted to be voted on any of the three proposals described in this proxy statement. As the vote to approve the Merger Proposal is based on the total number of shares of LHC Common Stock outstanding at the close of business on the record date, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists, because the vote to approve those proposals is based on the total number of shares present in person or represented by proxy at the Special Meeting.
For further information please see the sections entitled “The Special Meeting – Required Vote” and “The Special Meeting – Failure to Vote.”
Solicitation of Proxies (see page 25)
The Board is soliciting your proxy, and LHC will bear the cost of soliciting proxies. LHC has engaged Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Okapi will be paid approximately $40,000. LHC will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of LHC Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Okapi or, without additional compensation, by certain of LHC’s directors, officers and employees.
Adjournment (see page 25)
In addition to the Merger Proposal and the Named Executive Officer Merger-Related Compensation Proposal, LHC stockholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.
The Merger
The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the Merger Agreement and the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety because it is the principal legal agreement that governs the Merger.

Structure of the Merger (see page 27)
If the Merger is completed, then at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into LHC, the separate corporate existence of Merger Sub will cease and LHC will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.
Merger Consideration (see page 27)
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of LHC Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) LHC RSAs that are unvested (as defined below) and (ii) shares owned by (A) LHC as treasury stock or by UnitedHealth Group, Merger Sub or any other wholly owned subsidiary of UnitedHealth Group (and, in each case, not held on behalf of third parties) (“Excluded Shares”) or (B) stockholders who have properly made and not validly withdrawn or lost a demand for appraisal rights with respect to their shares (“Dissenting Shares”)) will be automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to $170.00 (the “Per Share Merger Consideration”).
Treatment of LHC Equity Awards (see page 27)
At the Effective Time, LHC equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
•
each option to acquire shares of LHC Common Stock (a “LHC Option”), that is vested immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount in cash equal to the total number of shares of LHC Common Stock subject to such LHC Option multiplied by the excess, if any, of the Per Share Merger Consideration over the exercise price per share of LHC Common Stock of such LHC Option, provided, however, that any such vested LHC Option for which the exercise price per share is equal to or greater than the Merger Consideration will be canceled at the closing of the Merger without payment of consideration;

•
each LHC Option that is unvested immediately prior to the Effective Time will be converted into an option to purchase a number of shares of UnitedHealth Group common stock, par value $0.01 per share (“UnitedHealth Group Shares”), based on the equity award exchange ratio set forth in the Merger Agreement (the “Equity Award Exchange Ratio”), with the exercise price per share of LHC Common Stock applicable to such LHC Option adjusted by the Equity Award Exchange Ratio; and

•
each outstanding LHC restricted stock award (a “LHC RSA”) that is unvested will be converted into a number of restricted shares of UnitedHealth Group Common Stock (a “UnitedHealth Group RSA”) based on the Equity Award Exchange Ratio.

LHC equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting and exercise) as applied to such award immediately prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not detrimental to the holder of the award.
Recommendation of the Board (see page 22)
The Board has reviewed and considered the terms and conditions of the proposed Merger. After considering various factors, the Board unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, LHC and its stockholders, (iii) resolved that the adoption of the Merger Agreement be submitted to a vote of LHC stockholders at the Special Meeting and (iv) recommended that LHC stockholders vote to adopt the Merger Agreement (clause (iv) being the “Board Recommendation”). Certain factors considered by the Board in reaching its decision to adopt the Merger Agreement can be found in “The Merger Proposal (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 34.
The Board unanimously recommends that LHC stockholders vote:
•	“FOR” the Merger Proposal;

•	“FOR” the Named Executive Officer Merger-Related Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
Opinions of LHC’s Financial Advisors (see page 38)
Opinion of SVB Securities LLC
In connection with the Merger, on March 28, 2022, SVB Securities LLC (“SVB Securities”), LHC’s financial advisor, delivered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion, the consideration proposed to be paid to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of SVB Securities, dated March 28, 2022, which describes, among other things, the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. SVB Securities’ financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Board’s consideration of the Merger, and the opinion of SVB Securities addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) of the consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. The opinion of SVB Securities did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. The summary of the written opinion of SVB Securities opinion set forth below is qualified in its entirety by reference to the full text of the opinion. See “The Merger Proposal (Proposal 1)—Opinions of LHC’s Financial Advisors – Opinion of SVB Securities” beginning on page 38.
Opinion of Jefferies LLC
LHC has engaged Jefferies LLC (“Jefferies”) as a financial advisor to LHC in connection with the Merger. In connection with the Merger, Jefferies delivered a written opinion, dated March 28, 2022, to the Board as to the fairness, from a financial point of view and as of such date, of the Per Share Merger Consideration to be received by holders of LHC Common Stock (other than UnitedHealth Group, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. The opinion did not address the relative merits of the Merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to LHC, nor did it address the underlying business decision by LHC to engage in the Merger. Jefferies’ opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion.
Interests of LHC’s Executive Officers and Directors in the Merger (see page 52)
In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as LHC stockholders, LHC’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of LHC stockholders generally, which may create potential conflicts of interest. The Board was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.
With regard to our directors, these interests relate to the accelerated vesting of LHC RSAs.

With regard to our executive officers, these interests include the following types of payments and benefits that may be triggered by or otherwise relate to the Merger:
•
cash severance payments and other termination benefits under the executives’ employment agreements, if the executive’s employment is terminated without “cause” or by the executive for “good reason” following the Merger;

•	accelerated vesting of LHC RSAs, if the executive’s employment is terminated without “cause” or by the executive for “good reason” following the Merger;
•
for certain executives, grants by UnitedHealth Group of sign-on payments or grants of UnitedHealth Group stock options and restricted stock units, as set forth in the applicable executive’s new employment agreement with UnitedHealth Group; and

In addition, pursuant to the terms of the Merger Agreement, LHC’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements.
These interests are discussed in more detail in the section entitled “The Merger Proposal (Proposal 1)—Interests of LHC’s Executive Officers and Directors in the Merger,” beginning on page 52 of this proxy statement.
Regulatory Approvals (see page 55)
As further discussed in the section entitled “Regulatory Approvals” starting on page 55, we cannot complete the Merger until certain antitrust approvals or exemptions are received from U.S. regulatory authorities.
While we have no reason to believe it will not be possible to complete the antitrust reviews in a timely manner, there is no certainty that the antitrust reviews will be completed within the period of time contemplated by the Merger Agreement or that the completion of such reviews would not be conditioned upon actions that would be materially adverse to LHC or UnitedHealth Group, or that a regulatory challenge to the Merger will not be made.
Litigation Relating to the Merger (see page 56)
As of May 13, 2022, six lawsuits have been filed by purported LHC shareholders in connection with the Merger. The complaints generally allege that the preliminary proxy statement (the “Proxy Statement”) filed by LHC in connection with the Merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Plaintiffs seek, among other things, to enjoin LHC from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages, as well as attorney’s fees. For a more detailed description of such litigation relating to the Merger, see the section entitled “The Merger—Litigation Relating to the Merger.” LHC believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the Merger may also be filed in the future.
Material U.S. Federal Income Tax Consequences of the Merger (see page 56)
The exchange of LHC Common Stock for cash pursuant to the Merger generally will be a taxable transaction to holders of LHC Common Stock for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Appraisal Rights (see page 57)
Stockholders of LHC are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger, provided that such stockholders comply with the requirements of Section 262 of the DGCL. If the Merger is completed, any stockholder of LHC who does not vote in favor of the Merger Proposal and who otherwise complies with the requirements of Section 262 has the right to seek appraisal of his, her or its shares of LHC Common Stock and to receive payment in cash for the “fair value” of his, her or its shares of LHC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The ultimate amount stockholders of LHC receive in an appraisal proceeding may be less than, equal to or more than the amount a stockholder would have received under the Merger Agreement.

To exercise appraisal rights, a stockholder of LHC must deliver a written demand for appraisal to LHC before the vote is taken on the adoption of the Merger Agreement, must not vote, in person during the Special Meeting or by proxy, in favor of the proposal to adopt the Merger Agreement and must continue to hold the shares of LHC Common Stock of record from the date of making the demand for appraisal through the Effective Time. As such, merely voting against, abstaining or failing to vote on the proposal to adopt the Merger Agreement will not by itself preserve your right to appraisal under the DGCL. A stockholder’s failure to strictly comply with the procedures specified under the DGCL will result in the loss of such stockholder’s appraisal rights. See the section entitled “The Merger Proposal (Proposal 1)—Appraisal Rights” beginning on page 57 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. Only a LHC stockholder of record may submit a demand for appraisal. If you hold your shares of LHC Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Expected Timing of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, the parties to the Merger Agreement expect to complete the Merger in the second half of 2022. However, the Merger is subject to antitrust and regulatory reviews and various other conditions, and it is possible that factors outside of the control of LHC or UnitedHealth Group could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger.
Financing of the Merger (see page 55)
The consummation of the Merger is not subject to any financing conditions. UnitedHealth Group has represented to LHC in the Merger Agreement that, as of the closing of the Merger, it will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by the Merger Agreement.
Non-Solicitation of Acquisition Proposals (see page 70)
During the period from the date of the Merger Agreement through the earlier of the closing of the Merger and the termination of the Merger Agreement (the “Interim Period”), except as expressly permitted by the Merger Agreement, LHC shall not, and shall cause its subsidiaries and its and its wholly-owned subsidiaries’ representatives not to, and shall direct and use its reasonable best efforts to cause its non-wholly owned subsidiaries representatives not to, directly or indirectly: (i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below); (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) provide any information or data concerning LHC or its subsidiaries or access to LHC’s or its subsidiaries’ properties, books and records to any third party in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or (v) agree, authorize or commit to do any of the foregoing.
Notwithstanding the foregoing, prior to the time the Requisite Vote (as defined below) is obtained, in response to a bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation covenants contained in the Merger Agreement, LHC may (i) provide information concerning LHC and its subsidiaries in response to the third party making such Acquisition Proposal (provided that UnitedHealth Group also is provided such information and such third party executes a confidentiality agreement with terms not less restrictive in any material respect than the confidentiality agreement binding UnitedHealth Group (a “Permitted Confidentiality Agreement”)) and (ii) engage or otherwise participate in any discussions or negotiations with such third party if, and only if, prior to taking any action described in clause (i) or this clause (ii), the Board determines in good faith, after consultation with outside legal counsel and financial advisors, as applicable, that based on the information then available, including the terms and conditions of such Acquisition Proposal and those of the Merger Agreement, that

(A) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
Except as expressly permitted by the Merger Agreement, the Board must not effect a Change of Recommendation (as defined below). In addition, except as expressly permitted by the Merger Agreement, the Board must not cause or permit LHC or any of its subsidiaries to enter into an Alternative Acquisition Agreement (as defined below) or agree, authorize or commit to do so.
Notwithstanding the foregoing, prior to the time the Requisite Vote is obtained, the Board may effect a Change of Recommendation or terminate the Merger Agreement if (A) a bona fide written Acquisition Proposal that did not result from or in connection with a breach of the non-solicitation covenants contained in the Merger Agreement is received by LHC or an Intervening Event (as defined below) has occurred, and (B) the Board determines in good faith, after consultation with outside legal counsel and financial advisors, as applicable, based on the information then available, that (x) in the case of an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal and (y) a failure to effect a Change of Recommendation or terminate the Merger Agreement in response to such Acquisition Proposal or Intervening Event, as applicable, is inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that no such actions may be taken unless and until: (I) LHC has given UnitedHealth Group written notice at least five business days in advance (the “Notice Period”), which notice must set forth in writing that the Board intends to consider whether to take such action and a reasonably detailed description of the basis therefor, and must also include, in the case of an Acquisition Proposal, all information required by the Merger Agreement and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (II) during the Notice Period, to the extent requested by UnitedHealth Group, LHC must, and must cause its representatives to, negotiate in good faith with UnitedHealth Group to revise the Merger Agreement so that the condition set forth in clause (B) above would not be satisfied; and (III) at the end of the Notice Period, the Board has taken into account any revisions to the Merger Agreement proposed by UnitedHealth Group in writing and any other information offered by UnitedHealth Group in response to such notice contemplated by clause (I) above prior to the end of the Notice Period, and has thereafter determined in good faith, after consultation with outside legal counsel and financial advisors, as applicable, based on the information then available, that (x) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (y) a failure to effect a Change of Recommendation or terminate the Merger Agreement would continue to be inconsistent with the directors’ fiduciary duties under applicable law (provided that any amendment or modification to the economic terms of any such Acquisition Proposal shall be deemed material and shall be deemed to be a new Acquisition Proposal for purposes of the notice required under the applicable sections of the Merger Agreement, including for purposes of the initial five-day Notice Period, except that subsequent to the initial Notice Period, the Notice Period will be reduced to three business days).
Conditions to the Closing of the Merger (see page 78)
The closing of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of LHC Common Stock entitled to vote on such matter at the Special Meeting (such adoption, the “Requisite Vote”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), without, solely as relates to UnitedHealth Group’s obligation to consummate the Merger, the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition (as defined below), (iii) the absence of other legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the performance of the parties’ respective covenants contained in the Merger Agreement in accordance with the Merger Agreement in all material respects, and (vi) solely as relates to UnitedHealth Group’s obligation to consummate the Merger, the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to LHC.
Termination of the Merger Agreement; Termination Fee (see page 79)
The Merger Agreement contains certain customary termination rights for LHC and UnitedHealth Group, including (i) by mutual consent of the parties; (ii) by either party if (A) the Merger is not consummated on or before December 28, 2022 (subject to up to two three-month extensions to a date not beyond June 28, 2023, under certain circumstances), (B) the Requisite Vote is not obtained at the Special Meeting or any adjournment or postponement thereof or (C) any law or order prohibiting the Merger has become final and non-appealable; (iii) by LHC (A) in the event of a material breach by UnitedHealth Group or Merger Sub of any of its representations, warranties or covenants in the Merger Agreement, or if any representation or warranty of UnitedHealth Group or Merger Sub shall have become materially untrue or incorrect following the date of the Merger Agreement, and in each case, such breach or failure to be true and correct is not curable or cured in accordance with the terms of the Merger Agreement, or (B) prior to the time the Requisite Vote is obtained, in order to enter into an alternative acquisition agreement with respect to a Superior Proposal; and (iv) by UnitedHealth Group (A) in the event of a material breach by LHC of any of its representations, warranties or covenants in the Merger Agreement or if any representation or warranty of LHC shall have become materially untrue or incorrect following the date of the Merger Agreement, and in each case, such breach or failure to be true and correct is not curable or cured in accordance with the terms of the Merger Agreement or (B) prior to the time the Requisite Vote is obtained, if the Board has effected a Change of Recommendation or LHC or its subsidiaries have materially breached their non-solicitation covenants contained in the Merger Agreement. Upon termination of the Merger Agreement under certain specified circumstances, LHC will be required to pay to UnitedHealth Group a termination fee of $180,000,000.
Delisting and Deregistration of LHC Common Stock (see page 56)
Prior to the closing of the Merger, LHC will cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the Surviving Corporation of the shares of LHC Common Stock from NASDAQ and the deregistration of the shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the shares, no more than ten days thereafter.
Market Prices of LHC Common Stock (see page 86)
On March 25, 2022, the last trading day prior to the date of the Merger Agreement, the closing price per share of LHC Common Stock on NASDAQ was $153.21. The closing price of LHC Common Stock on NASDAQ on May 16, 2022, the most recent practicable date prior to the filing of this proxy statement, was $164.48 per share. You are encouraged to obtain current market prices of LHC Common Stock in connection with voting your shares of LHC Common Stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following are brief answers to certain questions that you may have regarding the Merger, the Special Meeting and the proposals being considered at the Special Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.
Q.	Why am I receiving these proxy materials?
A.
On March 28, 2022, LHC entered into a merger agreement providing for the merger of Merger Sub with and into LHC, pursuant to which LHC will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group. A copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. In order to complete the Merger, LHC stockholders must vote to adopt the Merger Agreement. The approval of the Merger Proposal by our stockholders is a condition to the consummation of the Merger. See the section entitled “The Merger Agreement—Closing Conditions” beginning on page 78. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of LHC stockholders in favor of the Merger Proposal.

You are also being asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by LHC to its named executive officers that is based on or otherwise relates to the Merger and on a proposal to adjourn the Special Meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.
This proxy statement, which you should read carefully and in its entirety, contains important information about the Merger, the Merger Agreement, the Special Meeting of our stockholders and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares of LHC Common Stock without attending the Special Meeting and to ensure that your shares are represented and voted at the Special Meeting.
Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.
Q.	What is the proposed transaction?
A.
If the Merger Proposal is approved by LHC stockholders and the other conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or, to the extent permitted, waived, Merger Sub will merge with and into LHC. LHC will be the Surviving Corporation in the Merger and will become privately held as a wholly-owned subsidiary of UnitedHealth Group.

Q.	What will I receive in the Merger if it is completed?
A.
Under the terms of the Merger Agreement, if the Merger is completed, you will be entitled to receive $170.00 in cash, without interest and subject to any applicable withholding taxes, for each share of LHC Common Stock you own (other than Excluded Shares, Dissenting Shares and unvested LHC RSAs), which represents a premium of approximately 10.96% over LHC’s closing stock price on March 25, 2022. For example, if you own 100 shares of LHC Common Stock, you will be entitled to receive $17,000 in cash in exchange for your shares, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares in the Surviving Corporation or in UnitedHealth Group.

Q.	When and where will the Special Meeting be held?
A.
The Special Meeting will be held at 9:00 a.m. (Central time) on June 21, 2022, at LHC’s principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, subject to any adjournments or postponements thereof. As part of LHC’s precautions regarding COVID-19, LHC is planning for the possibility that the Special Meeting may be held by means of remote communication only (i.e., a virtual meeting). If LHC takes this step and holds only a virtual meeting, or if the time, date, or place of the Special Meeting will be changing, LHC will announce the decision to do so in advance of the Special Meeting, and details on how to participate will be available on LHC’s website at http://investor.lhcgroup.com.

If you wish to attend the Special Meeting, you must bring photo identification. If your shares are held by a broker, bank or other nominee and you wish to vote in person during the Special Meeting, you must bring to the Special Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person during the Special Meeting. Please also bring to the Special Meeting your account statement evidencing your beneficial ownership of LHC Common Stock as of the record date.
Q.	What is a proxy?
A.
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of LHC Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of LHC Common Stock is called a “proxy card.”

Q.	What different methods can I use to vote?
A.	You can vote by any of the following methods:
•
In Person— You may vote your shares of LHC Common Stock in person at the Special Meeting. If you desire to vote your shares of LHC Common Stock in person at the Special Meeting, please request, complete, and deliver to the proxies a ballot prior to the time that ballots are collected at the Special Meeting.

•
By Internet—You may submit your proxy by going to the website shown on your proxy card and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by Internet.

•
By Telephone—You may submit your proxy by dialing the toll-free number shown on your proxy card and by following the recorded instructions. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by telephone.

•
By Mail—You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•
If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”), you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all stockholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on June 20, 2022, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares of record must be received no later than June 20, 2022.
Q.	What can I do if I change my mind after I vote my shares?
A.	You can change your vote by revoking your proxy at any time before your proxy is voted, in one of three ways:
•	submitting a later dated proxy (including a proxy submitted through the internet at www.proxyvote.com, by telephone or by proxy card);
•	notifying LHC’s Corporate Secretary at LHC Group, Inc., attn: Corporate Secretary, 901 Hugh Wallis Road South, Lafayette, LA 70508 that you are revoking your proxy; or
•	voting in person at the Special Meeting.

If you are a beneficial owner of LHC Common Stock held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.
Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.
If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a “stockholder of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

Q.	What if I am a beneficial owner and do not give voting instructions to my broker? What is a broker non-vote?
A.
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. As described further in the section entitled “Special Meeting – Abstentions and Broker Non-Votes”, broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. If a beneficial owner of shares of LHC Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present virtually or by proxy at the Special Meeting. Broker non-votes will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Merger Proposal is based on the total number of shares of LHC Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present virtually or by proxy at the Special Meeting. As a result, a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal. For further information, please see the section entitled “The Special Meeting – Required Vote.”

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A.
No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or submit a proxy by telephone or through the Internet) for each of those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Who is soliciting my proxy? Who will pay for the cost of this proxy solicitation?
A.
The Board is soliciting your proxy, and LHC will bear the cost of soliciting proxies. LHC has engaged Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Okapi will be paid approximately $40,000. LHC will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of LHC Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Okapi or, without additional compensation, by certain of LHC’s directors, officers and employees.

Q.	What matters will be voted on at the Special Meeting?
A.	At the Special Meeting, you will be asked to consider and vote on the following proposals:
•	the Merger Proposal;
•	the Named Executive Officer Merger-Related Compensation Proposal; and

•	the Adjournment Proposal.
Stockholders may also be asked to transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting, by or at the direction of the Board with the consent of UnitedHealth Group.
Q.	What is the position of the Board regarding the Merger?
A.
After considering various factors more fully described in this proxy statement, the Board has unanimously (i) determined that it is advisable, fair to and in the best interests of LHC and our stockholders for LHC to enter into the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, (ii) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) resolved that the Merger Agreement be submitted to the LHC stockholders for adoption thereby in accordance with applicable law, the Merger Agreement and the bylaws of LHC at a special meeting of stockholders.

Q.	How does the Board recommend that I vote on the proposals?
A.	LHC’s Board unanimously recommends that you vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Named Executive Officer Merger-Related Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
Q.	What vote is required to approve the Merger Proposal?
A.
The Merger Proposal will be approved if stockholders holding a majority of the outstanding shares of LHC Common Stock entitled to vote on such matter at the Special Meeting affirmatively vote “FOR” the proposal.

Q.	What vote is required to approve the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding, advisory basis) and the Adjournment Proposal?
A.
Each of the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal will be approved if the holders of a majority in voting power of the shares of LHC Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter affirmatively vote “FOR” each such proposal.

Q.	Do you expect the Merger to be taxable to LHC stockholders?
A.
The exchange of LHC Common Stock for cash in the Merger generally will be a taxable transaction for holders of LHC Common Stock for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the Merger have on LHC?
A.
If the Merger is completed, LHC Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and LHC will no longer be required to file periodic reports with the SEC with respect to LHC Common Stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the Merger, LHC Common Stock will no longer be publicly traded and you will no longer have any interest in LHC’s future earnings or growth. In addition, each share of LHC Common Stock you hold (other than Excluded Shares, Dissenting Shares and unvested LHC RSAs) will represent only the right to receive $170.00 in cash, without interest and subject to any applicable withholding taxes. LHC will also become a wholly-owned subsidiary of UnitedHealth Group at the Effective Time.

Q.	When is the Merger expected to be completed?
A.
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, the parties to the Merger Agreement expect to complete the Merger in the second half of 2022. However, LHC cannot assure that the Merger will be completed by any particular date, if at all. Because the Merger is subject to a number of conditions, including the receipt of stockholder approval of the Merger Proposal and the receipt of certain other regulatory approvals and clearances, the exact timing of consummation of the Merger cannot be determined at this time and we cannot guarantee that the Merger will be completed.

Q.	What happens if the Merger is not completed?
A.
If the Merger Proposal is not approved by LHC stockholders, or if the Merger is not completed for any other reason, LHC stockholders will not receive any payment for their shares of LHC Common Stock in connection with the Merger. Instead, LHC will remain an independent public company and shares of LHC Common Stock will continue to be listed and traded on NASDAQ. LHC may be required to pay UnitedHealth Group a termination fee of $180,000,000 if the Merger Agreement is terminated under certain specified circumstances pursuant to the terms of the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 81 for a discussion of the circumstances under which LHC will be required to pay a termination fee.

Q.	How will our directors and executive officers vote on the Merger Proposal?
A.	Our current understanding is that the directors and executive officers of LHC intend, as of the date of this proxy statement, to vote in favor of the Merger Proposal.
As of the record date for the Special Meeting, the directors and executive officers of LHC owned, in the aggregate, 1,445,750 shares of LHC Common Stock (including restricted shares granted under LHC equity-based plans, which shares are eligible to be voted at the Special Meeting, but excluding shares underlying stock options granted under LHC equity-based plans, which shares are not eligible to be voted at the Special Meeting) representing less than 5.0% of the shares of LHC Common Stock issued and outstanding on that date.
Q.	Do any of LHC’s directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?
A.
Yes. In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in unanimously recommending that the Merger Agreement be adopted by the LHC stockholders. See the section entitled “The Merger Proposal (Proposal 1)—Interests of LHC’s Executive Officers and Directors in the Merger.”

Q.	Why am I being asked to consider and vote on the Named Executive Officer Merger-Related Compensation Proposal?
A.
The SEC rules require LHC to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to LHC’s named executive officers in connection with the Merger. Approval of the Named Executive Officer Merger-Related Compensation Proposal is not required to complete the Merger.

Q.	How many shares of LHC Common Stock must be present to constitute a quorum for the meeting? What if there is no quorum?
A.
Under our bylaws, the presence at the Special Meeting, in person or by proxy, of the holders of a majority in voting power of the shares of LHC Common Stock issued and outstanding at the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject LHC to additional expense. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. As of the close of business on the record date, there were 31,027,698 shares of LHC Common Stock outstanding representing 31,027,698 votes. Accordingly, a sufficient number of shares of LHC Common Stock representing at least 15,513,850 votes must be present or represented by proxy at the Special Meeting to constitute a quorum.
Q.	What if I abstain from voting on any proposal?
A.
If you attend the Special Meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card, by telephone or through the Internet, even if you abstain from voting, your shares of LHC Common Stock will still be counted for purposes of determining whether a quorum is present at the Special Meeting, but will not be voted on the proposals. As a result, if you mark “ABSTAIN” on your proxy card or otherwise indicate that you are abstaining from voting when you submit your proxy by telephone or through the Internet, your abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the Internet or electronically during the Special Meeting?
A.
If you are a stockholder of record of LHC and you do not electronically vote at the Special Meeting, sign and return your proxy card by mail, or submit your proxy by telephone or over the Internet, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to submit a proxy or otherwise vote your shares at the Special Meeting will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Merger Proposal is based on the total number of shares of LHC Common Stock outstanding as of the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to submit a proxy or otherwise vote your shares electronically at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.

You will have the right to receive the Merger consideration if the Merger Proposal is approved and the Merger is completed even if your shares are not voted at the Special Meeting. However, if your shares are not voted at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.
Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger consideration for my shares of LHC Common Stock?
A.
Yes. If you are a record holder of LHC Common Stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger if you comply with the requirements of Section 262 of the DGCL. See the section entitled “The Merger Proposal (Proposal 1)—Appraisal Rights” beginning on page 57. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the Merger.
Q.	What happens if I sell my shares of LHC Common Stock before the completion of the Merger?
A.
If you transfer your shares of LHC Common Stock before the Merger is completed, you will lose your right to receive the Merger consideration or to exercise appraisal rights. In order to receive the Merger consideration, you must hold your shares of LHC Common Stock through the completion of the Merger.

Q.	Should I send in my evidence of ownership now?
A.
No. After the Merger is completed, if you are a stockholder of record and hold your shares of LHC Common Stock in certificated form or in book-entry form not through the Depository Trust Company (“DTC”), you will receive transmittal materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of LHC Common Stock for the consideration to be paid to former LHC stockholders in connection with the Merger. If you are a stockholder of record and hold your shares of LHC Common Stock in book-entry form through DTC, only if required by the paying agent, will you receive transmittal materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of LHC Common Stock for the consideration to be paid to former LHC stockholders in connection with the Merger. If you are the beneficial owner of shares of LHC Common Stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.
Q.	What does it mean if I get more than one proxy card or voting instruction card?
A.
If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the Internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?
A.
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While LHC does not household, a number of brokerage firms with account holders who are LHC stockholders household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and LHC will promptly deliver, a separate copy of the proxy statement by calling (800) 489-1307 or by sending a written request addressed to LHC’s Corporate Secretary at LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.

Q.	What will the holders of outstanding LHC equity awards receive in the Merger?
A.	At the Effective Time, LHC equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
•
each LHC Option that is vested immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the total number of shares of LHC Common Stock subject to such LHC Option multiplied by the excess, if any, of the Per Share Merger Consideration over the exercise price per share of LHC Common Stock of such LHC Option, provided, however, that any such vested LHC Option for which the exercise price per share is equal to or greater than the Merger Consideration will be canceled at the closing of the Merger without payment of consideration;

•
each LHC Option that is unvested immediately prior to the Effective Time will be converted into an option to purchase a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the exercise price per share of LHC Common Stock applicable to such LHC Option adjusted by the Equity Award Exchange Ratio; and

•	each outstanding LHC RSA that is unvested will be converted into a number of UnitedHealth Group RSAs based on the Equity Award Exchange Ratio.
LHC equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting and exercise) as applied to such award immediately prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not detrimental to the holder of the award.
Q.	When will LHC announce the voting results of the Special Meeting, and where can I find the voting results?
A.
LHC intends to announce the preliminary voting results at the Special Meeting, and will report the final voting results of the Special Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that LHC files with the SEC are publicly available when filed.

Q:	Where can I find more information about LHC?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” beginning on page 94 of this proxy statement.
Q:	Who can help answer my other questions?
A:
If you have questions about the Merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Okapi, which is acting as the proxy solicitor for LHC in connection with the Merger, or the LHC Group Investor Relations Department.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
+ 1 (212) 297-0720 (Main)
+ 1 (877) 274-8654 (Toll Free)
info@okapipartners.com

or

LHC Group Investor Relations Department
Attention: Eric Elliott, Senior Vice President of Finance
901 Hugh Wallis Road South
Lafayette, Louisiana 70508
Telephone: (337) 233-1307
Email: Eric.Elliott@LHCgroup.com
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of LHC. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. LHC cautions readers of this communication that such “forward-looking statements,” including without limitation, those relating to the Merger being completed within the anticipated timeframe or at all, the satisfaction of the closing conditions to the Merger, including required regulatory and stockholder approvals, the realization of the expected benefits of the Merger, LHC’s future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to LHC, are not guarantees of future performance, are necessarily estimates reflecting the judgment of LHC’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward-looking statements.”
Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•
the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to the completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from LHC’s ongoing business operations due to the Merger and the significant costs that LHC will and has incurred in connection with the Merger;
•	the effect of the announcement of the Merger on LHC’s relationships with its customers, payors and joint venture partners, and on its operating results and business generally;
•	the risk that the Merger will not be consummated in a timely manner;
•	risks associated with litigation related to the Merger;
•	macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets;
•
natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, including the recent war in Ukraine and any escalation thereof, cyber terrorism or cyber attacks, epidemics and pandemics, and other matters beyond LHC’s control;

•	LHC’s expectations regarding financial condition or results of operations for periods after December 31, 2022;
•	LHC’s critical accounting policies;
•	LHC’s business strategies and its ability to grow its business;
•	LHC’s participation in the Medicare and Medicaid programs;
•	the reimbursement levels of Medicare and other third-party payors, including changes in reimbursement resulting from regulatory changes;
•	the prompt receipt of payments from Medicare and other third-party payors;
•	LHC’s future sources of and needs for liquidity and capital resources;
•	the effect of any regulatory changes or anticipated regulatory changes;
•	the effect of any changes in market rates on LHC’s operations and cash flows;
•	LHC’s ability to obtain financing;

•	LHC’s ability to make payments as they become due;
•	the outcomes of various routine and non-routine governmental reviews, audits, and investigations;
•	LHC’s expansion strategy, the successful integration of recent acquisitions and, if necessary, the ability to relocate or restructure its current facilities;
•	the value of LHC’s proprietary technology;
•	the impact of legal proceedings;
•	LHC’s insurance coverage;
•	LHC’s competitors and its competitive advantages;
•	LHC’s ability to attract and retain valuable employees;
•	the price of LHC’s common stock;
•	LHC’s compliance with environmental, health and safety laws and regulations;
•	LHC’s compliance with health care laws and regulations;
•	changes in federal, state, local and international laws and regulations related to taxes;
•	LHC’s compliance with Securities and Exchange Commission laws and regulations and Sarbanes-Oxley requirements;
•	the impact of federal and state government regulation on LHC’s business; and
•	the impact of changes in or future interpretations of fraud, anti-kickback or other laws.
Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption, and (2) the information contained under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and information in our consolidated financial statements and notes thereto included in LHC’s most recent Annual Report on Form 10-K filed with the SEC on February 24, 2022. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
LHC’s forward-looking statements speak only as of the date of this communication or as of the date they are made. LHC disclaims any intent or obligation to update any “forward-looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

THE PARTIES TO THE MERGER
LHC Group, Inc.
901 Hugh Wallis Road South
Lafayette, LA 70508
(337) 233-1307
LHC Group, Inc. is a leading provider of post-acute health care services to patients through its home nursing agencies, hospice agencies, community-based services agencies and long-term acute care hospitals. As of December 31, 2021, through its wholly- and majority-owned subsidiaries, equity joint ventures and controlled affiliates, LHC operated in 970 service providers in 37 states within the continental United States and the District of Columbia. LHC operates in five segments: (1) home health services, (2) hospice services, (3) home and community-based services, (4) facility-based services, primarily offered through our long-term acute care hospitals, and (5) healthcare innovations.
LHC Common Stock is traded on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “LHCG”. LHC’s headquarters are located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508 and our telephone number is (337) 233-1307. Our corporate web address is www.lhcgroup.com. The information provided on the LHC website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to LHC’s website provided in this proxy statement.
Additional information about LHC is contained in our public filings with the U.S. Securities and Exchange Commission (the “SEC”), which filings are incorporated by reference herein. See the section entitled “Where You Can Find More Information.”
UnitedHealth Group
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, MN 55343
(952) 936-1300
UnitedHealth Group is a diversified health care company, offering a diverse range of products and services through its two distinct business platforms: UnitedHealthcare, which provides health benefits, and Optum. Optum is a leading information and technology-enabled health services business dedicated to helping make the health system work better for everyone. With more than 190,000 people worldwide, Optum delivers intelligent, integrated solutions that help to modernize the health system and improve overall population health.
The principal executive offices of UnitedHealth Group are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300. Shares of common stock of UnitedHealth Group are listed on the New York Stock Exchange under the symbol “UNH.”
Merger Sub
Lightning Merger Sub Inc.
c/o UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, MN 55343
(952) 936-1300
Merger Sub is a Delaware corporation that was formed solely for the purposes of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a direct, wholly-owned subsidiary of UnitedHealth Group and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist and LHC will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.
The principal executive offices of Merger Sub’s ultimate parent, UnitedHealth Group, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

THE SPECIAL MEETING
This proxy statement is being provided to LHC stockholders as part of a solicitation by the Board of proxies for use at the Special Meeting, to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the Special Meeting.
Date, Time and Place
The special meeting of LHC stockholders (the “Special Meeting”) is scheduled to be held 9:00 a.m. (Central time) on June 21, 2022, at LHC’s principal executive offices located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, subject to any adjournments or postponements thereof. As part of LHC’s precautions regarding COVID-19, LHC is planning for the possibility that the Special Meeting may be held by means of remote communication only (i.e., a virtual meeting). If LHC takes this step and holds only a virtual meeting, or if the time, date, or place of the Special Meeting will be changing, LHC will announce the decision to do so in advance of the Special Meeting, and details on how to participate will be available on LHC’s website at http://investor.lhcgroup.com.
Purpose of the Special Meeting
At the Special Meeting, LHC stockholders will be asked to consider and vote on the following proposals:
•
the Merger Proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 61 and 62, respectively, and a copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference;

•
the Named Executive Officer Merger-Related Compensation Proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)—Interests of LHC’s Executive Officers and Directors in the Merger” and “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 27 and 84, respectively; and

•	the Adjournment Proposal, which is further described in the section entitled “Adjournment Proposal (Proposal 3)” beginning on page 85.
Stockholders may also be asked to transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Board with the consent of UnitedHealth Group.
The holders of a majority of the outstanding shares of LHC Common Stock entitled to vote on the Merger Proposal must vote to adopt the Merger Agreement as a condition to the completion of the Merger. If the LHC stockholders fail to approve the Merger Proposal, the Merger will not occur. The vote on the Named Executive Officer Merger-Related Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a stockholder may vote to approve the Merger Proposal and vote not to approve the Named Executive Officer Merger-Related Compensation Proposal, and vice versa. Because the vote on the Named Executive Officer Merger-Related Compensation Proposal is only advisory in nature, it will not be binding on LHC, UnitedHealth Group or the Surviving Corporation. Accordingly, because LHC is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved, regardless of the outcome of the advisory vote.
Other than the matters described above, LHC does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof, and LHC has agreed in the Merger Agreement that no other matters (other than customary procedural matters) shall be brought before the Special Meeting without the consent of UnitedHealth Group.
Recommendation of the Board
The Board has unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of LHC and its stockholders and has unanimously approved and declared advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Board made its determination after considering a number of factors more fully described in the section entitled “The Merger Proposal (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 34.

The Board unanimously recommends that LHC stockholders vote “FOR” the Merger Proposal, “FOR” the Named Executive Officer Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.
Record Date; Stockholders Entitled to Vote
Only holders of record of LHC Common Stock at the close of business on May 16, 2022, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.
Holders of record of LHC Common Stock are entitled to one vote for each share of LHC Common Stock they own of record at the close of business on the Record Date. At the close of business on the Record Date, 31,027,698 shares of LHC Common Stock were issued and outstanding, held by approximately 494 holders of record.
Quorum
Under our bylaws, the presence at the Special Meeting, in person or by proxy, of the holders of record of a majority of the voting power of the shares of LHC Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject LHC to additional expense.
If you attend the Special Meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card or by telephone or through the Internet, even if you abstain from voting, your shares of LHC Common Stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not present at the Special Meeting or additional votes must be solicited to adopt the Merger Agreement, the meeting may be adjourned or postponed to solicit additional proxies.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of LHC Common Stock entitled to vote on such matter at the Special Meeting.
Approval of the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority of the voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.
Abstentions and Broker Non-Votes
An abstention occurs when a stockholder attends a meeting, in the case of the Special Meeting either virtually or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal.
Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of LHC Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the Special Meeting. Under NASDAQ rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. As described in the section entitled “Required Vote”, the vote to approve the Merger Proposal is based on the total number of shares of LHC Common Stock outstanding at the close of business on the record date. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the approval of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal which, assuming a quorum exists, each require only the affirmative vote of the holders of a majority of the voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.
Failure to Vote Record Shares
If you are a stockholder of record and you do not sign and return your proxy card by mail or vote over the Internet, by telephone or in person during the Special Meeting, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.
A failure to vote by a stockholder of record will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists, which each require only the affirmative vote of the holders of a majority of the voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting. However, the vote to approve the Merger Proposal is based on the total number of shares of LHC Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Proposal.
Voting by LHC’s Directors and Executive Officers
At the close of business on the record date, directors and executive officers of LHC were entitled to vote 1,445,750 shares of LHC Common Stock (including restricted shares granted under LHC equity-based plans, which shares are eligible to be voted at the Special Meeting, but excluding shares underlying stock options granted under LHC equity-based plans, which shares are not eligible to be voted at the Special Meeting), representing less than 5.0% of the shares of LHC Common Stock issued and outstanding on that date. Our current understanding is that the directors and executive officers of LHC intend, as of the date of this proxy statement, to vote in favor of the Merger Proposal, although none of LHC’s directors and executive officers is obligated to do so.
Voting at the Special Meeting
If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of LHC Common Stock in the following four ways: (i) in person at the meeting; (ii) by mail, by properly executing and returning the proxy card; (iii) electronically, according to the instructions set forth on the proxy card; or (iv) by telephone, according to the instructions set forth on the proxy card. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 20, 2022. Proxy cards mailed with respect to shares held by stockholders of record or held in “street name” must be received no later than June 20, 2022 in order to be counted in the vote.
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At the Special Meeting—You may vote your shares of LHC Common Stock in person at the Special Meeting. If you desire to vote your shares of LHC Common Stock in person at the Special Meeting, please request, complete, and deliver to the proxies a ballot prior to the time that ballots are collected at the Special Meeting.

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By Internet—You may submit your proxy by going to the website shown on your proxy card and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by Internet.

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By Telephone—You may submit your proxy by dialing the toll-free number shown on your proxy card and by following the recorded instructions. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by telephone.

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By Mail—You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”), you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote at the Special Meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the Special Meeting. In order for your shares to be voted on all matters presented at the Special Meeting, we urge all stockholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.
Stockholders who are entitled to vote at the Special Meeting may attend the Special Meeting. If you wish to attend the Special Meeting, you must bring photo identification. Please also bring to the Special Meeting your account statement evidencing your beneficial ownership of LHC Common Stock as of the record date.
Revocation of Proxies
You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the stockholder of record, you may change or revoke your proxy by:
•	submitting a later dated proxy (including a proxy submitted through the internet at www.proxyvote.com, by telephone or by proxy card);
•	notifying LHC’s Corporate Secretary at LHC Group, Inc., attn: Corporate Secretary, 901 Hugh Wallis Road South, Lafayette, LA 70508 that you are revoking your proxy; or
•	voting in person at the Special Meeting.
If you are a beneficial owner of LHC Common Stock held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.
Solicitation of Proxies
The Board is soliciting your proxy, and LHC will bear the cost of soliciting proxies. LHC has engaged Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Okapi will be paid approximately $40,000. LHC will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of LHC Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Okapi or, without additional compensation, by certain of LHC’s directors, officers and employees.
Adjournment
In addition to the Merger Proposal and the Named Executive Officer Merger-Related Compensation Proposal, LHC stockholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.
The Board unanimously recommends a vote “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

Other Information
You should not send documents representing LHC Common Stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you transmittal materials and instructions for exchanging your shares of LHC Common Stock for the consideration to be paid to former LHC stockholders in connection with the Merger.
Questions
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Okapi Partners LLC, our proxy solicitor, by calling (212) 297-0720, or toll-free at (877) 274-8654, or via email at info@okapipartners.com.

THE MERGER PROPOSAL
(PROPOSAL 1)
The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and hereby is incorporated by reference into this proxy statement.
Structure of the Merger
Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into LHC, the separate corporate existence of Merger Sub will cease and LHC will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.
What Stockholders Will Receive in the Merger
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of LHC Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) LHC RSAs that are unvested, (ii) Excluded Shares and (iii) Dissenting Shares) will be automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to $170.00 (the “Per Share Merger Consideration”).
Treatment of LHC Equity Awards
At the Effective Time, LHC equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
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each LHC Option that is vested immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount in cash equal to the total number of shares of LHC Common Stock subject to such LHC Option multiplied by the excess, if any, of the Per Share Merger Consideration over the exercise price per share of LHC Common Stock of such LHC Option, less any withholding taxes, provided, however, that any such vested LHC Option for which the exercise price per share is equal to or greater than the Merger Consideration will be canceled at the closing of the Merger without payment of consideration;

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each LHC Option that is unvested immediately prior to the Effective Time will be converted into an option to purchase a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the exercise price per share of LHC Common Stock applicable to such LHC Option adjusted by the Equity Award Exchange Ratio; and

•	each outstanding LHC RSA that is unvested will be converted into a number of UnitedHealth Group RSAs based on the Equity Award Exchange Ratio.
LHC equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting and exercise) as applied to such award immediately prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not detrimental to the holder of the award.
Effects on LHC if the Merger Is Not Completed
If the Merger Proposal is not approved by LHC stockholders or if the Merger is not completed for any other reason, LHC stockholders will not receive any payment for their shares in connection with the Merger. Instead, LHC will remain an independent public company and shares of LHC Common Stock will continue to be listed and traded on NASDAQ. In addition, if the Merger is not completed, LHC expects that management will operate LHC’s business in a manner similar to that in which it is being operated today and that LHC stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which LHC operates and adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of LHC’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of LHC’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of LHC Common Stock. If the Merger is not completed, the Board will continue to evaluate and review LHC’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Proposal is not approved by LHC stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to LHC will be offered or that LHC’s business, prospects or results of operation will not be adversely impacted.
Further, upon termination of the Merger Agreement, under certain specified circumstances, LHC may be required to pay a termination fee of $180,000,000 to UnitedHealth Group pursuant to the terms and conditions of the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 81 for a discussion of the circumstances under which LHC will be required to pay a termination fee.
Background of the Merger
The Board and LHC management regularly review and assess LHC’s business, strategies and objectives and regularly evaluate strategic opportunities and alternatives, including acquisitions, dispositions, other business combinations, strategic partnerships and other strategic transactions. This regular review and assessment has been an important aspect of LHC’s history and has continued since LHC’s merger of equals with Almost Family, Inc. (“Almost Family”), which was completed in 2018. At its regularly scheduled third quarter 2021 Board and committee meetings, the Board, together with LHC’s management, considered various potential opportunities to enhance stockholder value as well as risks facing LHC as a standalone company.
For a number of years, LHC management periodically has interacted in the ordinary course of business with representatives of a subsidiary of UnitedHealth Group in its role as a third-party payor of LHC services. These discussions did not relate to a potential acquisition or other strategic transaction.
Beginning in mid-November 2021, after further conversations among Keith G. Myers, Chairman and Chief Executive Officer of LHC, and individual members of the Board, LHC began having conversations with several potential strategic partners and buyers, including UnitedHealth Group. At or around this same time, members of LHC’s management contacted SVB Securities and Jefferies, with which LHC has had historical investment banking relationships, regarding the possibility of LHC engaging each of SVB Securities and Jefferies to assist LHC, among other things, in its evaluation of any potential proposal from third party buyers. As a result of these discussions, LHC requested that SVB Securities and Jefferies, in an informal capacity, begin contacting potential strategic partners about the possibility of a potential transaction with LHC, and subsequently formally engaged Jefferies and SVB Securities as LHC’s financial advisors in connection with a potential transaction. LHC discussed with SVB Securities and Jefferies challenges for certain potential purchasers in effecting a transaction with LHC given LHC’s trading multiples, the overall size of the potential transaction, the regulatory environment in which LHC operates and market volatility, and determined that it was unlikely that a private equity buyer would be willing and able to acquire LHC at an attractive price. Members of the LHC management team also conferred with Alston & Bird LLP (“A&B”), which has served as LHC’s primary corporate counsel since LHC’s initial public offering in 2005, and engaged A&B as outside counsel to assist LHC in connection with any potential transaction.
In mid-November 2021, representatives of Jefferies contacted a representative of a strategic party (“Party A”) to inquire about Party A’s potential interest in the home health and hospice sector and a transaction or strategic partnership with LHC. The Party A representative indicated that he would further discuss internally with Party A.
In late November 2021, representatives of Jefferies contacted a representative of UnitedHealth Group to discuss UnitedHealth Group’s potential interest in the home health and hospice sector and a transaction or other strategic partnership with LHC.
On December 2, 2021, representatives of SVB Securities held a telephonic conference with representatives of UnitedHealth Group to discuss a potential transaction between UnitedHealth Group and LHC. Also on this date, representatives of SVB Securities contacted another strategic party (“Party B”) to discuss Party B’s potential interest in a strategic transaction between Party B and LHC.
In addition to UnitedHealth Group, Party A and Party B, representatives of SVB Securities, at the direction of LHC, reached out to four additional strategic parties during December 2021 to inquire about those parties’ interest in a potential transaction involving LHC. Throughout December 2021, SVB Securities had multiple conversations with these parties. Each of these four strategic parties ultimately informed representatives of SVB Securities that they were not interested in pursuing a potential transaction with LHC.
On December 6, 2021, representatives of SVB Securities had a telephonic meeting with representatives of UnitedHealth Group regarding UnitedHealth Group’s potential interest in a transaction with LHC. SVB Securities proposed to arrange a meeting among UnitedHealth Group and LHC management to discuss the possibility of exploring the merits of an acquisition transaction, which later was scheduled for December 16, 2021.
On December 10, 2021 SVB Securities sent preliminary background materials about a potential transaction with LHC to UnitedHealth Group.
Also on December 10, 2021, a follow-up call was held between representatives of Jefferies and Party A to continue discussions regarding a potential transaction or strategic partnership between Party A and LHC.
On December 16, 2021, Mr. Myers, Joshua L. Proffitt, President and Chief Operating Officer of LHC, Bruce D. Greenstein, Executive Vice President and Chief Strategy and Innovation Officer of LHC, Raj Shetye, Senior Vice President and Chief Analytics Officer of LHC, and Benjamin Doga, M.D., Chief Medical Officer of LHC, held an in-person meeting in Minneapolis, MN with representatives of UnitedHealth Group to discuss a potential transaction. The discussion was exploratory in nature and did not address valuation or other terms of a potential transaction. Mr. Myers informed the representatives of UnitedHealth Group that he would report the conversation to members of the Board, but did not otherwise discuss potential next steps. Following the meeting, Mr. Myers updated individual members of the Board regarding the substance of the meeting.
On December 22, 2021, representatives of Jefferies had a follow-up call with Richard J. Mattera, Chief Development Officer of UnitedHealth Group, regarding a potential transaction between UnitedHealth Group and LHC.
On December 27, 2021, after conversations between the respective management teams of LHC and UnitedHealth Group in which such teams discussed, among other things, UnitedHealth Group’s potential interest in exploring a potential acquisition of LHC, LHC sent UnitedHealth Group a draft non-disclosure agreement (the “UHG NDA”) to facilitate the exchange of information between the parties. The parties executed the UHG NDA, which did not contain an employee “non-solicit” or a “standstill” provision, dated as of December 30, 2021.
On January 5, 2022, representatives of SVB Securities held a telephonic meeting with representatives of Party B to continue discussions regarding a potential transaction between Party B and LHC, including arranging for a call between management of LHC and Party B.
Also on or about January 5, 2022, at the direction of the Board, representatives of Jefferies followed up with a representative of Party A to further inquire about Party A’s interest in a potential transaction with LHC and in meeting with LHC’s management. The Party A representative subsequently indicated that Party A would be interested in such a meeting.
On January 11, 2022, Messrs. Myers and Proffitt held a telephonic meeting with management of Party B to further discuss a potential transaction with LHC. Such meeting also included a general discussion of LHC’s business. The discussion was exploratory in nature and did not address valuation or other terms of a potential transaction. Following the meeting, Messrs. Myers and Proffitt reported the details of the meeting to individual members of the Board. On January 19, 2022, Party B informed SVB Securities that Party B was not interested in further pursuing a potential transaction with LHC.
On January 12, 2022, SVB Securities provided additional background materials to UnitedHealth Group about a potential transaction with LHC.
On January 13, 2022, Messrs. Myers and Proffitt and the LHC management team and UnitedHealth Group representatives, including Mr. Mattera, held a meeting in Lafayette, LA to further discuss the possibility of exploring the merits of UnitedHealth Group acquiring LHC. The discussions were exploratory in nature and did not address valuation or other terms of a potential transaction. Following the meeting, Mr. Myers reported the details of the meeting to individual members of the Board.

On January 17, 2022, Mr. Dale G. Mackel, Executive Vice President, Chief Financial Officer and Treasurer of LHC, and Mr. Eric Elliot, Senior Vice President of Finance, held a telephonic meeting with members of UnitedHealth Group’s corporate development department to discuss preliminary due diligence questions.
Also on January 17, 2022, a telephonic Board meeting was held. Mr. Myers updated the Board as to management’s recent meetings with UnitedHealth Group and the status of LHC’s outreach to other strategic partners contacted on behalf of LHC by SVB and Jefferies. LHC’s management also discussed with the Board its long-range plan and the various opportunities and risks inherent in LHC’s current long-range plan, together with key assumptions underlying the long-range plan. Also at this meeting, LHC’s management presented to the Board a draft of certain projections as to LHC’s future financial performance (the “Projections”), described more fully below in the section captioned “Certain Financial Projections,” reflecting management’s best estimates and judgments of LHC’s future financial performance as a standalone company. The Projections assumed two different potential strategic plans for LHC during the projected period: an organic scenario assuming no incremental acquisitions throughout the projected period and a M&A scenario assuming that LHC continued to execute incremental acquisitions throughout the projected period. The Board further discussed the Projections with LHC’s management and approved such Projections for use by SVB Securities and Jefferies for purposes of their respective financial analyses and directed that the Projections be shared with UnitedHealth Group and included in materials regarding LHC to be distributed to other interested strategic parties, subject to the execution of confidentiality agreements with LHC.
On January 19, 2022, at the direction of the Board, representatives of Jefferies held a telephonic meeting with representatives of Party A to discuss Party A’s interest in a potential transaction with LHC and topics for a planned meeting on January 21, 2022 between representatives of LHC and Party A.
On January 20, 2022, SVB Securities provided responses to UnitedHealth Group to certain follow-up questions asked during the January 13, 2022 meeting between representatives of LHC and UnitedHealth Group.
On January 21, 2022, Messrs. Myers, Proffitt and Mackel held a video conference with representatives of Party A to further discuss a potential transaction with LHC. Such meeting also included a general discussion of LHC’s business and LHC’s views of its capabilities and strategic focus. The discussion was exploratory in nature and did not address valuation or other terms of a potential transaction. Following the meeting, Messrs. Myers and Proffitt reported the details of the meeting to individual members of the Board.
On January 26, 2022, at the direction of the Board, representatives of Jefferies held a follow-up call with representatives of Party A to continue discussions regarding a potential transaction between Party A and LHC.
On January 29, 2022, representatives of SVB Securities and Mr. Mattera held a telephonic meeting. At this meeting, Mr. Mattera indicated that the board of directors of UnitedHealth Group (the “UnitedHealth Group Board”) had considered and discussed a potential acquisition of LHC in depth and was fully supportive of, and committed to, pursuing such a transaction. In addition, in connection with such meeting, Mr. Mattera provided the representatives of SVB Securities with an oral, non-binding proposal for the acquisition by UnitedHealth Group of all outstanding shares of LHC Common Stock for $160.00 per share in cash. Mr. Mattera confirmed that this proposal had the full support of the UnitedHealth Group Board. Following the call, the representatives of SVB Securities reported the details of the call to Messrs. Myers and Proffitt. The closing price per share of LHC Common Stock on January 28, 2022, the last full trading day before LHC’s receipt of such oral proposal, was $117.58.
On January 31, 2022, Messrs. Myers and Proffitt held a video conference with Brent Turner and Ronald Nixon, each a member of the Board, and representatives from SVB Securities and Jefferies. At this meeting, SVB Securities and Jefferies provided updates on the potential transaction between LHC and UnitedHealth Group and the discussions with Party A.
On February 3, 2022, following outreach from Mr. Mattera, representatives of SVB Securities held a telephonic meeting with Mr. Mattera at which representatives of SVB Securities informed Mr. Mattera of LHC’s reaction to UnitedHealth Group’s January 29 oral proposal. During the course of this meeting, Mr. Mattera reaffirmed UnitedHealth Group’s interest in exploring the proposed transaction and his and the UnitedHealth Group Board’s continued belief that such a transaction would have a positive impact both for UnitedHealth Group and on improving the delivery of healthcare. Mr. Mattera thereafter delivered a revised oral, non-binding proposal from UnitedHealth Group, which increased the proposed per share consideration from $160.00 per share in cash to $165.00 per share in cash. Mr. Mattera confirmed that this proposal had the full support of the UnitedHealth Group Board, and he also expressed UnitedHealth Group’s desire to immediately begin due diligence with a goal toward a definitive transaction agreement with LHC by the end of March 2022. The representatives of SVB Securities informed Mr. Mattera that they would present UnitedHealth Group’s revised proposal to the Board for discussion, along with the timeline proposed by Mr. Mattera. Following the call, the representatives of SVB Securities reported the details of the call to Messrs. Myers and Proffitt. The closing price per share of LHC Common Stock on February 2, 2022, the last full trading day before LHC’s receipt of UnitedHealth Group’s proposal, was $123.13.
On February 4, 2022, the Board held a meeting that was attended by LHC’s management and financial advisors. At the meeting, among other things, the Board discussed the revised proposal from UnitedHealth Group, efforts to further improve UnitedHealth Group’s proposal and other matters expected to be discussed more fully at an upcoming Board meeting scheduled for February 7, 2022. LHC’s financial advisors discussed with the Board, among other things, implied transaction metrics based on various illustrative purchase prices, an overview of LHC’s historical stock trading prices and volumes and EBITDA trading multiples, Wall Street analysts’ stock price targets for LHC, and implied transaction multiples and premiums paid in selected precedent transactions. At this meeting, the Board determined that LHC’s financial advisors should request that UnitedHealth Group further increase its proposed purchase price per share. Following this meeting, representatives of SVB Securities reached out to representatives of UnitedHealth Group to request that UnitedHealth Group increase its proposed purchase price per share.
On February 7, 2022, representatives of SVB Securities and Mr. Mattera held a telephonic meeting to, among other things, discuss the proposed purchase price per share in UnitedHealth Group’s most recent proposal received on February 3, 2022. In response to LHC’s request to increase the proposed purchase price, Mr. Mattera reported that UnitedHealth Group was prepared to further increase its proposed purchase price per share to $170.00 in cash, which represented a premium of 38.8% over the $122.47 per share closing price of LHC Common Stock on February 4, 2022. He noted that this was UnitedHealth Group’s best and final proposal. Following the telephonic meeting, the representatives of SVB Securities reported the details of the call to Messrs. Myers and Proffitt.
Later on February 7, 2022, the Board held a telephonic meeting that was attended by members of LHC management and representatives of LHC’s legal and financial advisors. Representatives of SVB Securities reported on the February 7 telephonic meeting with Mr. Mattera , including that UnitedHealth Group had further increased its proposed purchase price per share to $170.00 in cash and that Mr. Mattera stated that the $170.00 proposed price per share was UnitedHealth Group’s best and final offer. Representatives of A&B reviewed with the Board, among other things, the Board’s fiduciary duties and responsibilities in connection with evaluating UnitedHealth Group’s February 7 oral offer and any potential transaction with UnitedHealth Group. The Board discussed, among other things, whether to engage further with UnitedHealth Group, and the advantages and disadvantages of further exploring other third parties’ ability and willingness to make a proposal superior to UnitedHealth Group’s February 7 oral offer. LHC’s management also discussed with the Board the various opportunities and risks inherent in LHC’s current long-range plan, together with key assumptions underlying the long-range plan. At the conclusion of such meeting, the Board authorized LHC management to proceed with further discussions regarding a potential transaction with UnitedHealth Group on the basis of its February 7 oral offer and authorized LHC’s management and advisors to provide due diligence information and begin negotiating potential definitive agreements. The Board also gave its express permission to the LHC executive officers to negotiate employment agreements with UnitedHealth Group if requested by UnitedHealth Group. The Board also determined to follow up with Party A to gauge Party A’s level of interest in receiving information relating to LHC (subject to executing a customary non-disclosure agreement) and further exploring a potential transaction with LHC.
Between February 8, 2022 and March 28, 2022 (the date on which the parties executed the Merger Agreement), LHC management provided representatives of UnitedHealth Group and its outside legal counsel and other advisors with access to an online data room and other due diligence materials. In addition, during the weeks of February 14, 2022 through the week of March 14, 2022, members of LHC management participated in a number of due diligence calls with representatives of UnitedHealth Group and its outside legal counsel and other advisors.
On February 10, 2022, at the direction of the Board, representatives of Jefferies sent LHC’s draft non-disclosure agreement to Party A (the “Party A NDA”) to facilitate the exchange of information between the two companies, and representatives of Jefferies and Party A held a teleconference on February 11, 2022 to discuss Party A’s interest in a potential transaction with LHC. LHC and Party A later executed the Party A NDA on February 20, 2022.
On February 16, 2022, Mr. Mattera sent LHC a written, non-binding indication of interest (the “February 16 IOI”) confirming UnitedHealth Group’s proposal for an acquisition of all outstanding shares of LHC Common Stock for $170.00 per share in cash.

On February 21, 2022, Messrs. Myers and Proffitt held a video conference with Brent Turner and Ronald Nixon, each a member of the Board, to continue to discuss the potential transaction between LHC and UnitedHealth Group and discussions with Party A.
On February 23, 2022, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), outside counsel to UnitedHealth Group for the transaction, sent A&B a draft of the Merger Agreement.
On February 24, 2022, Messrs. Myers, Proffitt and Mackel held an in-person meeting in Lafayette, LA with representatives of Party A to further discuss the possibility of exploring the merits of Party A acquiring LHC and to provide Party A with information that had been provided to UnitedHealth Group at its meeting with LHC on January 13, 2022. Such meeting included a general discussion of LHC’s business, and LHC’s views of its capabilities and strategic focus, and the potential benefits of a potential transaction to both companies. The discussion was exploratory in nature and did not address valuation or other terms of a potential transaction. Following the meeting, Mr. Myers reported the details of the meeting to individual members of the Board and the Projections were provided to Party A.
On March 2, 2022, representatives of LHC held an in-person meeting in Lafayette, LA with representatives of UnitedHealth Group to further discuss, among other things, the possibility of exploring the merits of UnitedHealth Group acquiring LHC and certain business, operational and financial due diligence questions in connection with such a transaction.
Also on March 2, 2022, representatives of UnitedHealth Group contacted Mr. Myers requesting that Messrs. Myers and Proffitt enter into new employment agreements prior to executing the Merger Agreement and that certain other LHC employees enter into new employment agreements prior to the Closing, in each case, to be effective as of the Closing. Between March 8, 2022 and March 28, 2022, representatives of UnitedHealth Group negotiated the terms of such new employment agreements with each of Messrs. Myers and Proffitt.
On March 4, 2022, A&B sent Sullivan & Cromwell a revised draft of the Merger Agreement. Between the week of March 14, 2022 and the signing of the Merger Agreement on March 28, 2022, representatives of A&B and Sullivan & Cromwell continued to negotiate and exchange drafts of the Merger Agreement, including negotiating provisions relating to (i) the termination fee payable by LHC to UnitedHealth Group under certain circumstances, (ii) pre-Closing restrictions on LHC’s operation of its business, (iii) closing conditions, (iv) the treatment of LHC employee equity awards in the Merger and (v) regulatory risk allocation. On March 15, 2022, Sullivan & Cromwell sent A&B a revised draft of the Merger Agreement providing for, among other things, a termination fee equal to approximately 4.63% of the equity value of the transaction.
On March 11, 2022, representatives of A&B and representatives of Baker Botts L.L.P. (“Baker Botts”), outside antitrust counsel to UnitedHealth Group, held a telephonic meeting to discuss antitrust matters pertaining to an acquisition of LHC by UnitedHealth Group. Representatives of A&B and representatives of Baker Botts held further such discussions on March 18, 2022 and March 23, 2022.
On March 16, 2022, Party A informed LHC’s financial advisors that Party A would not be further pursuing a potential transaction with LHC.
On March 18, 2022, the Board held a meeting that was attended by members of LHC management and representatives of LHC’s legal and financial advisors. Mr. Myers provided the Board with a description of the discussions with UnitedHealth Group and summarized the terms of the February 7 oral offer and the February 16 IOI. Messrs. Myers and Proffitt again recapped various opportunities and risks inherent in LHC’s current long-range plan, together with key assumptions underlying the long-range plan, as discussed with the Board at prior meetings. LHC’s financial advisors then reviewed with the Board, among other things, financial terms of UnitedHealth Group’s February 16 IOI, LHC’s recent stock price performance and certain preliminary financial analyses based on LHC management’s Projections as compared to UnitedHealth Group’s proposed $170 per share purchase price. The Board also discussed with LHC’s management and advisors other strategic alternatives. Representatives of A&B reviewed with the Board, among other things, the Board’s fiduciary duties and responsibilities in connection with evaluating UnitedHealth Group’s February 16 IOI and any potential transaction, the then current negotiations with UnitedHealth Group and the material terms of, and open points in, the proposed Merger Agreement. A representative of A&B also discussed with the Board certain information that SVB Securities and Jefferies each had provided in advance of the meeting regarding its material relationships during the prior two years with LHC and UnitedHealth Group, noting that such information indicated that neither SVB Securities nor Jefferies had any investment banking engagements with

UnitedHealth Group during such two-year period. At the conclusion of this meeting, the Board instructed LHC’s management and its advisors to continue to negotiate the terms of the potential transaction consistent with the terms of the potential transaction presented to the Board at the meeting.
During the period from March 15, 2022 through March 28, 2022, representatives of Sullivan & Cromwell and A&B continued to negotiate the terms of, and exchange drafts of, the Merger Agreement and the disclosure schedules.
Also on March 18, 2022, Mr. Myers contacted John Rex, Executive Vice President and Chief Financial Officer of UnitedHealth Group, to discuss Mr. Myer’s interest in investing potential proceeds from a transaction with UnitedHealth Group in UnitedHealth Group to become a UnitedHealth Group shareholder after Closing as a demonstration of confidence in the benefits of the potential transaction. Between March 18, 2022 and March 26, 2022, the parties further discussed Mr. Myers’s interest in such a transaction, including the potential structure of such a transaction. Ultimately, Mr. Myers and his spouse decided they would invest $10,000,000 in UnitedHealth Group stock following the Closing, but the parties believed it was not necessary to enter into any contractual arrangements for Mr. Myers to do so.
On March 21, 2022, in furtherance of ongoing discussion of the antitrust risk analysis, A&B sent Baker Botts a draft clean team confidentiality agreement (the “CTA”) to facilitate, among other things, the exchange of confidential and potentially competitively sensitive information between outside antitrust counsel. The CTA was executed on March 27, 2022.
On March 25, 2022, representatives of SVB Securities held a telephonic meeting with Mr. Mattera, at LHC’s direction, to request that UnitedHealth Group further increase its per share purchase price given the recent strong performance of LHC Common Stock. Mr. Mattera noted that UnitedHealth Group would further consider such request.
On March 27, 2022, Mr. Mattera held a telephonic meeting with representatives of SVB Securities to inform them that UnitedHealth Group determined not to further increase its per share offer price of $170.00 per share, but reiterated the UnitedHealth Group Board’s commitment to LHC and UnitedHealth Group working towards a potential transaction.
On March 28, 2022, the Board convened for a telephonic meeting. Members of LHC management and representatives of LHC’s legal and financial advisors were present. Representatives of A&B reviewed with the Board, among other things, the Board’s fiduciary duties and responsibilities in connection with evaluating the potential transaction with UnitedHealth Group, the terms of the Merger Agreement and the status of Messrs. Myers and Proffitt’s employment agreements. Representatives of SVB Securities reviewed with the Board SVB Securities’ financial analysis of the proposed transaction. Following its presentation, SVB Securities rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion of dated March 28, 2022, that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion, the Per Share Merger Consideration proposed to be paid to the holders of shares of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Also at this meeting, Jefferies reviewed its financial analysis of the Per Share Merger Consideration with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated March 28, 2022, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, the Per Share Merger Consideration to be received by holders of LHC Common Stock (other than UnitedHealth Group, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. After further discussion, the Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were in the best interests of, LHC and its stockholders, and further resolved to submit the Merger Agreement for adoption by LHC’s stockholders at a meeting of LHC’s stockholders and recommended that LHC’s stockholders adopt the Merger Agreement at such meeting.
In the early morning of March 29, 2022, LHC and UnitedHealth Group executed the Merger Agreement and the relevant parties executed the other documentation related to the proposed transaction, in each case, effective as of March 28, 2022. In addition, concurrently with the execution of the Merger Agreement, two members of LHC’s executive leadership team, Messrs. Myers and Proffitt, entered into new employment agreements with UnitedHealth

Group, which will become effective upon the Closing of the Merger, in each case setting forth the terms of such executives’ post-Closing service with LHC and UnitedHealth Group. The material terms and conditions of these employment agreements are described under “Interests of LHC’s Executive Officers and Directors in the Merger”.
On the morning of March 29, 2022, prior to the start of the trading day, LHC and UnitedHealth Group issued a joint press release announcing the proposed transaction and the intention of Mr. Myers and his spouse to invest $10,000,000 in UnitedHealth Group stock following the Closing.
Recommendation of the Board and Reasons for the Merger
The Board unanimously recommends that you vote “FOR” the Merger Proposal.
At a meeting of the Board held on March 28, 2022, the Board unanimously (i) approved and declared advisable the Merger Agreement and the other transaction agreements and the consummation of the Merger and the other transactions contemplated thereby, (ii) determined that the terms of the Merger Agreement and the other transaction agreements are advisable and fair to, and in the best interests of, LHC and its stockholders, (iii) resolved that the adoption of the Merger Agreement be submitted to the LHC stockholders at the Special Meeting and (iv) recommended that the LHC stockholders vote to adopt the Merger Agreement.
When you consider the Board’s recommendation, you should be aware that LHC’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of LHC stockholders generally. These interests are described in the section entitled “The Merger Proposal (Proposal 1)—Interests of LHC’s Executive Officers and Directors in the Merger.”
Factors the Board Considered Supporting Approval of the Merger.
In evaluating the Merger, the Board consulted with LHC’s senior management and legal and financial advisors and reviewed a significant amount of information. In its decision to recommend that you vote “FOR” the proposal to adopt the Merger Agreement, the Board considered various factors that it believed supported its decision, including, among others, the following (not necessarily in order of relative importance):
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Per Share Merger Consideration. The Board considered the $170.00 Per Share Merger Consideration in relation to (i) the Board’s estimate of the current and future value of LHC as an independent entity and (ii) the market prices of LHC Common Stock as described in the bullet immediately below.

•	Implied Premiums. The Board considered that the $170.00 Per Share Merger Consideration represented a premium of approximately:
•	11.0% over the $153.21 per share closing trading price of LHC Common Stock on March 25, 2022 (the last trading day prior to the date of the Merger Agreement);
•	22.1% over the $139.24 price per share of LHC Common Stock based on the volume weighted average price per share of LHC Common Stock for the thirty (30) trading day period ended March 25, 2022;
•	27.1% over the $133.76 price per share of LHC Common Stock based on the volume weighted average price per share of LHC Common Stock for the sixty (60) trading day period ended March 25, 2022; and
•	29.3% over the $131.48 price per share of LHC Common Stock based on the volume weighted average price per share of LHC Common Stock for the ninety (90) trading day period ended March 25, 2022.
•	Implied EBITDA multiples. The Board considered the fact that the enterprise value of LHC implied by the Per Share Merger Consideration represented a multiple of approximately:
•	22.6x LHC’s actual Adjusted EBITDA-NCI for 2021 of $266 million;
•	21.4x LHC’s estimated Adjusted EBITDA-NCI for 2022 of $281 million as derived from Wall Street consensus estimates; and
•	20.6x LHC’s estimated Adjusted EBITDA-NCI-M&A for 2022 of $291 million based on the Projections.
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Cash consideration. The Board considered the fact that the Per Share Merger Consideration would be paid solely in cash, which enables LHC’s stockholders to realize value that has been created at LHC while eliminating long-term business and execution risk.

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Strategic alternatives. The Board considered the potential values, benefits, risks and uncertainties facing LHC’s stockholders associated with possible strategic alternatives to the proposed Merger, and the timing and likelihood of accomplishing such alternatives. In particular, the Board considered the potential stockholder value based on LHC’s long-range plan that could be expected to be generated from remaining an independent public company, the possibility of being acquired by a buyer other than UnitedHealth Group, and the possibility of fundamental changes to certain business lines of LHC, as well as the potential benefits, risks and uncertainties associated with such alternatives. Based on the foregoing, the Board considered that none of these options, on a risk-adjusted basis, was reasonably likely to create value for LHC’s stockholders greater than the Per Share Merger Consideration.

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Risks associated with continued independence. While the Board remained supportive of LHC’s long-range plan and optimistic about LHC’s prospects on a standalone basis, it also considered the risks associated with LHC continuing to operate as a standalone company, including the potential execution risks associated with LHC’s long-range plan, the achievability of meeting financial projections, the regulatory and business environment in which the LHC operates, continued pressure on third-party (both government and private) reimbursement rates for its services, the potential risk associated with the possibility that, even if LHC’s long-range plan were successfully executed, the market may not reflect such execution in LHC’s stock price, and the potential risks posed by changes to laws and other requirements affecting LHC’s business and industry. For an additional discussion of risks facing LHC, see “Where You Can Find More Information” beginning on page 94 of this proxy statement.

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Negotiations with UnitedHealth Group. The Board considered LHC’s extensive, arms-length negotiations with UnitedHealth Group, with the assistance of LHC’s advisors, which resulted in UnitedHealth Group increasing its proposed purchase price per share from $160 per share to $165 per share, and then again from $165 per share to $170 per share, and the Board’s belief, based on such negotiations, that the $170 per share purchase price represented the highest price per share that UnitedHealth Group was willing to pay.

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Considerations regarding other potential buyers. The Board’s belief, based on, among other things, (i) the fact that none of the six other potential strategic buyers that had been contacted on behalf of LHC indicated interest in pursuing a transaction with LHC, (ii) the potential difficulty, given LHC’s trading multiples, the overall size of a transaction with LHC, the regulatory environment in which LHC operates and market volatility, for a private equity buyer or other acquiror to obtain the necessary equity and debt financing for a transaction at a per share price in excess of $170.00 per share in cash, and (iii) the Board’s and LHC management’s knowledge of the industry and industry participants, that it was unlikely that private equity buyers or other potential acquirors would be willing and able to acquire LHC at a purchase price in excess of $170.00 per share in cash.

•	Opinions of LHC’s financial advisors. The Board considered:
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the opinion, dated March 28, 2022, of SVB Securities to the Board that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion, the Per Share Merger Consideration proposed to be paid to the holders of shares of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of SVB Securities is attached to this Proxy Statement as Annex B and a discussion of the opinion, including the assumptions made and limitations on the review undertaken by SVB Securities may be found under the heading “—Opinions of LHC’s Financial Advisors – Opinion of SVB Securities LLC;” and

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the opinion, dated March 28, 2022, of Jefferies to the Board as to the fairness, from a financial point of view and as of such date, of the Per Share Merger Consideration to be received by holders of LHC Common Stock (other than UnitedHealth Group, Merger Sub and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described under the heading “— Opinions of LHC’s Financial Advisors — Opinion of Jefferies LLC” and in the full text of Jefferies’ written opinion attached to this Proxy Statement as Annex C.

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No financing condition. The Board considered that the Merger is not subject to a financing condition or a reverse termination fee of the type commonly used in private equity transactions, and that UnitedHealth Group represented to LHC in the Merger Agreement that it will have sufficient financial resources at the Closing to pay the aggregate Per Share Merger Consideration and to consummate the Merger. Related to the foregoing, LHC has a right to specifically enforce UnitedHealth Group’s obligations under the Merger Agreement.

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UnitedHealth Group’s capabilities. The Board considered that UnitedHealth Group is a creditworthy entity with substantial assets, and considered UnitedHealth Group’s reputation in the healthcare industry, its financial capacity to complete an acquisition of this size and complexity and its prior track record of completing large and complex acquisitions, which the Board believed supported the conclusion that a transaction with UnitedHealth Group could be successfully completed.

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Board’s independence and comprehensive review process. The Board considered the fact that the Board consists of a majority of independent directors who carefully reviewed the transaction with the assistance of LHC’s management and legal and financial advisors, and also took into consideration the financial expertise and prior industry experience of a number of directors.

•	Merger Agreement. The Board considered, in consultation with LHC’s legal counsel, the terms of the Merger Agreement, including:
•	the customary nature of the Merger Agreement’s (i) representations, warranties, covenants and agreements, (ii) closing conditions, (iii) termination rights and (iv) other provisions;
•	the definition of “Material Adverse Effect” having a number of customary exceptions;
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LHC having a customary amount of flexibility to conduct its business in the ordinary course during the pre-Closing period, including the ability to take commercially reasonable actions in response to laws, directives and guidance issued in response to COVID-19;

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LHC’s right, subject to certain limitations contained in the Merger Agreement, to respond to unsolicited acquisition proposals from third parties and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement with a third party constituting a superior proposal, provided that LHC concurrently pays UnitedHealth Group the required termination fee;

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the Board’s right, subject to certain limitations contained in the Merger Agreement, to change the Board Recommendation in response to a superior proposal or an intervening event, subject to the requirement that LHC pays UnitedHealth Group the required termination fee if UnitedHealth Group terminates the Merger Agreement as a result of such change of the Board Recommendation; and

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the Board’s belief that LHC’s obligation to pay UnitedHealth Group a termination fee of $180,000,000 in the circumstances described above, and in certain other circumstances described below under “The Merger Agreement—Termination Fee”, is reasonable in the context of comparable transactions, and its further belief that a fee of such size would not be a meaningful deterrent to other potential acquirors making alternative acquisition proposals.

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Antitrust efforts framework. The Board considered, in consultation with LHC’s legal counsel, the framework that the parties negotiated regarding UnitedHealth Group’s obligation, subject to certain limitations contained in the Merger Agreement, to use its reasonable best efforts to obtain antitrust clearance of the Merger, including by proposing divestitures and behavioral remedies to governmental antitrust entities. In this regard, the Board noted that the parties and their respective legal counsel engaged early in the transaction process to assess any potential antitrust issues that an acquisition of LHC by UnitedHealth Group could present.

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Stockholders’ ability to reject the Merger. The Board considered the fact that the Merger is subject to approval by the holders of a majority of the shares of LHC Common Stock, and that stockholders would be able to reject the Merger.

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Appraisal rights. The Board considered the fact that stockholders who do not vote for the adoption of the Merger Agreement and who follow certain prescribed procedures will have the right to dissent from the Merger and demand appraisal of the fair value of their shares under the DGCL.

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Likelihood of consummation. The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the relative likelihood of obtaining required antitrust approvals (in light of UnitedHealth Group’s obligations to seek to obtain such approvals, described above under the bullet entitled “Antitrust efforts framework”), and the remedies available to LHC under the Merger Agreement.

Other Factors Considered by the Board
In the course of reaching its decision, the Board also considered a number of potentially negative factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including, among others, the following (not necessarily in order of relative importance):
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No participation in future gains. The Board considered the fact that LHC will no longer exist as an independent public company and stockholders will forgo any future increase in LHC’s value that might result from our earnings or possible growth as an independent company. The Board was optimistic about LHC’s prospects on a standalone basis, but concluded that the premium reflected in the Per Share Merger Consideration constituted fair compensation for the loss of the potential stockholder benefits that could reasonably be expected to be realized by LHC’s long-range plan, particularly on a risk-adjusted basis.

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Antitrust and other regulatory risk. The Board considered the risk that antitrust and other regulatory approvals may be delayed, conditioned or denied, and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals. In this regard, the Board particularly considered the risk that remedies sought by governmental antitrust entities would constitute a “Burdensome Condition”, in which case UnitedHealth Group would not be required to agree to such remedies (see “The Merger Agreement—Efforts to Complete the Merger—Antitrust Matters”). The Board also considered the fact that UnitedHealth Group will not be required to pay LHC an “antitrust termination fee” in the event that the Merger is not completed due to a failure to obtain antitrust clearance.

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Risks associated with announcement and pendency of the merger. The Board considered the risk that the announcement and pendency of the Merger may cause substantial harm to relationships with our employees, customers, vendors or strategic partners or may divert management and employee attention away from the day-to-day operation of our business. The Board also considered our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated thereby.

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Risks associated with a failure to consummate the Merger. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result there can be no assurance that the Merger will be completed, even if the adoption of the Merger Agreement is approved by LHC’s stockholders. The Board considered that, if the Merger is not completed, (i) LHC will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the Merger not to be completed, the price of LHC Common Stock could decline, potentially significantly, and (iii) the market’s perception of LHC’s prospects could be adversely affected.

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Restrictions on the operation of LHC’s business. The Board considered the restrictions on the conduct of LHC’s business prior to the completion of the Merger, including restrictions on realizing certain business opportunities or taking certain actions with respect to LHC’s operations we may otherwise take absent the pending Merger. In that regard, the Board considered that such interim period restrictions likely would prohibit LHC from disposing of certain business lines, which potential dispositions the Board had been evaluating concurrently with engaging in negotiations with UnitedHealth Group.

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Potential differing interests of directors and executive officers. The Board considered that, aside from their interests as LHC stockholders, LHC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of other LHC stockholders generally. See “The Merger Proposal (Proposal 1)—Interests of LHC’s Executive Officers and Directors in the Merger” beginning on page 52 of this proxy statement. However, the Board considered as a positive factor the fact that members of management who executed employment agreements with UnitedHealth Group concurrently with the execution of the Merger Agreement did not begin negotiating those employment agreements with UnitedHealth Group until after the Board gave its express permission for them to do so.
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Non-solicitation covenants. The Board considered the fact that the Merger Agreement precludes LHC from soliciting alternative acquisition proposals and provides UnitedHealth Group with customary “matching” rights prior to LHC terminating the Merger Agreement to accept a superior proposal.

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Termination fee. The Board considered the possibility that the $180,000,000 termination fee payable to UnitedHealth Group in certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

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Tax treatment. The Board considered the fact that any gains arising from the receipt of the Per Share Merger Consideration would generally be taxable to LHC stockholders that are U.S. holders for U.S. federal income tax purposes.

•	Stockholder litigation. The Board considered the impact on LHC of potential stockholder litigation in connection with the Merger.
While the Board considered potentially positive and potentially negative factors, including those described above, the Board ultimately concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined that the Merger, Merger Agreement and the other transactions contemplated thereby are advisable, fair to and in the best interests of LHC and its stockholders.
The foregoing discussion is intended to be illustrative and is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Merger, but includes the material factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, nor did it attempt to, quantify, or otherwise assign specific or relative weights to, the specific factors considered in reaching its determinations and recommendations. In addition, each individual member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to approve and declare advisable, fair to and in the best interests of LHC and its stockholders, the Merger, the Merger Agreement and the other transactions contemplated thereby in light of the factors described above and other factors that the members of the Board felt were appropriate.
Portions of this explanation of LHC’s reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of LHC’s Financial Advisors
Opinion of SVB Securities
The Company retained SVB Securities as one of its financial advisors in connection with the Merger. In connection with this engagement, the Board requested that SVB Securities evaluate the fairness, from a financial point of view, to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) of the consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement.
On March 28, 2022, SVB Securities rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion, the consideration proposed to be paid to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of SVB Securities, dated March 28, 2022, which describes the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the written opinion of SVB Securities set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex B to this proxy statement. SVB Securities’ financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Board’s consideration of the Merger, and the opinion of SVB Securities addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of

LHC Common Stock (other than Excluded Shares and Dissenting Shares) of the consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. The opinion of SVB Securities did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter.
The full text of the written opinion of SVB Securities should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, SVB Securities reviewed, among other things:
•	a draft of the Merger Agreement, dated March 28, 2022;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed by the Company with the SEC;
•	certain Current Reports on Form 8-K, as filed by the Company with, or furnished by the Company to, the SEC;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders; and
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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including the Projections prepared by management of the Company and furnished to SVB Securities by the Company for purposes of SVB Securities’ analysis, as described further in the section entitled “—Certain Financial Projections” which are referred to in this summary of the opinion of SVB Securities as the “Forecast,” and which are collectively referred to in this summary of the opinion of SVB Securities as the “Internal Data.”

SVB Securities also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, SVB Securities reviewed certain financial and stock market data for the Company and compared that data to similar data for certain other companies, the securities of which are publicly traded, in lines of business that SVB Securities deemed relevant. SVB Securities also compared certain of the proposed financial terms of the Merger to the financial terms, to the extent publicly available, of certain other transactions that SVB Securities deemed relevant and conducted such other financial studies and analyses and took into account such other information as SVB Securities deemed appropriate.
SVB Securities assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by SVB Securities for purposes of its opinion and, with the Company’s consent, SVB Securities relied upon such information as being complete and accurate. In that regard, SVB Securities assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Forecast) was reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the matters covered thereby, and SVB Securities relied, at the Company’s direction, on the Internal Data for purposes of its analysis and opinion. SVB Securities expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, SVB Securities did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was SVB Securities furnished with any such evaluation or appraisal, and SVB Securities was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. SVB Securities assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any respect material to SVB Securities’ analysis or opinion from the last draft of the Merger Agreement reviewed by SVB Securities. SVB Securities assumed, at the Company’s direction, that the representations and warranties made by the Company, UnitedHealth Group and Merger Sub in the Merger Agreement and the related agreements were and would be true and correct in all respects material to SVB Securities’ analysis. SVB Securities also assumed, at the Company’s direction, that the Merger would be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to SVB

Securities’ analysis or SVB Securities’ opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to SVB Securities’ analysis or SVB Securities’ opinion. SVB Securities did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. SVB Securities is not a legal, regulatory, tax or accounting advisor, and SVB Securities expressed no opinion as to any legal, regulatory, tax or accounting matters.
The opinion of SVB Securities expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. The opinion of SVB Securities was limited to and addressed only the fairness, from a financial point of view, as of the date of the written opinion, to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) of the consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. SVB Securities was not asked to, and SVB Securities did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Transaction, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, SVB Securities expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Merger, whether relative to the consideration proposed to be paid to the holders of LHC Common Stock (other than the Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement or otherwise. The opinion of SVB Securities was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to SVB Securities as of, the date of its written opinion, and SVB Securities does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of the written opinion. The opinion of SVB Securities does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. SVB Securities’ financial advisory services and its opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger. The issuance of SVB Securities’ opinion was approved by the SVB Securities LLC Fairness Opinion Review Committee.
Summary of Financial Analyses by SVB Securities
The following is a summary of the material financial analyses reviewed with the Board and performed by SVB Securities in connection with its opinion, which was delivered orally to the Board on March 28, 2022 and subsequently confirmed in its written opinion, dated March 28, 2022. Future results may be different from those described and such differences may be material. For purposes of the analyses described below, SVB Securities was directed to rely upon the Forecast. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, SVB Securities nor does the order of the analyses described below represent the relative importance or weight given to those analyses by SVB Securities or the Board. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. SVB Securities arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, SVB Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and the opinion.
In its analyses, SVB Securities considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the results of any particular analysis.

The estimates contained in the analyses of SVB Securities and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, the analyses of SVB Securities are inherently subject to substantial uncertainty.
SVB Securities was not requested to, and did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiations between the Company and UnitedHealth Group and the Company’s decision to enter into the Merger Agreement was solely that of the Board. The opinion of SVB Securities was only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the Merger, the Per Share Merger Consideration or any other aspect of the transactions contemplated by the Merger Agreement.
Publicly Traded Company Analysis of SVB Securities
SVB Securities reviewed and compared certain financial information for the Company to corresponding financial information for the following publicly traded companies that SVB Securities deemed comparable, based on its experience and professional judgement, to the Company:
•	Amedisys, Inc.
•	Encompass Health Corporation
•	Chemed Corporation
•	Signify Health Inc.
•	Aveanna Healthcare Holdings, Inc.
•	Addus HomeCare Corp.
•	InnovAge Holdings Corp.
•	Pennant Group, Inc.
Although none of the selected companies is directly comparable to the Company, the companies listed above were chosen by SVB Securities, among other reasons, because they are companies with certain operational, business and/or financial characteristics that, for purposes of SVB Securities’ analysis, may be considered similar to those of the Company. SVB Securities viewed Amedisys, Inc. as the most relevant of these companies for the purpose of its analysis as Amedisys, Inc.’s operational, business and/or financial characteristics are most comparable to those of the Company’s. SVB Securities calculated and compared financial multiples for the selected companies based on information obtained from public filings, FactSet (a data source containing historical and estimated financial data) and other Wall Street research as of March 25, 2022. With respect to each of the selected companies, SVB Securities calculated (i) enterprise value (which we refer to as “EV”) based on fully diluted shares outstanding using the treasury stock method, plus the book value of debt and certain liabilities (excluding any contingent consideration, less cash and cash equivalents), as a multiple of Adjusted EBITDA-NCI (as defined in the section entitled “—Certain Financial Projections”) and (ii) the stock price as of March 25, 2022, as a multiple of adjusted earning per share (which we refer to as “Adjusted EPS”), in each case for calendar years 2022 and 2023 and based on Wall Street consensus estimates for such calendar years.

The results of this analysis are summarized as follows:
	EV/EBITDA- NCI CY2022E	EV/EBITDA-NCI CY2023E	P/E CY2022E	P/E CY2023E
Amedisys, Inc.	21.0x	17.9x	31.1x	26.1x
Encompass Health Corporation	9.6x	8.8x	16.5x	14.7x
Chemed Corporation	16.7x	15.2x	24.6x	22.7x
Signify Health Inc.	15.5x	12.3x	49.5x	33.1x
Aveanna Healthcare Holdings, Inc.	7.4x	6.6x	9.4x	8.1x
Addus HomeCare Corp	14.0x	12.8x	21.4x	19.3x
InnovAge Holdings Corp.	13.6x	10.7x	43.6x	27.1x
Pennant Group, Inc.	16.5x	12.7x	26.3x	20.2x
Mean	13.3x	11.3x	27.3x	20.8x
Median	14.0x	12.3x	24.6x	20.2x
Based on the foregoing and other considerations that SVB Securities deemed relevant in its professional judgment and expertise, SVB Securities applied a multiple range of: (i) 17.0x to 21.0x, derived from the Wall Street consensus estimated 2022 EBITDA of the selected publicly traded companies, to the Company’s estimated 2022 Adjusted EBITDA-NCI derived from Wall Street consensus estimates, which resulted in an implied per Share equity value range for the Company common stock of approximately $130.25 to $166.50 per Share (rounded to the nearest $0.25); (ii) 15.5x to 18.0x, derived from the Wall Street consensus estimated 2023 EBITDA of the selected publicly traded companies, to the Company’s estimated 2023 Adjusted EBITDA-NCI derived from Wall Street consensus estimates, which resulted in an implied per Share equity value range for the Company common stock of approximately $137.25 to $163.50 per Share (rounded to the nearest $0.25); (iii) 25.0x to 31.0x, derived from the Wall Street consensus estimated 2022 earnings of the selected publicly traded companies, to the Company’s estimated 2022 Adjusted EPS derived from Wall Street consensus estimates, which resulted in an implied per Share equity value range for the Company common stock of approximately $144.75 to $179.75 per Share (rounded to the nearest $0.25) and (iv) 23.0x to 26.5x, derived from the Wall Street consensus estimated 2023 earnings of the selected publicly traded companies, to the Company’s estimated 2023 Adjusted EPS derived from Wall Street consensus estimates, which resulted in an implied per Share equity value range for the Company common stock of approximately $153.25 to $177.00 per Share (rounded to the nearest $0.25).
SVB Securities then compared the results of the above analysis to the closing price of the Company common stock of $153.21 as of March 25, 2022 and the illustrative assumed per Share consideration of $170.00 per Share to be paid to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the Merger Agreement.
Selected Precedent Transaction Analysis of SVB Securities
Using public filings and other publicly available information, SVB Securities reviewed and analyzed selected precedent transactions involving companies that SVB Securities viewed as generally relevant for purposes of its analysis. SVB Securities analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the Merger.
Specifically, SVB Securities reviewed and analyzed the following precedent transactions involving acquired companies involved in the home health and hospice industry announced since 2014. Using data regarding the precedent transactions and the target companies available from public filings and other publicly available information, SVB Securities examined the selected transactions with respect to the transaction value, as a multiple of the target company’s EBITDA, as reflected in publicly available management projections contained in SEC filings following the transaction announcement and Wall Street consensus estimates. The results of this analysis are as follows:
Announcement Date	Acquiror	Target	EV/EBITDA
April 2021	Humana Inc.	Kindred Healthcare, Inc.	12.5x
February 2021	BrightSpring Health Services, Inc.	Abode Healthcare, Inc.	15.5x
November 2020	Providence Service Corporation	Simplura Health Group	11.6x
October 2020	Thomas H. Lee Partners, L.P.	Care Hospice, Inc.	15.0x

Announcement Date	Acquiror	Target	EV/EBITDA
October 2020	H.I.G. Capital, LLC	St. Croix Hospice, LLC	15.5x
September 2020	Vistria Group, LLC and Centerbridge Partners, L.P.	Help at Home, Inc.	12.2x
October 2019	Towerbrook Capital Partners LP and AscensionHealth, Inc.	Hospice Compassus, Inc.	11.8x
May 2019	Advent International Corporation	AccentCare, Inc.	11.9x
February 2019	Amedisys, Inc.	Compassionate Care Hospice Group, Inc.	12.6x
July 2018	Kindred Healthcare, Inc.	CURO Health Services, LLC	14.1x
April 2018	LHC Group, Inc.	Almost Family, Inc.	15.9x
November 2014	HealthSouth Corp.	Encompass Health Corporation	10.0x
October 2014	Kindred Healthcare, Inc.	Gentiva health Services Inc.	11.1x
Mean			12.8x
Median			12.3x
Using its professional judgment and experience, SVB Securities then applied a multiple range of 12.5x to 15.5x, derived from the EV/EBITDA multiples for the selected precedent transactions, to the Company’s 2021 EBITDA-NCI. This analysis resulted in an implied equity value per Share range of approximately $83.50 to $109.25 (rounded to the nearest $0.25).
SVB Securities then compared the results of the above analysis to the closing price of the Company common stock of $153.21 as of March 25, 2022 and the illustrative assumed per Share consideration of $170.00 per Share to be paid to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the Merger Agreement.
Discounted Cash Flow Analysis of SVB Securities
A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
SVB Securities performed two discounted cash flow analyses of the Company based on estimates of after-tax unlevered free cash flows expected to be generated by the Company over the period beginning on January 1, 2022 and ending on December 31, 2026 derived from the Forecast as further described in the section entitled “—Certain Financial Projections”: one assuming the Company makes no incremental acquisitions during the applicable period based on the Company’s Projections of Net Service Revenue – Organic and Adjusted EBITDA – NCI – Organic, and one assuming the Company will continue to execute on incremental acquisitions during the applicable period based on the Company’s Projections of Net Service Revenue – M&A and Adjusted EBITDA – NCI – M&A. SVB Securities treated certain stock-based compensation as a cash expense for the purpose of calculating after-tax unlevered free cash flows. SVB Securities calculated a range of terminal values for the Company by applying an illustrative reference range of perpetuity growth rates of 2.5% to 3.5% to LHC’s terminal year normalized after-tax unlevered free cash flow. Terminal year normalized after-tax unlevered free cash flow was calculated assuming annual depreciation and amortization expenses were equal to capital expenditures. In the analysis assuming the Company will continue to execute on incremental acquisitions, SVB Securities assumed that mature margin profiles were achieved by such acquisitions. These amounts were then discounted to present value as of December 31, 2021 using discount rates of 8.5% to 9.5% derived from a weighted average cost of capital calculation for the Company, which SVB Securities performed utilizing the capital asset pricing model with inputs that SVB Securities determined were relevant based on publicly available data and SVB Securities’ professional judgment, including target capital structure, levered and unlevered betas for certain companies deemed by SVB Securities to be comparable to the Company, and the equity market risk premium and yields for U.S. treasury notes (which inputs SVB Securities determined based on publicly available data and SVB Securities’ professional judgment). This analysis resulted in a range of implied estimated values of (i) approximately $102.50 to $149.00 per Share (rounded to the nearest $0.25) in the case excluding acquisitions and (ii) approximately $114.75 to $176.75 per Share (rounded to the nearest $0.25) in the case taking into account certain acquisitions.
SVB Securities then compared the results of the above analysis to the closing price of the Company common stock of $153.21 as of March 25, 2022 and the illustrative assumed per Share consideration of $170.00 per Share to be paid to the holders of LHC Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to the Merger Agreement.
Summary of Additional Factors Observed by SVB Securities
SVB Securities observed certain additional factors that were not considered part of their financial analyses but were noted for reference purposes:
•
historical trading prices of LHC Common Stock during the 52-week period ended March 25, 2022, which reflected low to high closing prices for LHC Common Stock during such period of $110.25 to $219.00 per Share (rounded to the nearest $0.25).

•
one-year forward stock price targets for LHC Common Stock as reflected in fourteen publicly available Wall Street research analysts’ reports published within the 60 days prior to March 25, 2022, which indicated a target stock price range of approximately $143.00 to $190.00 per Share (rounded to the nearest $0.25). SVB Securities also noted that the present value as of March 25, 2021 of such target stock price range is approximately $129.00 to $171.75 Share (rounded to the nearest $0.25)

•
premiums paid in merger and acquisition transactions involving all cash consideration announced since January 2017 with transaction values between approximately $4 billion and $6 billion involving publicly traded companies, but excluding transactions in the financial services and real estate industries. For each of the transactions, SVB Securities calculated the premium represented by the offer price to (1) the unaffected share price (which we refer to as the one-day unaffected premium) and (2) the 52-week high share price (which we refer to as the 52-week high premium) of the applicable target company on the last trading day prior to announcement of the transaction or prior to media reports of a potential transaction. Based on its professional judgment and experience, SVB Securities applied a range of one-day unaffected premiums of 10.2% to 61.0%, representing the approximately 25th and 75th percentiles of the one-day unaffected premium sample, respectively, and a range of 30-day volume weighted average price premiums of 8.4% to 27.4%, representing the approximately 25th and 75th percentiles of the 30-day volume weighted average price premiums sample, respectively, to the closing price of LHC Common Stock on March 25, 2022 to derive a range of implied equity values of approximately $168.75 to $246.75 per Share (rounded to the nearest $0.25) in the case of the one-day unaffected premium analysis and a range of implied equity values of approximately $150.75 to $177.50 per Share (rounded to the nearest $0.25) in the case of the 30-day volume weighted average price premiums analysis.

Miscellaneous
SVB Securities is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the past two years, SVB Securities has provided certain investment banking services to the Company unrelated to the Merger and has received customary compensation in connection with such services. These services consisted of serving as a financial advisor to the Company in connection with its June 2021 acquisition of Heart of Hospice, LLC and its September 2021 acquisition of selected home health, hospice, and therapy assets from HCA Healthcare. In the past two years, SVB Securities has not provided investment banking services to UnitedHealth Group. In the ordinary course of business, SVB Securities and its affiliates may, in the future, provide commercial and investment banking services to the Company, UnitedHealth Group or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of its trading and brokerage activities, SVB Securities or its affiliates have in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of the Company, UnitedHealth Group or their respective affiliates. Consistent with applicable legal and regulatory requirements, SVB Securities has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, SVB Securities’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, UnitedHealth Group and the Merger and other participants in the Merger that differ from the views of SVB Securities’ investment banking personnel.
The Board selected SVB Securities as a financial advisor in connection with the Merger based on SVB Securities’ longstanding relationship and familiarity with the Company and its business, as well as its experience and expertise in home health and hospice industry. SVB Securities is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.
In connection with SVB Securities’ services as a financial advisor to the Company, the Company has agreed to pay SVB Securities an aggregate fee of $20 million, $2 million of which became payable upon the rendering of the opinion and the remainder of which is payable contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse certain of SVB Securities’ expenses arising, and to indemnify SVB Securities against certain liabilities that may arise, out of its engagement.
Opinion of Jefferies LLC
LHC has retained Jefferies as a financial advisor to LHC in connection with the proposed Merger. In connection with this engagement, LHC requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of LHC Common Stock (other than UnitedHealth Group, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Board held on March 28, 2022, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated March 28, 2022, to the Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, the Per Share Merger Consideration to be received by holders of LHC Common Stock (other than UnitedHealth Group, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. The opinion did not address the relative merits of the Merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to LHC, nor did it address the underlying business decision by LHC to engage in the Merger. Jefferies’ opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a draft, dated March 27, 2022, of the Merger Agreement;
•	reviewed certain publicly available financial and other information relating to LHC;
•
reviewed certain information furnished to Jefferies by the management of LHC relating to the business, operations and prospects of LHC, including financial forecasts and estimates provided to or discussed with Jefferies by the management of LHC;

•	held discussions with members of the senior management of LHC regarding the business, operations and prospects of LHC and the other matters described in the second and third bullets immediately above;
•	reviewed the stock trading price history for LHC and the implied trading multiples of LHC and certain publicly traded companies that Jefferies deemed relevant in evaluating LHC;
•	reviewed, to the extent publicly available, financial terms of certain transactions that Jefferies deemed relevant in evaluating the Merger; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by LHC or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of LHC that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of LHC or any other entity and Jefferies assumed no responsibility to obtain or conduct any such evaluations, appraisals or physical inspections. Jefferies’ analyses and opinion also did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings to which LHC or any of its affiliates are or in the future may be a party or subject.
With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the financial forecasts and estimates relating to LHC that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of LHC as to, and were an appropriate basis upon which to evaluate, the future financial performance of LHC and the other matters covered thereby. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based.
Jefferies relied upon the assessments of the management of LHC as to, among other things, (i) the potential impact on LHC of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the healthcare services industry and the geographic regions in which LHC operates, including with respect to Medicare and other governmental payor programs and healthcare initiatives impacting the healthcare delivery and reimbursement system, (ii) implications for LHC’s business of the global COVID-19 pandemic, (iii) the technology and intellectual property utilized in, and licensing and certification processes for, LHC’s business, and (iv) LHC’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, healthcare providers, agencies and joint ventures, payor sources and other commercial relationships. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Board was aware, the credit, financial and stock markets, the industry in which LHC operates and the securities of LHC have experienced and may continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on LHC or the Merger.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to LHC or the Merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to LHC and/or the Board, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting LHC or the Merger and legal, regulatory, accounting and tax consequences to LHC or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. Jefferies assumed that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on LHC or the Merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed that the final Merger Agreement, when signed by the parties thereto, would not differ from the draft reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.
As the Board was aware, in connection with its engagement, Jefferies was not requested to, and Jefferies did not, undertake a formal third-party solicitation process on behalf of LHC regarding a possible acquisition of, or strategic transaction with, LHC; however, at the Board’s direction, Jefferies contacted selected third parties regarding their potential interest in such a transaction. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to LHC, nor did it address the underlying business decision by LHC to engage in the Merger or the terms of the Merger Agreement or related documents, including the form or structure of the Merger, or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to holders of LHC Common Stock (to the extent expressly specified in such opinion) without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of LHC held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness. Jefferies was not asked to, and Jefferies’ opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of LHC or any other party. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration or otherwise. Jefferies expressed no view or opinion as to the prices at which shares of LHC Common Stock or any other securities of LHC may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. The issuance of Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the Board, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to LHC or the Merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of LHC in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of LHC. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of LHC or its securities.
The Per Share Merger Consideration was determined through negotiations between LHC and UnitedHealth Group, and the decision of LHC to enter into the Merger Agreement was solely that of the Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the Per Share Merger Consideration and should not be viewed as determinative of the views of the Board or LHC’s management with respect to the Merger or the Per Share Merger Consideration.
Financial Analyses
The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed with the Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. For purposes of the financial analyses described below, the term (i) “EBITDA” means earnings before interest, taxes, depreciation and amortization, (ii) “adjusted EBITDA” means EBITDA, adjusted for certain extraordinary expenses and non-controlling interests, as applicable (referenced in LHC’s financial forecasts as “Adjusted EBITDA – NCI – M&A”), and (iii) “adjusted EPS” means earnings per share, adjusted for certain extraordinary expenses. Except as otherwise noted, financial data utilized for LHC in the financial analyses described below was based on financial forecasts and estimates provided to or discussed with Jefferies by the management of LHC assuming, among other things, that LHC continued to execute incremental acquisitions as contemplated (referenced by LHC management as the “M&A scenario”).
Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information relating to LHC and the following two selected companies that Jefferies viewed as generally relevant for purposes of analysis as publicly traded companies with operations in the home health and hospice industry, collectively referred to in this section as the selected companies:
•	Addus HomeCare Corporation
•	Amedisys, Inc.
Jefferies reviewed, among other information, enterprise values, calculated as fully-diluted equity values based on closing stock prices on March 25, 2022 plus total debt and less cash and cash equivalents, as a multiple of calendar year 2022 and calendar year 2023 estimated adjusted EBITDA and closing stock prices on March 25, 2022 as a multiple of calendar year 2022 and calendar year 2023 estimated adjusted EPS. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of LHC was based on LHC management’s M&A scenario forecasts and other estimates, public filings and other publicly available information.
The overall low to high calendar year 2022 and calendar year 2023 estimated adjusted EBITDA multiples observed for the selected companies were 13.9x to 21.0x (with a mean and median of 17.5x) and 12.7x to 17.9x (with a mean and median of 15.3x), respectively, and the overall low to high calendar year 2022 and calendar year 2023 estimated adjusted EPS multiples observed for the selected companies were 21.2x to 31.1x (with a mean and median of 26.2x) and 19.1x to 25.9x (with a mean and median of 22.5x), respectively. Jefferies then applied selected ranges of calendar year 2022 and calendar year 2023 estimated adjusted EBITDA multiples derived from the selected companies of 18.0x to 20.0x and 15.0x to 17.0x, respectively, and calendar year 2022 and calendar year 2023 estimated adjusted EPS multiples derived from the selected companies of 26.0x to 30.0x and 22.5x to 25.5x, respectively, to corresponding data of LHC.
This analysis indicated the following approximate implied equity value per share reference ranges for LHC, as compared to the Per Share Merger Consideration:
Implied Equity Value Per Share Reference Ranges Based on:				Per Share Merger Consideration
CY2022E Adj. EBITDA	CY2023E Adj. EBITDA	CY2022E Adj. EPS	CY2023E Adj. EPS
$145.26 - $163.97	$144.98 - $167.40	$148.13 - $170.92	$160.06 - $181.40	$170.00
Selected Precedent Transactions Analysis. Using publicly available information, Jefferies reviewed financial data relating to the following 12 selected transactions that Jefferies viewed as generally relevant for purposes of analysis as transactions involving target companies with operations in the home health and hospice industry, collectively referred to in this section as the selected transactions:
Announced	Acquiror	Target
April 2021	Humana Inc.	Kindred Healthcare, Inc. (Kindred at Home)
February 2021	BrightSpring Health Services, Inc.	Abode Healthcare, Inc.
October 2020	Thomas H. Lee Partners, L.P.	Care Hospice, Inc.
October 2020	H.I.G. Capital, LLC	St. Croix Hospice, LLC

Announced	Acquiror	Target
October 2020	Centerbridge Partners, L.P./The Vistria Group, LP	Help at Home, LLC
September 2020	The Providence Service Corporation	Simplura Health Group
September 2019	Towerbrook Capital Partners, L.P./Ascension Health	FC Compassus LLC
May 2019	Advent International Corporation	AccentCare, Inc.
October 2018	Amedisys, Inc.	Compassionate Care Hospice Group, Inc.
April 2018	Humana Inc./TPG Inc./Welsh, Carson, Anderson & Stowe	Curo Health Services, LLC
April 2018	Kelso & Company/Blue Wolf Capital Partners LLC	Jordan Health Services
November 2017	LHC Group, Inc.	Almost Family, Inc.
Jefferies reviewed, among other information, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies involved in the selected transactions based on the consideration paid or payable in the selected transactions, as a multiple of the latest 12 months EBITDA of the target companies as of the announcement date of the applicable selected transaction. Financial data of the selected transactions were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of LHC was based on public filings and management estimates.
The overall low to high latest 12 months EBITDA multiples observed for the selected transactions was 10.0x to 15.9x (with mean, median, 25th percentile and 75th percentile multiples of 13.2x, 12.6x, 11.8x and 15.4x, respectively). Jefferies then applied a selected range of latest 12 months EBITDA multiples derived from the selected transactions of 15.0x to 16.0x to LHC’s calendar year 2021 adjusted EBITDA.
This analysis indicated the following approximate implied equity value per share reference range for LHC, as compared to the Per Share Merger Consideration:
Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$104.91 – $113.45	$170.00
Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of LHC by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that LHC was forecasted to generate during the calendar years ending December 31, 2022 through December 31, 2026 based on LHC management’s M&A scenario forecasts and other estimates. For purposes of this analysis, stock-based compensation was treated as a cash expense. Implied terminal values for LHC were calculated by applying to LHC’s normalized unlevered, after-tax free cash flow for the calendar year ending December 31, 2026 a selected range of perpetuity growth rates of 4.5% to 5.5%. The present values (as of March 31, 2022) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.6% to 11.6%.
This analysis indicated the following approximate implied equity value per share reference range for LHC, as compared to the Per Share Merger Consideration:
Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$100.34 – $152.85	$170.00
Certain Additional Information
Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the implied premiums paid or proposed to be paid in selected mergers and acquisition transactions in the healthcare providers and services and healthcare equipment and supplies industries; applying a selected range of implied premiums of approximately 16.5% to 33.6% (reflecting the overall 25th and 75th percentile implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions) to the closing price of LHC Common Stock on March 25, 2022 of $153.21 per share indicated an approximate implied equity value reference range for LHC of $178.49 to $204.69 per share.

Miscellaneous
LHC has agreed to pay Jefferies for its financial advisory services in connection with the proposed Merger an aggregate fee of $20 million, of which a portion was payable upon delivery of Jefferies’ opinion to the Board and $18 million is payable contingent upon consummation of the Merger. In addition, LHC has agreed to reimburse Jefferies for Jefferies’ expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against certain liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
As the Board was aware, during the approximately two-year period prior to the date of Jefferies’ opinion, Jefferies provided certain brokerage services to LHC with respect to share repurchases, for which services Jefferies received during such two-year period aggregate brokerage commissions of less than $20,000. As the Board also was aware, although Jefferies and its affiliates had not provided financial advisory or financing services to UnitedHealth Group during the two-year period prior to the date of Jefferies’ opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may in the future provide such services, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of LHC, UnitedHealth Group and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.
Jefferies was selected as LHC’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with LHC and its business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Certain Financial Projections
In our press releases announcing quarterly or annual earnings, LHC has from time to time publicly provided certain projections as to our future financial performance. LHC does not otherwise, as a matter of course, publicly disclose projections as to our future financial performance. However, LHC management prepared certain non-public, unaudited financial projections as described below, which we refer to as the “Projections.” The Projections assumed two different potential strategic plans for LHC during the projected period: an organic scenario assuming no incremental acquisitions throughout the projected period and a M&A scenario assuming that LHC will continue to execute incremental acquisitions throughout the projected period. The Projections were reviewed and approved by the Board in connection with the Board’s evaluation of the proposed Merger, and were provided to LHC’s financial advisors, SVB Securities and Jefferies, for their use and reliance in connection with their respective financial analyses and opinions summarized above under “Opinions of LHC’s Financial Advisors.” A portion of the Projections was also provided to UnitedHealth Group as described below.
The Projections were developed by LHC’s management for internal use and were not prepared with a view toward public disclosure and do not necessarily comply with U.S. Generally Accepted Accounting Principles (“GAAP”), published guidelines of the SEC regarding projections, forward-looking statements or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The Projections were prepared by, and are the responsibility of, LHC’s management. Our independent registered public accounting firm has not audited, reviewed, examined, compiled or applied any agreed-upon procedures with respect to the Projections, and does not express an opinion or any form of assurance related thereto. The Projections and summaries of the Projections are not included in this proxy statement to influence any LHC stockholder’s decision whether to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting, but are included because they were made available to the Board and LHC’s financial advisors, and later, a portion of the Projections was made available to UnitedHealth Group, in connection with the proposed Merger. The Projections are not intended to be considered as public guidance of our financial performance.
The Projections, while presented with numerical specificity, necessarily were based on numerous estimates, variables and assumptions that are inherently subjective and uncertain and many of which are beyond our control. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including the public announcement of the proposed Merger or LHC’s compliance with its covenants under the Merger Agreement. The Projections do not take into account the possible financial and other effects on LHC of the Merger and do not attempt to predict or suggest future results of the Surviving Corporation. The Projections do not give effect to any of the Merger, the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, any synergies that may be achieved following the Merger, the effect on LHC of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that may have been taken if the Merger Agreement had not been executed. Further, the Projections do not take into account the effect of any possible failure of the Merger to occur. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2021, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. The Projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19 of this proxy statement.
The Projections were prepared in good faith and on a reasonable basis based on the best information available to LHC’s management when prepared. However, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our officers, directors, affiliates, advisors or other representatives considered or consider the Projections to be material or predictive of actual future events, and they should not be relied upon as such. Neither we nor any of our officers, directors, affiliates, advisors or other representatives can give any assurance that actual results will not differ from the Projections and LHC undertakes no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be inappropriate. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our officers, directors, affiliates, advisors or other representatives has made or makes any representation to any LHC stockholder or any other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to UnitedHealth Group in the Merger Agreement or otherwise directly concerning the Projections.
Certain of the measures included in the Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by LHC may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a board of directors or a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the Board or LHC’s financial advisors in connection with the proposed Merger. Accordingly, we have not provided a reconciliation of the financial measures.
The following table sets forth a summary of the Projections and certain historical financial information for comparison purposes. Dollar totals are in millions and fiscal years end on December 31. The Projections for fiscal years 2022 through 2026 were prepared by management as part of the Board-approved LRP.
	2020A	2021A	2022E	2023E	2024E	2025E	2026E
Line Item
Net Service Revenue – Organic(1)	$2,063	$2,220	$2,652	$2,869	$3,086	$3,312	$3,549
Net Service Revenue – M&A(1)	$2,063	$2,220	$2,677	$3,018	$3,440	$3,894	$4,380
Adjusted EBITDA – NCI - Organic(2)	$239	$266	$290	$341	$385	$430	$474
Adjusted EBITDA – NCI – M&A(2)	$239	$266	$291	$349	$417	$503	$593
(1)
“ Net Service Revenue” has the same meaning as in LHC’s SEC filings. “Net Service Revenue – M&A” for fiscal years 2022 through 2026 provides LHC’s projections of Net Service Revenue assuming that LHC will continue to execute on incremental acquisitions throughout the projection period and “Net Service Revenue – Organic” for fiscal years 2022 through 2026 provides LHC’s projections of Net Service Revenue assuming no incremental acquisitions throughout the projection period.
(2)
“Adjusted EBITDA-NCI” means net income before income tax expense, net interest expense and depreciation and amortization and less income and expense attributable to LHC’s noncontrolling interests. “Adjusted EBITDA-NCI” for 2020 and 2021 also excludes certain non-recurring expenses incurred in such fiscal years. “Adjusted EBITDA – NCI – M&A” for fiscal years 2022 through 2026 provides LHC’s projections of Adjusted EBITDA-NCI assuming that LHC will continue to execute on incremental acquisitions throughout the projection period and “Adjusted EBITDA – NCI – Organic” for fiscal years 2022 through 2026 provides LHC’s projections of Adjusted EBITDA-NCI assuming no incremental acquisitions throughout the projection period.

Interests of LHC’s Executive Officers and Directors in the Merger
In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as LHC stockholders, LHC’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of LHC stockholders generally, which may create potential conflicts of interest. These interests are described in more detail below, and with respect to the named executive officers of LHC, are quantified in the “Golden Parachute Compensation” table below. The Board was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the Merger Agreement, LHC’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 76 for a description of such ongoing arrangements.
Treatment of Outstanding Equity Awards
At the Effective Time, unvested LHC RSAs held by LHC’s directors and executive officers and outstanding immediately prior to the Effective Time
•
will, automatically and without any required action on the part of the holder thereof, cease to represent an award of restricted shares of LHC Common Stock and shall be converted into a number of UnitedHealth Group RSAs equal to (i) the total number of shares of LHC Common Stock subject to such LHC RSA immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other changes that are necessary for the administration of such UnitedHealth Group RSA and not detrimental to the holder thereof, following the Effective Time, each UnitedHealth Group RSA shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding LHC RSA immediately prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not detrimental to the holder of the award.

The foregoing LHC RSA treatment is subject to the terms of any employment or individual award agreement providing for accelerated vesting upon or in connection with a change in control of LHC. In particular, the terms of LHC RSAs held by our executive officers provide that the awards will become fully vested if, during the 24-month period following the Effective Time, the employee’s employment is terminated by LHC without “cause” or the employee’s employment is terminated as a result of resignation by the employee for “good reason”). The terms of LHC RSAs held by directors of LHC provide that the awards will become fully vested upon termination of service as a director of LHC due to a failure to be re-elected or re-nominated as a director.
The table below sets forth, for each LHC non-employee director and executive officer, the number of LHC RSAs held as of May 16, 2022, the latest practicable date prior to the filing of this proxy statement. The table below also sets forth the estimated value of such LHC RSAs at the Effective Time, with such amounts calculated by multiplying the number of LHC RSAs by $170.00. The table below does not include LHC Options because no such awards are held by LHC directors or executive officers. The amounts in the table do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the Merger and do not reflect any LHC RSAs that are expected to vest in accordance with their terms prior to June 30, 2022, the assumed closing date of the Merger solely for purposes of this transaction-related compensation disclosure.

Non-Employee Directors	Number of LHC RSAs (#)	Estimated Value of LHC RSAs ($)
Monica F. Azare	1,100	187,000
Teri G. Fontenot	1,100	187,000
Jonathan Goldberg	1,100	187,000
Clifford S. Holtz	2,334	583,780
John L. Indest	1,100	187,000
Ronald T. Nixon	1,100	187,000
W. Earl Reed, III	1,100	187,000
Brent Turner	1,100	187,000
Executive Officers
Keith G. Myers	83,641	14,218,970
Joshua L. Proffitt	65,292	11,099,640
Dale G. Mackel	17,747	3,016,990
Bruce Greenstein	25,463	4,328,710
Nicholas Gachassin, III	9,378	1,594,260
LHC Employment Agreements
LHC previously entered into employment agreements with each of its executive officers (the “LHC Employment Agreements”). The employment agreements provide that if the executive is terminated without cause or resigns for good reason, the executive will be entitled to accrued salary, vested benefits, and a pro rata bonus that would have been earned for the year of termination, as well as the continuation of health and welfare benefits for the COBRA-eligible period. In addition, if the termination occurs within two years following a change of control of LHC, the executive will be entitled to: (i) a severance payment equal to the product of 2.5 times the sum of (1) the base salary in effect as of the date of termination, plus (2) the greater of the average of the annual bonuses earned for the two fiscal years in which annual bonuses were paid immediately preceding the termination, or the target bonus for the year in which the date of termination occurs; and (ii) the immediate and full vesting of all outstanding equity awards.
New Employment Agreements
UnitedHealth Group has entered into new employment agreements with each of Messrs. Myers and Proffitt (the “New Employment Agreements”), which will become effective as of Closing. Pursuant to the terms of the New Employment Agreements, UnitedHealth Group has agreed that Mr. Myers will become Chairman and Chief Executive Officer Emeritus of LHC and Senior Advisor to Optum, and Mr. Proffitt will become Chief Executive Officer of LHC. As of the date of this proxy statement, UnitedHealth Group has not entered into employment agreements with Messrs. Mackel, Greenstein or Gachassin; while no such employment agreement or arrangement exists to our knowledge as of the date of this proxy statement, it is possible that such individuals may, prior to the completion of the Merger, enter into new arrangements with UnitedHealth Group or its subsidiaries regarding employment following the consummation of the Merger.
The New Employment Agreements provides that each executive will receive a base salary ($550,000 in the case of Mr. Myers and $690,000 in the case of Mr. Proffitt), and will be eligible to participate in an incentive compensation plan with a target bonus opportunity equal to 100% of such executive’s applicable base salary. Each executive will be eligible to receive annual equity awards from UnitedHealth Group, and will be eligible to participate in employee welfare, retirement, and other applicable plans on the same basis as other similarly-situated executives. In addition, Mr. Myers will receive a one-time sign-on payment in the amount of $5,500,000 on the first regular payroll date after the Closing; Mr. Proffitt will receive an initial sign on grant of non-qualified stock options and restricted stock units with an aggregate grant date fair value of $3,000,000 (in each case subject to vesting over a four-year period).
In addition, the New Employment Agreements provide for severance benefits upon a termination by UnitedHealth Group or LHC without “cause” or by the executive for “good reason” (each as defined in the New Employment Agreements). In the event Mr. Proffitt’s employment is terminated without “cause” or for “good reason” before the date that is two years after Closing, the executive would be entitled to receive severance benefits substantially equivalent to those provided under his LHC Employment Agreement (described above); provided, however, that the accelerated equity vesting will be limited to the LHC RSAs held by Mr. Proffitt immediately prior to the Effective Time. In the event Mr. Myers’ employment is terminated without “cause” or for “good reason,” or in the event Mr. Proffitt’s employment is terminated without “cause” or for “good reason” more than two years after Closing, the executive would be entitled to severance benefits consisting of: (i) an amount equal to 1.0 times base salary in effect as of the date of termination; (ii) an amount equal to 100% of the average bonus or incentive compensation earned for the two most recent calendar years; (iii) $12,000 for COBRA continuation benefit costs; and (iv) outplacement services, in each case payable over the 12-month period following the executives termination of employment. Payment of the severance benefits is conditioned on the executive signing (and not revoking) a separation agreement and release of claims in a form substantially the same as used by UnitedHealth Group with similarly-situated executives.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the Merger-related compensation which will or may become payable to LHC’s named executive officers. This Merger-related compensation is subject to a non-binding advisory vote of common stockholders, as set forth in Proposal 2 in this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 84.
The amounts set forth below have been calculated assuming (i) the Merger is consummated on June 30, 2022 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K), (ii) the LHC equity awards outstanding as of May 16, 2022 (without any vesting between May 16, 2022 and June 30, 2022) and (iii) each named executive officer experiences a qualifying termination of employment as of the same date, immediately following completion of the Merger and properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The amounts set forth below do not include initial sign-on benefits and equity awards that UnitedHealth Group has committed to grant to certain named executive officers following the closing of the Merger, which are being paid pursuant to bona fide post-closing employment arrangements. All dollar amounts set forth below have been rounded to the nearest whole number and are reflected on a pre-tax basis.
Golden Parachute Compensation(1)
Name	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total ($)(5)
Keith G. Myers	550,000	14,218,970	—	12,000	—	—	14,780,970
Joshua L. Proffitt	3,795,000	11,099,640	—	12,000	—	—	14,906,640
Dale G. Mackel	2,750,000	3,016,990	—	18,916	—	—	5,785,906
Bruce Greenstein	2,975,500	4,328,710	—	18,910	—	—	7,323,120
Nicholas Gachassin, III	2,282,500	1,594,260	—	—	—	—	3,876,760
(1)
All amounts reflected in the table are attributable to “double-trigger arrangements” (i.e., the amounts are triggered by the change in control that will occur upon completion of the Merger and a subsequent qualifying termination of the officer’s employment).

(2)
Amounts reflect cash severance benefits that would be payable upon a change in control under the New Employment Agreements entered into between UnitedHealth Group and each of Messrs. Myers and Proffitt, or under the LHC Employment Agreements with Messrs. Mackel, Greenstein and Gachassin, assuming an involuntary termination by UnitedHealth Group or LHC without “cause” or a resignation by the named executive officer for “good reason” immediately following the consummation of the Merger. The cash severance benefits equal (a) with respect to Messrs. Proffitt, Greenstein, Mackel and Gachassin, a severance payment equal to (i) the product of 2.5 times the sum of (1) the base salary in effect as of the date of termination, plus (2) the target bonus for the year in which the date of termination occurs, and (ii) a pro rata bonus that would have been earned for the year of termination (assuming a target bonus would have been earned for purposes of this disclosure); and (b) with respect to Mr. Myers, (i) an amount equal to 1.0 times base salary in effect as of the date of termination; and (ii) an amount equal to 100% of the average bonus or incentive compensation earned for the two most recent calendar years. These amounts are subject to the execution of a release of claims in favor of UnitedHealth Group or LHC, as applicable. In addition, the named executive officer is required to comply with non-competition and non-solicitation restrictive covenants (12 months in the case of Messrs. Myers and Proffitt, and six months in the case of Messrs. Mackel, Greenstein and Gachassin).

(3)
Amounts reflect the value of each unvested LHC RSA that would become vested assuming an involuntary termination by UnitedHealth Group or LHC without “cause” or a resignation by the named executive officer for “good reason” immediately following the consummation of the Merger.

(4)
Under the terms of the New Employment Agreements with Messrs. Myers and Proffitt, each is eligible to receive a lump sum of $12,000 to offset the cost of COBRA continuation benefits and outplacement services in an amount determined by UnitedHealth Group. Under the terms of the LHC Employment Agreements with Messrs. Mackel, Greenstein and Gachassin, each is eligible to COBRA continuation benefits at active-employee rates (with LHC paying the remaining cost of such coverage).
(5)
The New Employment Agreements with Messrs. Myers and Proffitt and the LHC Employment Agreements with Messrs. Mackel, Greenstein and Gachassin each provide that the change in control severance benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the executive. The amounts in the tables above do not reflect any possible reductions under that provision.

Financing of the Merger
The consummation of the Merger is not subject to any financing conditions. UnitedHealth Group has represented to LHC in the Merger Agreement that, as of the closing of the Merger, it will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by the Merger Agreement.
Regulatory Approvals
HSR Approval
Under the HSR Act, the parties cannot complete the Merger until they have given notification of and furnished information to the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) regarding the Merger, and until the applicable waiting period (and any extension thereof) has expired or has been terminated. On April 7, 2022, the parties filed a Notification and Report Form under the HSR Act. On May 5, 2022, UnitedHealth Group, in consultation with LHC, voluntarily withdrew its Notification and Report Form, effective as of May 9, 2022, in order to provide the DOJ and FTC with additional time to review the Merger. On May 11, 2022, UnitedHealth Group re-filed its Notification and Report Form. Accordingly, the waiting period under the HSR Act will expire on June 10, 2022, unless earlier terminated or extended by a request for additional information and documentary material from the DOJ or FTC. At any time before or after consummation of the Merger, the DOJ or FTC, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of LHC or UnitedHealth Group or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws against to prevent the Merger under certain circumstances.
Healthcare Regulatory Notifications
Pursuant to health care laws and regulations, or pursuant to certain licenses, license applications or contracts of certain of LHC’s subsidiaries, applicable governmental and regulatory authorities may require certain notifications of, or other filings in connection with, the Merger from UnitedHealth Group’s or LHC’s regulated businesses or entities. To provide any such notices, UnitedHealth Group or the applicable UnitedHealth Group subsidiary, and in some instances LHC or the applicable LHC regulated entity, as the case may be, will file statements or other notices, as required by applicable health care laws or regulations or the LHC regulated entities’ licenses, license applications or contracts.
General
Each of UnitedHealth Group and LHC must use its reasonable best efforts to take all actions necessary or advisable on its part under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable after the date of the Merger Agreement (and, in any event, no later than the Outside Date (as defined below)), including making all required filings with governmental entities and seeking all required consents from third parties. In addition to such general efforts, each of UnitedHealth Group and LHC must cooperate with each other and use its reasonable best efforts to take all actions necessary or advisable on its part under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement, including preparing and submitting documentation to (i) effect the expirations of all waiting periods under applicable antitrust law as promptly as practicable after the date of the Merger Agreement and (ii) make with and obtain from any governmental entity, as applicable, all filings and consents necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement prior to the Outside Date, including the other approvals of LHC and UnitedHealth Group.
While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner, there is no certainty that these approvals will be obtained within the period of time contemplated by the Merger Agreement, if at all.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by LHC stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the Merger.
Litigation Relating to the Merger
As of May 13, 2022, six lawsuits have been filed by purported LHC shareholders in connection with the Merger. On May 3, 2022, a purported LHC shareholder filed a lawsuit against LHC and the current members of the LHC board of directors alleging that the Proxy Statement filed by LHC in connection with the Merger contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned Stein v. LHC Group, Inc., et al., Case 1:22-cv-03551 and is pending in the United States District Court for the Southern District of New York. On May 5, 2022, two additional lawsuits were filed against the same defendants asserting similar claims. The lawsuits are captioned Goodman v. LHC Group, Inc., et al., Case 1:22-cv-03664 and Justice v. LHC Group, Inc., et al., Case 1:22-cv-02584 and are pending in the United States District Courts for the Southern and Eastern Districts of New York, respectively. On May 7, 2022, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Schuppert v. LHC Group, Inc., et al., Case 1:22-cv-02634 and is pending in the United States District Court for the Eastern District of New York. On May 9, 2022, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Gamble v. LHC Group, Inc., et al., Case 1:22-cv-03742 and is pending in the United States District Court for the Southern District of New York. On May 12, 2022, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Whitfield v. LHC Group, Inc., et al., Case 1:22-cv-01862 and is pending in the United States District Court for the Eastern District of Pennsylvania.
The complaints generally allege that the Proxy Statement filed by LHC in connection with the Merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain financial projections of LHC, (ii) certain financial analyses of LHC’s financial advisors, (iii) certain statements concerning the sales process, and (iv) potential conflicts of interest. Plaintiffs seek, among other things, to enjoin LHC from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages, as well as attorney's fees. LHC believes that the allegations in the complaints are without merit.
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of LHC Common Stock for cash in the Merger generally will be a taxable transaction to holders of LHC Common Stock for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56) whose shares of LHC Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares at the time of the exchange. Gain or loss will be determined separately for each block of shares of LHC Common Stock (i.e., shares of LHC Common Stock acquired at the same cost in a single transaction). The determination of the actual tax consequences of the Merger to a holder of LHC Common Stock will depend on the holder’s specific situation.
The tax consequences of the Merger to you will depend on your particular circumstances. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56 and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Delisting and Deregistration of LHC Common Stock
Prior to the closing of the Merger, LHC will cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the Surviving Corporation of the shares of LHC Common Stock from NASDAQ and the deregistration of the shares under the Exchange Act, in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the shares, no more than ten days thereafter.

Appraisal Rights
If the Merger is completed, LHC stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they strictly comply with the requirements of Section 262 of the DGCL.
Under the DGCL, if you do not wish to accept the Per Share Merger Consideration of $170.00 provided for in the Merger Agreement and if the Merger is completed, you have the right to seek appraisal of your shares of LHC Common Stock and to receive payment in cash for the “fair value” of your shares of LHC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, provided that you strictly comply with the requirements of Section 262 of the DGCL. The “fair value” of your shares of LHC Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $170.00 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. LHC stockholders who do not vote in favor of the Merger Proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL and who do not thereafter fail to perfect, validly withdraw or otherwise lose such appraisal rights will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.
This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to the record holder of the shares of LHC Common Stock as to which appraisal rights are asserted.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days before the meeting, notify each of its stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes LHC’s notice to our stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of LHC Common Stock, LHC believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal and financial advisors.
Any stockholder wishing to demand appraisal of his, her or its shares of LHC Common Stock must deliver to LHC at the address in the next paragraph below a written demand for appraisal of his, her or its shares of LHC Common Stock before the vote is taken to approve the Merger Proposal, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of LHC Common Stock. A stockholder’s failure to deliver to LHC the written demand for appraisal prior to the taking of the vote on the Merger Proposal at the Special Meeting of stockholders will result in the loss of appraisal rights. A stockholder seeking to perfect appraisal rights must not vote or submit a proxy in favor of the Merger Proposal. A stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or abstain from voting on the Merger Proposal. Voting against or abstaining from voting or failing to vote on the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder seeking to exercise appraisal rights must hold of record the shares of LHC Common Stock on the date the written demand for appraisal is made and must continue to hold of record the shares of LHC Common Stock through the Effective Time. A stockholder will lose his, her or its appraisal rights if the stockholder transfers the shares for which it is seeking appraisal rights before the Effective Time.

All demands for appraisal should be addressed to LHC Group, Inc., Attention: General Counsel, 901 Hugh Wallis Road South, Lafayette, Louisiana 70508. All demands for appraisal must be delivered to LHC before the vote is taken to approve the Merger Proposal at the Special Meeting, and must be executed by, or on behalf of, the record holder of the shares of LHC Common Stock.
Only a holder of record of shares of LHC Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, a demand for appraisal must be executed by or on behalf of the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears in the transfer agent’s records and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the stockholder intends to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he, she or it is not also the stockholder of record of such shares of LHC Common Stock. A beneficial owner of shares of LHC Common Stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. The beneficial holder must have the applicable stockholder of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of LHC Common Stock. If the shares are held through a brokerage firm, bank or other nominee that in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. If you hold your shares of LHC Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the Effective Time.
If shares of LHC Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of LHC Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A stockholder of record, such as a bank, brokerage firm or other nominee, who holds shares of LHC Common Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of LHC Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of LHC Common Stock as to which appraisal is sought. Where no number of shares of LHC Common Stock is expressly mentioned, the demand will be presumed to cover all shares of LHC Common Stock held in the name of the stockholder of record. If a stockholder holds shares of LHC Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as stockholder of record. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
Within 10 days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger became effective to each of LHC’s record stockholders who has submitted a demand in compliance with Section 262 of the DGCL and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand for appraisal and accept the consideration specified by the Merger Agreement for that stockholder’s shares of LHC Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of LHC, as the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that the foregoing will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the consideration specified by the Merger Agreement within 60 days after the Effective Time. If a petition for appraisal is filed and the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only payment of the “fair value” of such stockholder’s shares of LHC Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The fair value of the shares of LHC Common Stock determined in any such appraisal proceeding could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.
Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of LHC Common Stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. None of UnitedHealth Group, Merger Sub or LHC, as the Surviving Corporation, has any obligation to file such a petition or has any present intention to file such a petition, and holders should not assume that any of the foregoing will file a petition. If a petition for appraisal is not timely filed, then the right to appraisal will cease. Accordingly, it is the obligation of the holders of LHC Common Stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of LHC Common Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in the loss of appraisal rights.
Any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the Merger Proposal is, within 120 days after the Effective Time, entitled upon written request to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of LHC Common Stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of LHC Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of LHC Common Stock and with whom agreements as to the value of their shares of LHC Common Stock have not been reached by LHC, as the Surviving Corporation. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Notwithstanding the foregoing, upon application by the Surviving Corporation or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial on the appraisal prior to final determination of the stockholders entitled to an appraisal. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of LHC Common Stock and who hold shares of LHC Common Stock in certificated form to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of LHC Common Stock entitled to appraisal exceeds 1% of the outstanding shares of LHC Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of LHC Common Stock exceeds $1,000,000.
The Delaware Court of Chancery will then conduct an appraisal proceeding to determine the fair value of the shares of LHC Common Stock as of the Effective Time exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount so determined to be the fair value by the Surviving Corporation to the stockholders entitled thereto. Payment will be so made to holders of LHC Common Stock represented by certificates upon surrender to the Surviving Corporation of the certificates representing such stock and, in the case of holders of uncertificated stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.
You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Moreover, none of UnitedHealth Group, Merger Sub or LHC, as the Surviving Corporation, anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of LHC Common Stock is less than or equal to the Merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of LHC Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of LHC Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of LHC Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, validly withdraws or otherwise loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of LHC Common Stock will be deemed to have been converted at the Effective Time into the right to receive the $170.00 per share cash payment (without interest and subject to any applicable withholding taxes) for his, her or its shares of LHC Common Stock pursuant to the Merger Agreement.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.
In view of the complexity of Section 262 of the DGCL, LHC stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of LHC Common Stock at the close of business on the record date. As a result, (i) an abstention, (ii) a failure to vote by a stockholder of record or (iii) a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Merger Proposal. For further information please see the sections entitled “The Special Meeting - Quorum”, “The Special Meeting – Required Vote”, “The Special Meeting – Abstentions and Broker Non-Votes”, and “The Special Meeting – Failure to Vote.”

THE MERGER AGREEMENT
The following discussion sets forth the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” beginning on page 94.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into LHC, the separate corporate existence of Merger Sub will cease, and LHC will continue as the surviving corporation and a wholly-owned subsidiary of UnitedHealth Group. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL.
Closing and Effectiveness of the Merger
The closing of the Merger (the “Closing”) will take place by remote communication and by the exchange of signatures by electronic transmission or, if or to the extent such exchange is not practicable, at a Closing to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the third business day following the satisfaction or waiver of the conditions to Closing described below under “Closing Conditions” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other date, time and place as LHC and UnitedHealth Group may agree in writing.
As promptly as practicable following the Closing, but on the Closing Date, the parties will cause a certificate of merger relating to the Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time the certificate of merger with respect to the Merger is executed and filed with the Secretary of State of the State of Delaware or at such later time as UnitedHealth Group and LHC agree upon in writing and specify in the certificate of merger so executed and filed.
Effect of the Merger on LHC Common Stock
At the Effective Time, each share of LHC Common Stock issued and outstanding immediately prior to the Effective Time (other than any LHC RSAs that are unvested, Excluded Shares and Dissenting Shares) will be automatically converted into the right to receive the Per Share Merger Consideration. From and after the Effective Time, each such share that became entitled to receive the Per Share Merger Consideration pursuant to the Merger (each, an “Eligible Share”) will cease to be outstanding, will be cancelled and will cease to exist and will thereafter only represent the right to receive the Per Share Merger Consideration. At the Effective Time, with respect to each Excluded Share, no consideration or payment will be delivered in exchange therefor or in respect thereof, subject to any rights that stockholders holding Dissenting Shares may have with respect to such Dissenting Shares. Appraisal rights are discussed in detail above under “The Merger Proposal (Proposal 1)—Appraisal Rights”.
Exchange Procedures
On the Closing Date, UnitedHealth Group will deposit with a paying agent an amount in cash sufficient in the aggregate to provide all funds necessary for the paying agent to make payments in respect of the Eligible Shares (such cash, the “Exchange Fund”). Pursuant to a paying agent agreement to be entered into prior to the Closing, the paying agent will act as the paying agent for the payment and delivery of the Per Share Merger Consideration and invest the Exchange Fund, if and as directed by UnitedHealth Group.
As promptly as practicable after the Effective Time (but in any event within five business days thereafter), the paying agent will mail or otherwise provide each holder of record of Eligible Shares that are (i) represented by a certificate or (ii) book-entry shares not held, directly or indirectly, through DTC, notice advising such holders of the effectiveness of the Merger, which notice will include (A) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery will be effected, and risk of loss and title to the certificates or such book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu of the certificates) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), as applicable, and (B) instructions for effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates) or such book-entry shares to the paying agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger.
With respect to book-entry shares held, directly or indirectly, through DTC, the parties will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the parties, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger.
Upon surrender to the paying agent of Eligible Shares that (i) are represented by a certificate, by physical surrender of such certificate (or affidavits of loss in lieu of the certificate) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the paying agent in accordance with the terms of the materials and instructions provided by the paying agent, (ii) are book-entry shares not held through DTC, by book-receipt of an “agent’s message” by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), in each case of the foregoing clauses (i) and (ii), pursuant to such materials and instructions as contemplated by the second paragraph of this section entitled “Exchange Procedures”, and (iii) are book-entry shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the parties, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the holder of the Eligible Shares represented by such certificate or book-entry share will be entitled to receive in exchange therefor, and UnitedHealth Group will cause the paying agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required tax withholdings) equal to the product obtained by multiplying (A) the number of Eligible Shares represented by such certificates (or affidavits of loss in lieu of the certificates) or such book-entry shares by (B) the Per Share Merger Consideration, and each certificate so surrendered will forthwith be cancelled.
In the event of a transfer of ownership of any Eligible Shares represented by a certificate that is not registered in the stock transfer books or ledger of LHC or if the consideration payable is to be paid in a name other than that in which the certificate or certificates surrendered or transferred in exchange therefor are registered in LHC’s stock transfer books or ledger, a check for any cash to be exchanged upon due surrender of any such certificate or certificates (or affidavits of loss in lieu of the certificate) may be issued by the paying agent to such a transferee if the certificate or certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to UnitedHealth Group and the paying agent. Payment of the Per Share Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered in the stock transfer books or ledger of LHC.
From and after the Effective Time, LHC’s stock transfer books will be closed, and thereafter there will be no transfers of shares on the stock transfer books or ledger of LHC. The Per Share Merger Consideration paid in accordance with the terms of the Merger Agreement will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to any Eligible Shares. From and after the Effective Time, the holders of LHC Common Stock outstanding immediately prior to the Effective Time will, subject to the rights of any holders of Dissenting Shares with respect to such Dissenting Shares, cease to have any rights with respect to such shares or as stockholders of LHC except the right to receive the Per Share Merger Consideration, without interest thereon, into which the shares have been converted. If, after the Effective Time, any certificate or acceptable evidence of a book-entry share is presented to the Surviving Corporation, UnitedHealth Group or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger.
Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 180 days from and after the Closing Date will be delivered to UnitedHealth Group or the Surviving Corporation, as determined by UnitedHealth Group. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by the Merger Agreement will thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required tax withholdings) in respect thereof. None of the Surviving Corporation, UnitedHealth Group, the paying agent or any other person or entity will be liable to any former holder of shares or LHC equity awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such certificate to be lost, stolen or destroyed and, if required by UnitedHealth Group or the paying agent pursuant to the paying agent agreement or otherwise, the posting by such person or entity of a bond in customary amount and upon such terms as may be reasonably required by UnitedHealth Group or the paying agent pursuant to the paying agent agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the paying agent will, in exchange for such certificate, issue a check in the amount (after giving effect to any required tax withholdings) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed certificate by (ii) the Per Share Merger Consideration.
Each of UnitedHealth Group, the Surviving Corporation and the paying agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any person or entity such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any other applicable tax law. To the extent that amounts are so withheld, such withheld amounts (i) will be remitted to the applicable governmental entity, and (ii) will be treated for all purposes of the Merger Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.
Treatment of LHC Equity Awards
At the Effective Time, LHC equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
•
Each LHC Option that is vested immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive, on the first regularly scheduled payroll date following the closing date of the Merger, an amount in cash, without interest and less applicable tax withholdings, equal to the product of (1) the total number of shares of LHC Common Stock subject to such LHC Option immediately prior to the Effective Time multiplied by (2) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of LHC Common Stock of such LHC Option; provided, however, that any such vested LHC Option for which the exercise price per share of the shares of LHC Common Stock subject to such LHC Option immediately prior to the Effective Time is equal to or greater than the Per Share Merger Consideration to be paid shall be cancelled at the Closing without payment of consideration.

•
Each LHC Option award that is unvested immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of LHC Common Stock and shall be converted into a UnitedHealth Group Option equal to the product (rounded down to the nearest whole number) of (1) the total number of shares of LHC Common Stock subject to such LHC Option award immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the shares of LHC Common Stock subject to such LHC Option immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of UnitedHealth Group Shares purchasable pursuant to the UnitedHealth Group Options shall be determined in a manner consistent with the requirements of

Section 409A of the Code; provided, further, that in the case of any LHC Option to which Section 422 of the Code applies, the exercise price and the number of UnitedHealth Group Shares purchasable pursuant to such UnitedHealth Group Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other changes that are necessary for the administration of such UnitedHealth Group Option and not detrimental to the holder thereof, following the Effective Time, each UnitedHealth Group Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding LHC Option immediately prior to the Effective Time.
•
Each outstanding LHC RSA that is unvested will, automatically and without any required action on the part of the holder thereof, cease to represent an award of restricted shares of LHC Common Stock and shall be converted into a number of UnitedHealth Group RSAs equal to (i) the total number of shares of LHC Common Stock subject to such LHC RSA immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other changes that are necessary for the administration of such UnitedHealth Group RSA and not detrimental to the holder thereof, following the Effective Time, each UnitedHealth Group RSA shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding LHC RSA immediately prior to the Effective Time.

Representations and Warranties
The Merger Agreement contains representations and warranties made by LHC to UnitedHealth Group and Merger Sub, on the one hand, and by UnitedHealth Group and Merger Sub to LHC, on the other hand. Such representations and warranties (i) were made solely for the benefit of the parties to the Merger Agreement; (ii) are subject to limitations agreed upon by the parties; (iii) are not intended to be treated as categorical statements of fact, but rather as a way of allocating contractual risk among the parties; (iv) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders; (v) are qualified by (A) information in confidential disclosure schedules delivered to UnitedHealth Group by LHC concurrently with the execution and delivery of the Merger Agreement (the “LHC Disclosure Letter”), which contain information that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement, and (B) information contained in LHC’s SEC reports on or after January 1, 2019 until the date of the Merger Agreement and UnitedHealth Group’s SEC reports on or after January 1, 2019 until the date of the Merger Agreement; and (vi) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement. Accordingly, investors and others should not rely on the representations and warranties, or any descriptions thereof, as characterizations of the actual state of facts or condition of LHC, UnitedHealth Group or any of their respective subsidiaries or affiliates.
LHC’s representations and warranties relate to, among other things:
•
Corporate organization, existence and good standing; corporate power and authority to own or lease assets and conduct business; qualification to conduct business; organizational documents; jurisdictions in which qualified to do business;

•	Capitalization; absence of voting debt securities; registered securities; employee equity awards; ownership of subsidiaries; validity of securities issued; absence of preemptive and similar rights;
•	Corporate power and authority to enter into the Merger Agreement and consummate the Merger; due execution of the Merger Agreement; enforceability of the Merger Agreement;
•	Approval of the Merger Agreement by the Board; making of Board Recommendation by the Board;
•	Receipt by the Board of the respective opinions of LHC’s financial advisors;
•	Absence of governmental filings, notices and consents;
•	Absence of conflicts with organizational documents, applicable laws and contracts with third parties;
•	Compliance with laws and absence of governmental investigations; validity of licenses; absence of violations of antitrust, anti-corruption, anti-bribery, sanctions and similar laws;

•	Timeliness and accuracy of SEC reports, including financial statements included therein;
•	Disclosure controls and procedures and internal control over financial reporting;
•	Financial statements, absence of undisclosed liabilities and absence of off-balance sheet arrangements;
•	Absence of litigation and governmental orders;
•	Absence of certain changes, including any Material Adverse Effect (as defined below), since December 31, 2021;
•	Material contracts;
•	Material payors, material vendors and joint ventures;
•	Employee benefits;
•	Labor matters;
•	Environmental matters;
•	Tax matters;
•	Real property;
•	Intellectual property, information technology and data security;
•	HIPAA compliance;
•	Compliance with healthcare laws;
•	Insurance;
•	Related-party transactions;
•	Inapplicability of takeover statutes;
•	Absence of brokers or finders; and
•	Absence of other representations and warranties.
Certain of LHC’s representations and warranties are qualified as to “materiality” or “Material Adverse Effect”. “Material Adverse Effect” means any result, condition, event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects (i) would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of LHC and its subsidiaries (taken as a whole); provided, however, that none of the following, either alone or in combination, shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(a) changes in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest rates or currency exchange rates) or political, regulatory or business conditions in the geographic markets in which LHC or any of its subsidiaries operate or their products or services are sold, in each case, occurring after the date of the Merger Agreement;
(b) changes or developments generally affecting the industries in which LHC operates, in each case, occurring after the date of the Merger Agreement, only to the extent also occurring in the applicable geographic markets in which LHC or any of its Subsidiaries operate;
(c) changes caused by the negotiation, execution, performance, public announcement or pendency of the Merger Agreement or the transactions contemplated thereby, including any loss of employees, patients, payors, joint venture partners or revenue to the extent arising from the identity of UnitedHealth Group as the acquiror of LHC (provided, that this clause (c) will not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of a party’s obligations thereunder or the consummation of the transactions contemplated by the Merger Agreement);

(d) changes in GAAP or any interpretations thereof (as confirmed by LHC’s independent registered public accounting advisor) or in any applicable law after the date of the Merger Agreement;
(e) any failure by LHC to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure (unless otherwise excluded by clauses (a), (b), (c), (d), (f) or (g)) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;
(f) any event, change, development or effect resulting from acts of war (whether or not declared and including the war in Ukraine), sabotage, terrorism, military or para-military actions, cyber terrorism or the escalation of any of the foregoing (other than cyberattacks specifically targeted at LHC or any of its subsidiaries), any weather event or natural disaster, or any outbreak of illness, pandemic (including COVID-19) or other public health event, in each case to the extent not caused by LHC or any of its affiliates or its or their representatives, in each case, occurring after the date of the Merger Agreement; or
(g) any actions or non-actions (1) expressly required to be taken or expressly required to be not taken by LHC or any of its subsidiaries pursuant to the Merger Agreement (except for any obligation to operate in the ordinary course of business), (2) any actions taken or not taken by LHC or any of its subsidiaries at UnitedHealth Group’s written request in accordance with the Merger Agreement or (3) taken or not taken by LHC or any of its subsidiaries to the extent such actions or non-actions are required by applicable law.
Notwithstanding the foregoing, with respect to clauses (a), (b), (d) and (f) above, such events, changes, developments, circumstances, facts or effects (as the case may be) will be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent, and only to the extent, that they (i) adversely disproportionately affect LHC and its subsidiaries (taken as a whole) relative to other companies of similar size operating in the home healthcare industries in the geographic markets in which LHC or any of its material subsidiaries operate or their products or services or sold; or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of LHC or any of its subsidiaries to consummate the transactions contemplated by the Merger Agreement.
UnitedHealth Group’s and Merger Sub’s representations and warranties relate to, among other things:
•	Corporate organization, existence and good standing; corporate power and authority to own or lease assets and conduct business; qualification to conduct business; organizational documents;
•	Capitalization of Merger Sub;
•	Corporate power and authority to enter into the Merger Agreement and consummate the Merger; due execution of the Merger Agreement; enforceability of the Merger Agreement;
•	Absence of governmental filings, notices and consents;
•	Absence of conflicts with organizational documents, applicable laws and contracts with third parties;
•	Absence of litigation and governmental orders;
•	Sufficiency of funds;
•	Absence of brokers or finders;
•	Ownership of LHC Common Stock; and
•	Absence of other representations and warranties.
Certain of UnitedHealth Group’s and Merger Sub’s representations and warranties are qualified as to “materiality” or by exceptions related to the absence of any circumstances which would or would reasonably be expected to prevent, materially delay or materially impair the ability of UnitedHealth Group or Merger Sub to consummate the transactions contemplated by the Merger Agreement.
The representations and warranties of the parties in the Merger Agreement will not survive the Closing or the termination of the Merger Agreement, as applicable; provided that, except as described in clause (iii) of the last paragraph under “Termination Fee” below, the foregoing will not relieve any party of any liability for its fraud or knowing and intentional breach of the Merger Agreement.

Conduct of Business Pending the Merger
The Merger Agreement provides for certain restrictions on the conduct of LHC’s and its subsidiaries’ respective businesses during the Interim Period.
During the Interim Period (unless UnitedHealth Group otherwise approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), except as otherwise expressly required by the Merger Agreement or except as required by applicable law), LHC and its subsidiaries must conduct their respective businesses in the ordinary course of business and use commercially reasonable efforts to conduct its business in accordance with applicable law and, to the extent consistent with the foregoing, shall use their respective commercially reasonable efforts to maintain their respective businesses and assets and relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and business associates; provided that, LHC and its subsidiaries shall be permitted to take commercially reasonable actions as reasonably required to comply with COVID-19 Measures (as defined below) (provided, further that to the extent reasonably practicable, in connection with taking any such actions which would otherwise be prohibited by any provision of the Merger Agreement, LHC must provide advance notice to UnitedHealth Group (and if advance notice is not reasonably practicable, shall provide notice to UnitedHealth Group promptly following the taking of any such actions) and reasonably consult in good faith with UnitedHealth Group with respect thereto).
Without limiting the foregoing, during the Interim Period, except as otherwise expressly contemplated or required by the Merger Agreement, as required by applicable law, as approved in writing by UnitedHealth Group (such approval not to be unreasonably withheld, conditioned or delayed, except that UnitedHealth Group may withhold, condition or delay approval of actions contemplated in clauses (iii) or (iv) in UnitedHealth Group’s sole discretion), or as set forth in the corresponding subsection of the LHC Disclosure Letter, LHC and its subsidiaries must not:
(i) adopt or publicly propose any change in its organizational documents (other than to correct scrivener’s errors or immaterial or ministerial amendments);
(ii)  merge or consolidate LHC or any of its subsidiaries with any other entity, deconsolidate any of its joint ventures or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve (provided, that LHC may effect or cause to be effected the actions referred to in this clause (ii) to the extent they involve only LHC’s wholly owned subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) below);
(iii)  acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, entity or assets from any other entity or person with a fair market value or purchase price in excess of $7,500,000 in any individual transaction or series of related transactions or $30,000,000 in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of LHC to consummate the transactions contemplated by the Merger Agreement;
(iv)  transfer, sell, lease, divest, cancel, abandon, allow to expire or lapse, license, outsource or otherwise dispose of, or grant any encumbrance (other than any permitted encumbrance) upon, any properties or assets (tangible or intangible, including any intellectual property rights) of LHC or any of its subsidiaries or product lines or businesses of LHC or any of its subsidiaries, except (A) other than with respect to intellectual property rights and outsourcing, in connection with services provided in the ordinary course of business, (B) expiration, abandonment or sales of obsolete or unused assets in the ordinary course of business, (C) sales, leases, licenses, outsourcing or other dispositions of tangible assets with a fair market value not in excess of $2,000,000 individually or $5,000,000 in the aggregate, (D) with respect to intellectual property rights, non-exclusive grants of licenses in the ordinary course of business and (E) the grant of encumbrances to secure indebtedness permitted by clause (ix) below;
(v)  issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or otherwise enter into any contract or other agreement, understanding or arrangement (whether oral or written) with respect to the voting of, any shares of capital stock of LHC (including, for the avoidance of doubt, LHC Common Stock) or of any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than (A) proxies or voting agreements solicited by or on behalf of LHC in order to obtain the Requisite Vote or in connection with any annual meeting of LHC’s stockholders or (B) the issuance of shares of such capital stock (1) by a wholly owned subsidiary of LHC to LHC or another wholly owned subsidiary of LHC, (2) in respect of LHC equity awards outstanding as of the date of the Merger Agreement in accordance with their terms and, as applicable, issuances under LHC’s stock plans (in either case to the extent disclosed in the LHC Disclosure Letter) or (3) pursuant to LHC’s employee stock purchase plan in accordance with its terms and subject to other provisions contained in the Merger Agreement);
(vi)  make any loans, advances, guarantees or capital contributions to or investments in any entity or person (other than to or from LHC and any of its wholly owned subsidiaries) outside the ordinary course of business in excess of $2,000,000 individually or $10,000,000 in the aggregate;
(vii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to LHC, for the avoidance of doubt, LHC Common Stock), except for (i) dividends or distributions paid by any wholly owned subsidiary to LHC, (ii) dividends or distributions to any other wholly owned subsidiary of LHC, or (iii) to the extent any such dividend or other distribution is in accordance with the requirements of the joint venture, operating or similar contract of any of the joint ventures;
(viii)  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (provided, that LHC may effect or cause to be effected the actions referred to in this clause (viii) to the extent they involve only LHC’s wholly owned subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) above);
(ix)  redeem, repurchase or prepay (other than prepayment of revolving loans), assume, guarantee, issue, incur, endorse or otherwise become liable for or modify the terms of any indebtedness (including the issuance of any debt securities or any warrants or other rights to acquire any debt security) or enter into any hedging agreements, except for (subject, in each case, to clause (xii) below) (A) (1) indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments, in each case in the ordinary course of business up to $25,000,000, and (2) other indebtedness in the ordinary course of business up to $10,000,000, (B) drawdowns under the Credit Agreement (as defined below) up to $50,000,000, (C) guarantees of indebtedness of its wholly owned subsidiaries otherwise incurred in compliance with the interim operating covenants, (D) indebtedness between LHC and any of its wholly owned subsidiaries or between one wholly owned subsidiary of LHC and another wholly owned subsidiary of LHC, (E) hedging agreements entered into in the ordinary course of business and not for speculative purposes, (F) extensions or renewals of any outstanding indebtedness in the ordinary course of business that do not include the addition, renewal or modification of any call protection or similar provisions or other restrictions or limitations on prepayment or repayment, or (G) refinancings or replacements of any outstanding indebtedness on terms that are substantially similar to the terms of such outstanding indebtedness or are otherwise more favorable to LHC and its subsidiaries; provided, that any indebtedness assumed, guaranteed, issued or incurred by LHC or any of its subsidiaries or for which LHC or any of its subsidiaries otherwise becomes liable under this clause (ix) must permit prepayment at any time without penalty of any kind;
(x) make or authorize any payment of, or accrual or commitment for, capital expenditures, except (1) capital expenditures in 2022 in an amount not in excess of 5% of the aggregate amount set forth in LHC’s 2021 capital budget plan and (2) subject to prior consultation with UnitedHealth Group, any additional capital expenditures not described in clause (1) so long as the aggregate amount of such capital expenditures made pursuant to this clause (2) do not exceed $15,000,000; provided, however, subject to prior consultation with UnitedHealth Group, that LHC and its subsidiaries shall be permitted to make emergency capital expenditures in any commercially reasonable amount that LHC determines is necessary to maintain its ability to operate its businesses in the ordinary course of business;
(xi) enter into any contract that would have been a “material contract” (as defined under the Merger Agreement) had it been entered into prior to the date of the Merger Agreement, other than contracts entered into in the ordinary course of business; provided, however, that in no event may LHC take any of the foregoing actions with respect to any tax “hold harmless,” sharing, allocation or indemnification agreement or arrangement (other than, in each case, (x) such agreements or arrangements solely between or among LHC and any of its wholly owned subsidiaries, (y) such agreements or arrangements contained in commercial contracts entered into, amended or terminated in the ordinary course of business the principal subject of which is not taxes and (z) customary tax indemnification or tax benefit provisions contained in merger agreements, stock purchase agreements, asset purchase agreements or other business combination agreements entered into in accordance with the terms of the Merger

Agreement; provided, further, that in the event that LHC engages in any discussion to enter into any new joint venture (and prior to requesting UnitedHealth Group’s written consent to enter into the relevant limited liability company agreement to establish such joint venture) LHC shall notify UnitedHealth Group of any such discussion as soon as reasonably practicable following such discussion (including, for the avoidance of doubt, any discussions disclosed in the relevant section(s) of the LHC Disclosure Letter);
(xii) terminate, fail to renew or amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any “material contract” (as defined under the Merger Agreement), other than terminations, expirations or non-renewals of any such contract in the ordinary course of business and in accordance with the terms of such contract with no further action by LHC, any of its subsidiaries or other party to such contract, except for any ministerial actions or non-exclusive licenses under LHC intellectual property, in each case, granted by a licensor in the ordinary course of business;
(xiii) cancel, modify or waive any debts or claims held by or owed to LHC or any of its subsidiaries having in each case a value in excess of $2,000,000 individually or $10,000,000 in the aggregate outside the ordinary course of business;
(xiv) other than in the ordinary course of business, reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew or replace any existing insurance policies;
(xv) other than with respect to transaction litigation, appraisal proceedings or tax disputes, which are separately addressed by the Merger Agreement, settle or compromise any legal proceeding for an amount in excess of $2,000,000 individually or $10,000,000 in the aggregate, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement, (B) have a materially negative impact or impose any material restriction on the operations of LHC and its subsidiaries or (C) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by LHC or any of its subsidiaries;
(xvi) make any changes with respect to accounting policies, procedures, methods, principals or practices, except as required by changes in GAAP or applicable law;
(xvii) make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle or compromise any material tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax;
(xviii) except as required pursuant to the terms of any LHC employee benefit plan in effect as of the date of the Merger Agreement, as may be required to comply with applicable law or as set forth in the LHC Disclosure Letter, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of LHC or any of its subsidiaries (each, a “LHC Employee”), (B) become a party to, establish, adopt, amend, commence participation in or terminate any LHC employee benefit plan or arrangement that would have been an LHC employee benefit plan had it been entered into prior to the date of the Merger Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any LHC employee benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any LHC employee benefit plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any LHC employee benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any LHC Employee (other than routine travel advances issued in the ordinary course of business), (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $200,000 or (H) terminate the employment or service of any LHC Employee with an annual salary or wage rate or consulting fees in excess of $200,000 other than for cause;
(xix) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xx) enter into any new line of business;
(xxi) amend, terminate or allow to lapse any material licenses held by LHC or any of its subsidiaries in a manner that materially and adversely impacts the ability of LHC and its subsidiaries to conduct their respective businesses;
(xxii) amend or modify the engagement letters of LHC’s financial advisors (or grant any discretionary fee or any comparable additional fee thereunder) in a manner that increases the fee or commission payable by LHC or any of its subsidiaries; or
(xxiii) agree, authorize or commit to do any of the foregoing.
Without UnitedHealth Group’s prior written consent, during the Interim Period, LHC and its subsidiaries may not avail themselves of any government grants, tax holidays, loans or other tax benefits or relief related to COVID-19, including a loan under the paycheck protection program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local law, except that LHC and its subsidiaries may avail themselves of such government grants, tax holidays, loans or other tax benefits or relief as they have already availed themselves of prior to the date of the Merger Agreement and are set forth in the LHC Disclosure Letter.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other applicable law, order or recommendations of a governmental entity (in the case of recommendations, widely followed by LHC’s and its subsidiaries’ peer companies) or any applicable directive or guidance from any applicable industry group widely followed by LHC’s and its subsidiaries’ healthcare industry peer companies in response to COVID-19.
Non-Solicitation Covenants
During the Interim Period, except as expressly permitted by the Merger Agreement, LHC must not, and must cause its subsidiaries and its and its wholly-owned subsidiaries’ representatives not to, and shall direct and use its reasonable best efforts to cause its non-wholly owned subsidiaries’ representatives not to, in each case, directly or indirectly: (i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below); (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) provide any information or data concerning LHC or its subsidiaries or access to LHC’s or its subsidiaries’ properties, books and records to any third party in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or (v) agree, authorize or commit to do any of the foregoing.
Notwithstanding the foregoing, prior to the time the Requisite Vote is obtained, in response to a bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation covenants contained in the Merger Agreement, LHC may (i) provide information concerning LHC and its subsidiaries in response to the third party making such Acquisition Proposal (provided that UnitedHealth Group also is provided such information and such third party executes a Permitted Confidentiality Agreement) and (ii) engage or otherwise participate in any discussions or negotiations with such third party if, and only if, prior to taking any action described in clause (i) or this clause (ii), the Board determines in good faith, after consultation with outside legal counsel and financial advisors, as applicable, that based on the information then available, including the terms and conditions of such Acquisition Proposal and those of the Merger Agreement, that (A) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
LHC must promptly (but, in any event, within 24 hours) give notice to UnitedHealth Group if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal are received by LHC or any of its subsidiaries or any of its or their representatives, (ii) any information concerning LHC or its subsidiaries or access to LHC’s or its subsidiaries’ properties, books and records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal is requested by any third party, to the knowledge of LHC, that is reasonably likely to make or is considering making an Acquisition Proposal, or (iii) any discussions or negotiations relating to an

Acquisition Proposal or any inquiry, proposal or offer that could lead to an Acquisition Proposal are sought to be engaged in or continued, by, from or with LHC, its subsidiaries or any of its or any of their respective representatives (as the case may be), or (iv) (A) any meeting of the Board is scheduled in order to consider or discuss an Acquisition Proposal or (B) an Acquisition Proposal is considered or discussed at any meeting of the Board (provided, that in the case of clause (A), such notice shall be given to UnitedHealth Group contemporaneously with the notice to the Board of such meeting), setting forth in such notice the name of the third party, the terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the scope of such request (including, if applicable, correct and complete copies of any such written Acquisition Proposals, Permitted Confidentiality Agreements, inquiries, proposals or offers, including proposed agreements or requests, or where no such copies are available, a reasonably detailed written description thereof) and its intentions with respect thereto and thereafter must keep UnitedHealth Group reasonably informed, on a reasonably current basis (but, in any event, within 24 hours after any changes), of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers or requests (including any material amendments or modifications thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.
Except as expressly permitted by the Merger Agreement, the Board must not (i) fail to include the Board Recommendation in this proxy statement; (ii) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board Recommendation in a manner adverse to UnitedHealth Group; (iii) make any public statement in connection with the Special Meeting that is inconsistent with the Board Recommendation; (iv) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, take any action or make any recommendation or public statement in connection therewith other than an unequivocal recommendation against such offer; (v) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Board Recommendation as promptly as reasonably practicable (but in any event within three business days after receipt of any written request to do so from UnitedHealth Group); (vi) approve or recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement; or (vii) agree authorize or commit to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Change of Recommendation”). In addition, except as expressly permitted by the Merger Agreement, the Board must not cause or permit LHC or any of its subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.
Notwithstanding the foregoing, prior to the time the Requisite Vote is obtained, the Board may effect a Change of Recommendation or terminate the Merger Agreement if (A) a bona fide written Acquisition Proposal that did not result from or in connection with a breach of the non-solicitation covenants contained in the Merger Agreement is received by LHC or an Intervening Event (as defined below) has occurred, and (B) the Board determines in good faith, after consultation with outside legal counsel and financial advisors, as applicable, based on the information then available, that (x) in the case of an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal and (y) a failure to effect a Change of Recommendation or terminate this Agreement in response to such Acquisition Proposal or Intervening Event, as applicable, is inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that no such actions may be taken unless and until: (I) LHC has given UnitedHealth Group written notice at least five business days in advance (the “Notice Period”), which notice must set forth in writing that the Board intends to consider whether to take such action and a reasonably detailed description of the basis therefor, and must also include, in the case of an Acquisition Proposal, all information required elsewhere by the Merger Agreement and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (II) during the Notice Period, to the extent requested by UnitedHealth Group, LHC must, and must cause its representatives to, negotiate in good faith with UnitedHealth Group to revise the Merger Agreement so that the condition set forth in clause (B) above would not be satisfied; and (III) at the end of the Notice Period, the Board has taken into account any revisions to the Merger Agreement proposed by UnitedHealth Group in writing and any other information offered by UnitedHealth Group in response to such notice contemplated by clause (I) above prior to the end of the Notice Period, and has thereafter determined in good faith, after consultation with outside legal counsel and financial advisors, as applicable, based on the information then available, that (x) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (y) a failure to effect a Change of Recommendation or terminate the Merger Agreement pursuant to the termination provisions of the Merger Agreement would continue to be inconsistent with the directors’ fiduciary duties under applicable law (provided that any amendment or modification to the economic terms of any such Acquisition

Proposal shall be deemed material and shall be deemed a new Acquisition Proposal for purposes of certain sections of the Merger Agreement, including for purposes of the initial five-day Notice Period, except that subsequent to the initial Notice Period, the Notice Period shall be reduced to three business days.
In addition, none of the non-solicitation covenants contained in the Merger Agreement will prohibit LHC from (i) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
During the Interim Period, LHC must not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which LHC or any of its subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement; provided that LHC will be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Board determines in good faith, after consultation with its outside legal counsel, based on the information then available, that the failure to take such action would violate the directors’ fiduciary duties under applicable law.
Under the Merger Agreement:
•
“Acquisition Proposal” means any (a) bona fide proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, plan of arrangement, business combination or any other similar transaction involving LHC or any of its subsidiaries or (b) acquisition by any person or group (as defined under Section 13 of the Exchange Act) or any proposal, offer, inquiry or indication of interest to make an acquisition by any third party that, in each case, if consummated would result in any third party directly or indirectly, in one or a series of related transactions, acquiring beneficial ownership of or becoming the beneficial owner of 15% or more of: (i) the total voting power of any class of equity securities of LHC or any of its subsidiaries; or (ii) the consolidated net revenues, net income or total assets of LHC as of the date of such proposal, offer, inquiry or indication of interest (it being understood that total assets include equity securities of subsidiaries of LHC), in each of the foregoing clauses (a) and (b) of this definition, other than the transactions contemplated by the Merger Agreement.

•
“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement or document constituting, or that would be reasonably be expected to lead to, any Acquisition Proposal, or requiring, or that would reasonably be expected to cause, LHC to abandon or terminate the Merger Agreement.

•
“Intervening Event” means a material event, change, development, circumstance, fact or effect with respect to or impacting LHC and its subsidiaries or the business or LHC and its subsidiaries, in each case taken as a whole, that (a) is unknown to and was not reasonably foreseeable, by the Board as of the execution and delivery of the Merger Agreement, and (b) first becomes known to the Board after the execution and delivery of the Merger Agreement and any time prior to the time the Requisite Vote is obtained; provided that any event, change, development, circumstance, fact or effect (i) resulting from LHC meeting or exceeding any internal or analysts’ expectations or projections, in and of itself; (ii) that involves or relates to an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, will be read without reference to any percentages set forth in the definitions of “Acquisition Proposal” and “Superior Proposal”) or any inquiry or communications or matters relating thereto; (iii) resulting from a breach of the Merger Agreement by LHC; or (iv) resulting from any event, change, development, circumstance or fact after the execution and delivery of the Merger Agreement in the market price or trading volume of the shares of LHC Common Stock, individually or in the aggregate, will not be deemed to constitute an Intervening Event.

•
“Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal that if consummated would result in a third party, other than UnitedHealth Group or any of its subsidiaries, acquiring beneficial ownership of or becoming the beneficial owner of, directly or indirectly, more than 50% of the: (a) total voting power of the equity securities of LHC and its subsidiaries (or of the surviving entity in a Merger involving LHC or the resulting, direct or indirect, parent of LHC or such surviving entity); or (b) consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of subsidiaries of LHC) that, in either case, the Board has determined in good faith, after consultation with outside legal counsel and financial advisors that (i) if consummated, would result in a transaction more favorable to LHC’s stockholders than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms and conditions of the Merger Agreement proposed by UnitedHealth Group pursuant to the “matching rights” set forth in the non-solicitation covenants contained in the Merger Agreement and taking into account the time expected to be required to consummate such Acquisition Proposal, any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the third party making the proposal) and (ii) is reasonably expected to be consummated on the terms proposed (after taking into account any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the third party making the proposal and any other aspects considered relevant by the Board).
Special Meeting
LHC must (i) hold the Special Meeting as promptly as reasonably practicable after this proxy statement is in final form and (ii) cause a vote upon the adoption of the Merger Agreement to be taken at the Special Meeting. LHC may not postpone, recess or adjourn the Special Meeting without UnitedHealth Group’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). However, (x) LHC may, postpone, recess or adjourn the Special Meeting, and at the direction of UnitedHealth Group, LHC shall postpone, recess or adjourn the Special Meeting, (A) to the extent, in the reasonable opinion of LHC’s outside legal counsel, or to the extent in UnitedHealth Group’s reasonable judgment (as applicable), required by applicable law or necessary to ensure that any required supplement or amendment to this proxy statement is delivered to the stockholders of LHC for the amount of time required by applicable law in advance of the Special Meeting, or (B) on a date that is one day prior to the date the Special Meeting is originally scheduled, as set forth in this proxy statement (the “Original Date”) or any date that the Special Meeting is scheduled to be held thereafter in accordance with the Merger Agreement, LHC or UnitedHealth Group, respectively, reasonably believes there will be insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or to obtain the Requisite Vote; and (y) if LHC delivers a notice of an intent to make a Change of Recommendation within the five business days prior to the Original Date or any date that the Special Meeting is scheduled to be held thereafter in accordance with the terms of the Merger Agreement, if directed by UnitedHealth Group, LHC shall as promptly as practicable thereafter postpone, recess or adjourn the Special Meeting for up to ten business days in accordance with UnitedHealth Group’s direction; provided, that in no event may the Special Meeting be postponed, recessed or adjourned more than ten business days in connection with any one postponement, recess or adjournment or more than an aggregate of thirty days from the Original Date. LHC must use reasonable best efforts to obtain the Requisite Vote, including by soliciting proxies in support of such vote.
Efforts to Complete the Merger
General
Each of UnitedHealth Group and LHC must use its reasonable best efforts to take all actions necessary or advisable on its part under the Merger Agreement (including as set forth in the relevant section(s) of the LHC Disclosure Letter) and applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable after the date of the Merger Agreement (and, in any event, no later than the Outside Date (as defined below)), including making all required filings with governmental entities and seeking all required consents from third parties.
Antitrust Matters
In addition to the general efforts described above, each of UnitedHealth Group and LHC must cooperate with each other and use their reasonable best efforts to take all actions necessary or advisable on its part under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement, including preparing and submitting documentation to (i) effect the expirations of all waiting periods under applicable antitrust law as promptly as practicable after the date of the

Merger Agreement and (ii) make with and obtain from, as applicable, any governmental entity, all filings and consents necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement prior to the Outside Date, including the other LHC approvals and UnitedHealth Group approvals required under the Merger Agreement.
LHC and UnitedHealth Group shall each use reasonable best efforts to, as promptly as practicable, advise the other party upon receiving any written communication from any governmental entity or third party whose consent or approval is required for consummation of the transactions contemplated by the Merger Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.
In furtherance of the foregoing, the Merger Agreement requires the parties to take specific actions in order to obtain antitrust approval. On April 7, 2022, as required by the Merger Agreement, the parties filed a Notification and Report Form under the HSR Act. The Merger Agreement further requires each of the parties to take the following actions: (i) the prompt provision to governmental antitrust entities of non-privileged information and documents requested by such entities or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement; (ii) the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to remove any injunction or other order entered in any legal proceeding that would reasonably be expected to delay or otherwise prohibit the consummation of the transactions contemplated by the Merger Agreement, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any governmental antitrust entity seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement (subject in all cases to the limitations set forth in the Merger Agreement), if such action would be reasonably necessary, proper or advisable so as to permit the consummation of the transactions contemplated by the Merger Agreement prior to the Outside Date; and (iii) the proffer and agreement by UnitedHealth Group of its willingness to dispose of, or hold separate pending such disposition, assets, operations, rights, product lines, licenses, businesses or interests therein of LHC, UnitedHealth Group or either of their respective subsidiaries or to effect any other obligation, restriction, requirement, qualification, condition, remedy or other action with respect to the business and operations of LHC, UnitedHealth Group, or other of their respective subsidiaries (and the entry into agreements with, and submission to orders of, the relevant government antitrust entity giving effect thereto), subject in all cases to the limitations set forth in the Merger Agreement, if such action would be reasonably necessary, proper or advisable so as to permit the consummation of the transactions contemplated by the Merger Agreement prior to the Outside Date.
Notwithstanding the foregoing, (i) in no event will (a) any party or any of its subsidiaries be required to proffer or agree to any term, remedy, or other action imposed, required or requested by a governmental entity (including any governmental antitrust entity) in connection with effecting (x) the expiration of any waiting period under applicable antitrust law or (y) a governmental entity’s (including any governmental antitrust entity’s) grant of any consent or other authorization, in each case necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement, including the other LHC approvals and the other UnitedHealth Group approvals, that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement or (b) LHC or any of its subsidiaries agree to any term, remedy, or other action in connection with the expiration of any such waiting period or obtaining of any such consent or other authorization without the prior written consent of UnitedHealth Group (which consent may be withheld in UnitedHealth Group’s sole discretion); and (ii) nothing will require UnitedHealth Group or any of its subsidiaries, in order to effect the expiration of any waiting periods under applicable antitrust law or the obtaining from any governmental antitrust entity of any consent or other authorization to proffer or agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action that is, or would reasonably be expected to result in, a Burdensome Condition (as defined below); provided that UnitedHealth Group can compel LHC to (and to cause LHC’s subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.
LHC must agree, if reasonably requested by UnitedHealth Group so as to permit the expiration or termination of the applicable waiting periods under the HSR Act or the receipt of any other consent under any other applicable antitrust law, to effect and agree to any divestiture, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any assets, operations, rights, product lines, licenses, businesses or interests therein of LHC and its subsidiaries that is conditioned on the occurrence of the Closing.

UnitedHealth Group and LHC will jointly direct all matters (including with respect to process, strategy and communications) with any governmental entity (including any governmental antitrust entity); provided that in the event of any conflict or disagreement between UnitedHealth Group and LHC with respect to process, strategy or communications regarding any matter with a governmental entity (including any governmental antitrust entity), UnitedHealth Group will have the right to direct the matter that is the cause of any such conflict or disagreement in its sole discretion, acting reasonably and in good faith.
“Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon UnitedHealth Group, LHC or any of their respective subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust law applicable to the consummation of the transactions contemplated by the Merger Agreement or obtaining from a governmental antitrust entity any consent, registration, approval, permit or authorization, in each case necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement that would reasonably be expected to result in (a) with respect to UnitedHealth Group, Merger Sub and their affiliates, (i) (x) payments or expenditures (including reasonable counsel and advisor fees) or (y) concessions of anything of value (including loss of profits as a result of any requirement restricting or regulating the conduct of business) in excess of the Burdensome Condition Threshold ($300,000,000) in the aggregate or (ii) the transfer, disposition, divestiture or sale of any businesses, assets or properties of UnitedHealth Group, Merger Sub or their affiliates that, in the aggregate, have a value in excess of the Burdensome Condition Threshold, and (b) with respect to LHC or its subsidiaries, the transfer, disposition, divestiture or sale of any businesses, assets or properties of LHC or its subsidiaries that, in the aggregate, have a value in excess of the Burdensome Condition Threshold.
Employee Benefits
UnitedHealth Group has agreed that the employees of LHC and its subsidiaries at the Effective Time who continue to remain employed with LHC or any of its subsidiaries (“Continuing Employees”) will, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, be provided with base salary or base wage, target annual cash bonus opportunities and pension and welfare benefits (excluding equity and long-term incentive compensation and any retention or transaction bonus payments) that are substantially comparable in the aggregate to those that are provided to the Continuing Employees immediately prior to the Effective Time or, in UnitedHealth Group’s discretion, are substantially comparable to those made available to similarly situated employees of UnitedHealth Group and its subsidiaries.
UnitedHealth Group will use reasonable best efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of UnitedHealth Group or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, and (ii) give each Continuing Employee credit for the plan year in which the Continuing Employee is first eligible to enroll in a UnitedHealth Group plan providing medical benefits towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made in respect of such Continuing Employee and their eligible dependents to the same extent such credit was given under the analogous LHC benefit plan prior to the Effective Time (provided, that LHC shall have timely provided adequate data concerning such payments to UnitedHealth Group in a format reasonably requested by UnitedHealth Group). UnitedHealth Group shall give each Continuing Employee service credit for such Continuing Employee’s employment with LHC and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable UnitedHealth Group benefit plan, as if such service had been performed with UnitedHealth Group, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, to the extent it would result in a duplication of benefits and for purposes of eligibility for retirement vesting under UnitedHealth Group’s equity plans.
Prior to the Effective Time, if requested by UnitedHealth Group in writing, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, LHC will (i) cause to be amended LHC’s benefit plans to the extent necessary to provide that no employees of UnitedHealth Group and its subsidiaries will commence participation therein following the Effective Time unless the Surviving Corporation or such subsidiary explicitly authorizes such participation and (ii) cause LHC’s 401(k) plan to be terminated effective immediately prior to the Effective Time. In the event that UnitedHealth Group requests that LHC’s 401(k) plan be terminated, LHC will provide UnitedHealth Group with evidence that such plan has been terminated (the form and substance of which shall be subject to approval by UnitedHealth Group) not later than the day immediately preceding the Effective Time.
If requested by UnitedHealth Group in writing delivered to LHC not less than 10 business days prior to the Effective Time (with such request to be made only in the event UnitedHealth Group does not request that LHC’s

401(k) plan be terminated in the manner described above), the Board will take any actions (including, if applicable, adopting resolutions) as are reasonably necessary to delegate plan amendment, trustee appointment and other plan sponsor authority for any LHC benefit plans that are qualified or non-qualified retirement plans to the Senior Vice President, Total Rewards and Human Capital Services, of UnitedHealth Group, to delegate plan administration authority for such plans to UnitedHealth Group’s Employee Benefits Plans Administrative Committee and to delegate investment authority for such plans to UnitedHealth Group’s Employee Benefit Plans Investment Committee, with such delegations to be effective as of the Effective Time and contingent upon the occurrence of the Effective Time. To the extent such delegation of authority described in the preceding sentence is requested by UnitedHealth Group, LHC will provide UnitedHealth Group with evidence of such delegation (the form and substance of which shall be subject to prior review and approval by UnitedHealth Group) not later than the date immediately preceding the Effective Time.
Prior to making any written or oral communications to any LHC Employee pertaining to compensation or benefits matters that are affected by the transactions contemplated by the Merger Agreement, LHC will provide UnitedHealth Group with a copy of the intended communication, UnitedHealth Group will have a reasonable period of time to review and comment on the communication and LHC will consider any such comments in good faith.
Nothing set forth in the Merger Agreement is intended to (i) be treated as an amendment of any particular LHC benefit plan, (ii) prevent UnitedHealth Group, the Surviving Corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any LHC benefit plan in accordance with their terms, (iii) prevent UnitedHealth Group, the Surviving Corporation or any of their affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of LHC or any of its subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by UnitedHealth Group, the Surviving Corporation or any of their affiliates or under any benefit plan which UnitedHealth Group, the Surviving Corporation or any of their affiliates may maintain.
Indemnification; Directors’ and Officers’ Insurance
From and after the Effective Time, UnitedHealth Group must, and must cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties (as defined below) against any reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any legal proceeding in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent that LHC would have been permitted under applicable law and as provided in LHC’s organization documents in effect as of the date of the Merger Agreement, and (ii) to the fullest extent that LHC would have been permitted under applicable law and as provided for in LHC’s organizational documents, advance expenses as incurred by the Indemnified Parties; provided that any person or entity to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the Chosen Courts (as defined below) that such person or entity is not entitled to such advanced expenses.
Prior to the Effective Time, LHC will obtain and fully pay the premium for “tail” (e.g., optional or extended reporting period) coverage for the extension of LHC’s existing (i) directors’ and officers’ liability insurance policies and (ii) fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years following the Effective Time with respect to any claim related to matters existing or occurring at or prior to the Effective Time from LHC’s D&O Insurance carriers as of the date of the Merger Agreement or one or more insurance carriers with the same or better credit rating as such carriers with terms, conditions, retentions, coinsurance, and limits of liability that are at least as favorable to the insureds as LHC’s existing D&O Insurance policies; provided, however, that, in no event will the premium amount for such policies exceed the amount set forth in the in the relevant section of the LHC Disclosure Letter. From and after the Effective Time, UnitedHealth Group will cause such “tail” insurance policies be maintained in full force and effect, each for its full term, and honor all obligations thereunder.
The foregoing provisions are intended to be for the benefit of, and from and after the Effective Time will be enforceable by, each of the Indemnified Parties and their respective successors, representatives and permitted assigns, who will be third-party beneficiaries of such provisions.

The rights of the Indemnified Parties under the Merger Agreement are in addition to any rights such Indemnified Parties may have under the organizational documents of LHC or any of its subsidiaries, or under any applicable contracts or laws.
“Indemnified Parties” means, collectively, (i) each present and former (determined as of the Effective Time) director or officer of LHC or any of its subsidiaries (or other individuals performing similar functions), in each case when acting in such capacity; (ii) each person or entity who served, as of or prior to the Effective Time, at LHC’s request as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise; and (iii) the respective heirs, executors and administrators of the persons and entities referred to in clauses (i) and (ii).
Financing Cooperation
LHC will (i) furnish to the agent under the Credit Agreement not later than 11:00 a.m. (New York time) at least three business days prior to the Closing a prepayment notice in respect of the termination of all outstanding commitments and prepayment of all outstanding loans under the Credit Agreement and (ii) deliver to UnitedHealth Group, at least three business days prior to the Closing, an executed pay-off letter in customary form acceptable to UnitedHealth Group with respect to the Credit Agreement, which pay-off letter will provide that upon receipt from or on behalf of the borrowers thereunder of the pay-off amount set forth in the pay-off letter, (a) the Indebtedness incurred pursuant to the Credit Agreement and instruments related thereto will be satisfied, and all obligations of the secured parties terminated (other than those that customarily survive in pay-off letters and expressly contemplated to survive under the Credit Agreement), (b) all encumbrances relating to the assets, rights and properties of LHC or any of its subsidiaries, and all guarantees, in each case granted pursuant to or in connection with the Credit Agreement will be released and terminated without any further action by the secured parties and (c) LHC or its designee will be entitled to file documents, financing statements and other instruments to reflect the release of such Encumbrances.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 3, 2021, by and among LHC, the lenders party thereto from time to time, and J.P. Morgan Chase Bank, N.A., as administrative agent.
Delisting and Deregistration
Prior to the Closing Date, LHC will cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the shares of LHC Common Stock from NASDAQ and the deregistration of the shares under the Exchange Act, in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the shares, no more than ten days thereafter. In connection therewith, UnitedHealth Group (taking into account the degree to which LHC satisfies its obligations set forth in the foregoing sentence of this paragraph) will use reasonable best efforts to (a) assist in enabling LHC or NASDAQ to be in a position to promptly file and cause the Surviving Corporation or NASDAQ to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first business day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”).
Upon UnitedHealth Group’s determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, LHC will deliver to UnitedHealth Group at least five business days prior to the Closing Date a draft of any such reports required to be filed during the Delisting Period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable law.
Other Covenants
The Merger Agreement contains other customary covenants, including those:
•	Relating to the preparation, clearance and dissemination of this proxy statement;
•	Requiring Merger Sub’s sole stockholder to approve the Merger Agreement;
•
Requiring the parties to keep each other reasonably apprised of notifications from governmental entities and other third parties regarding the Merger, and requiring LHC to promptly notify UnitedHealth Group of certain changes, developments or circumstances or facts that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or failure of any condition to UnitedHealth Group’s or Merger Sub’s obligation to effect the Merger;
•	Requiring LHC to provide UnitedHealth Group and its representatives with information regarding, and access to, LHC’s business, properties, assets and personnel;
•	Relating to public announcements and other communications;
•	Requiring LHC to take actions to eliminate or minimize the effects of any takeover statutes that become applicable to the Merger;
•	Relating to coordination between the parties regarding transaction litigation;
•	Authorizing the officers of the Surviving Corporation to take all necessary action to carry out the purposes of the Merger Agreement; and
•	Relating to Section 16 matters.
Closing Conditions
Mutual Conditions
The respective obligations of each party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
•	The Requisite Vote will have been obtained;
•
The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act will have expired or been earlier terminated; and

•
No governmental entity will have enacted or entered any order (whether temporary, preliminary or permanent) that is in effect, and no other law will have been enacted, enforced, issued, promulgated, entered or adopted and be effective, in each case, that enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by the Merger Agreement (each, a “Legal Restraint”).

Conditions Benefitting UnitedHealth Group and Merger Sub
The obligations of UnitedHealth Group and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by UnitedHealth Group at or prior to the Closing Date of the following conditions:
•
Except as otherwise set forth in the Merger Agreement, each of LHC’s representations and warranties relating to (i) organization, good standing and qualification, (ii) certain matters regarding capital structure, (iii) corporate authority and approval of the Merger Agreement, (iv) absence of certain changes, (v) the inapplicability of takeover statutes and (vi) the absence of brokers and finders that (a) is qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time) and (b) is not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

•
Each of LHC’s representations and warranties related to certain other matters regarding capital structure must have been true and correct in all respects (other than any inaccuracies that, individually or in the aggregate, are de minimis in nature and amount) as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

•
Each of LHC’s other representations and warranties, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, must have been true and correct as of the date of the Merger Agreement and must be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	LHC must have performed in all material respects all of the obligations required to be performed by it under the Merger Agreement at or prior to the Closing;
•
The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been earlier terminated without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition;

•	Since the date of the Merger Agreement, there must not have occurred any Material Adverse Effect; and
•
UnitedHealth Group must have received a certificate duly executed on behalf of LHC by an executive officer of LHC certifying that the conditions described in the six immediately preceding bullets have been satisfied.

Conditions Benefitting LHC
The obligation of LHC to effect the Closing is also subject to the satisfaction or waiver by LHC at or prior to the Closing of the following conditions:
•
Each of UnitedHealth Group’s and Merger Sub’s representations and warranties, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, must have been true and correct in all material respects as of the date of the Merger Agreement and must be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct in all material respects as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of UnitedHealth Group or Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•	Each of UnitedHealth Group and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing; and
•
LHC must have received a certificate duly executed on behalf of UnitedHealth Group and Merger Sub by an executive officer of UnitedHealth Group and Merger Sub certifying that the conditions described in the two immediately preceding bullets have been satisfied.

Termination
The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the Requisite Vote has been obtained (except as otherwise expressly noted below), as follows:
•	By mutual written consent of the parties;
•	By either LHC or UnitedHealth Group if:
•
the transactions contemplated by the Merger Agreement have not been consummated by 5:00 p.m. (New York time) on December 28, 2022 (the “Outside Date”); provided, however, that if the conditions described in (i) the second bullet under “Closing Conditions—Mutual Conditions” above, (ii) the third bullet under “Closing Conditions—Mutual Conditions” above (in connection with a Legal Restraint of a governmental antitrust entity) or (iii) the third-to-last bullet under “Closing Conditions—Conditions Benefitting UnitedHealth Group and Merger Sub” above have not been satisfied or, to the extent permitted by applicable law, waived on or prior to the Outside Date but all other conditions to Closing have been satisfied or, to the extent permitted by applicable law, waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date may be extended by LHC or UnitedHealth Group for up to two three-month periods to a time and date not beyond 5:00 p.m. (New York time) on June 28, 2023 by providing a written notice thereof to UnitedHealth Group, in the case of an extension by LHC, or to LHC, in the case of an extension by UnitedHealth Group, in the case of the first extension, prior to 5:00 p.m. (New York time) on December 28, 2022, and in the case of the second extension, prior to 5:00 p.m. (New York time) on March 28, 2023, and such time and date, as so extended, will be the “Outside Date”; provided, further, that this termination right will not be available to LHC or UnitedHealth Group if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date;
•	the Requisite Vote has not been obtained at the Special Meeting or at any postponement, recess or adjournment thereof taken in accordance with the Merger Agreement; or
•
if any governmental entity has enacted or entered any order, or enacted, enforced, issued, promulgated, entered or adopted any other law that, in either such case, enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by the Merger Agreement and such order or other law has become final and non-appealable, whether before or after the Requisite Vote has been obtained; provided that this termination right will not be available to LHC or UnitedHealth Group if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has proximately caused the occurrence of the failure of a condition to the Closing to occur;

•	By LHC:
•
if there has been a breach of any representation, warranty, covenant or agreement made by UnitedHealth Group or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of UnitedHealth Group or Merger Sub has become untrue or incorrect following the date of the Merger Agreement, in either case such that the conditions described in the first or second bullets under “Closing Conditions—Conditions Benefitting LHC” above would not be satisfied were the Closing then to occur (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by LHC to UnitedHealth Group and Merger Sub describing such breach or failure in reasonable detail and stating LHC’s intention to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement and (ii) three business days prior to the Outside Date), whether before or after the Requisite Vote has been obtained; provided that this termination right will not be available to LHC if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach would cause the occurrence of the failure of a condition to the Closing to occur; or

•
at any time prior to the time the Requisite Vote is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the non-solicitation covenants contained in the Merger Agreement; provided, however, that LHC has concurrently with such termination paid or caused to be paid to UnitedHealth Group the Termination Fee (as defined below) and LHC, its subsidiaries and any of LHC’s representatives has not breached the non-solicitation covenants contained in the Merger Agreement in respect of such Acquisition Proposal (such termination trigger, the “Superior Proposal Trigger”);

•	By UnitedHealth Group:
•
if there has been a breach of any representation, warranty, covenant or agreement made by LHC set forth in the Merger Agreement, or if any representation or warranty of LHC shall have become untrue or incorrect following the date of the Merger Agreement, in either case such that the conditions in the first or second bullets under “Closing Conditions—Conditions Benefitting UnitedHealth Group and Merger Sub” above would not be satisfied were the Closing then to occur (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by UnitedHealth Group to LHC describing such breach or failure in reasonable detail and stating UnitedHealth Group’s intention to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement and (ii) three business days prior to the Outside Date), whether before or after the Requisite Vote has been obtained; provided that this termination right will not be available to UnitedHealth Group if either UnitedHealth Group or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach would cause the occurrence of the failure of a condition to the Closing to occur (such termination trigger, the “LHC Breach Trigger”); or
•
at any time prior to the time the Requisite Vote is obtained, if (i) the Board has effected a Change of Recommendation or (ii) LHC or its subsidiaries have materially breached the non-solicitation covenants contained in the Merger Agreement (such termination trigger, the “Change of Recommendation/Non-Solicitation Breach Trigger”).

Except to the extent described under “Termination Fee” below, in the event the Merger Agreement is terminated in the manner described above, the Merger Agreement will become void and of no effect with no liability to any person or entity on the part of any party (or any of its affiliates or its or their respective representatives); provided, however, no such termination will relieve any party of any liability or damages to any other party resulting from any fraud or willful breach of the Merger Agreement.
Termination Fee
In the event the Merger Agreement is terminated:
•
by either LHC or UnitedHealth Group if the Merger has not been consummated by the Outside Date or the Requisite Vote is not obtained, or by UnitedHealth Group pursuant to the LHC Breach Trigger and, in either such case:

•
(x) a bona fide Acquisition Proposal shall have been disclosed to the Board or (y) any person or entity has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and, in each case, such Acquisition Proposal has not been withdrawn without qualification (1) prior to the meeting of the LHC stockholders to consider the adoption the Merger Agreement (including any postponement, recess or adjournment thereof taken in accordance with the Merger Agreement), with respect to termination pursuant to the Requisite Vote not being obtained, or (2) prior to the date of such termination, with respect to termination pursuant to the LHC Breach Trigger; provided that for purposes of this bullet, an Acquisition Proposal with respect to LHC will not be deemed to have been “withdrawn” if, within 12 months of such termination, LHC or any of its subsidiaries has entered into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, or has consummated any Acquisition Proposal (or the Board has approved or recommended to LHC’s stockholders or otherwise not opposed any Acquisition Proposal) made by or on behalf of such person or entity or any of its affiliates; and

•
within 12 months after such termination, LHC or any of its subsidiaries has entered into a definitive Alternative Acquisition Agreement with respect to, or the Board has approved or recommended to LHC’s stockholders or otherwise not opposed, any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such 12 month period) (provided, that solely for purposes of this bullet and the immediately preceding bullet, the term “Acquisition Proposal” will have the meaning set forth above under “Non-Solicitation Covenants”, except that the reference to “15%” in such definition will be replaced with a reference to “50%”), then LHC must pay or cause to be paid to UnitedHealth Group an amount equal to $180,000,000 (the “Termination Fee”) by wire transfer of immediately available funds prior to or concurrently with the consummation of any Acquisition Proposal;

•
by (A) UnitedHealth Group pursuant to the Change of Recommendation/Non-Solicitation Breach Trigger or (B) LHC pursuant to a Superior Proposal Trigger, then LHC must pay or cause to be paid to UnitedHealth Group, within two business days following the date of such termination by UnitedHealth Group pursuant to clause (A), or concurrently with such termination by LHC pursuant to Clause (B), the Termination Fee by wire transfer of immediately available funds.

The Merger Agreement provides that (i) in no event will LHC be required to pay the Termination Fee on more than one occasion, (ii) the agreements described above are an integral part of the transactions contemplated by the Merger Agreement and that, without those agreements, the other parties would not enter into the Merger Agreement and accordingly, if LHC fails to promptly pay or cause to be paid the amount due, and, in order to obtain such amount, UnitedHealth Group commences a legal proceeding that results in a judgment against LHC for the Termination Fee, LHC must pay or cause to be paid to UnitedHealth Group its costs and expenses (including attorneys’ fees) in connection with such proceeding, together with interest on the Termination Fee, as the case may be, at the prime rate published in The Wall Street Journal for the relevant date such amount was required to be made from such date through the date of payment, and (iii) in the event that the Termination Fee becomes payable by and is paid or caused to be paid by, LHC, such fee will be UnitedHealth Group’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to the Merger Agreement or otherwise and, upon payment of the Termination Fee (plus any amounts due under clause (ii) immediately above), none of LHC or any of its affiliates will have any further monetary liability or obligation arising out of or related to the Merger Agreement or the transactions contemplated thereby; provided, however, that any such payment shall not relieve LHC of any liability or damages incurred or suffered by UnitedHealth Group or Merger Sub to the extent such liability or damages were the result of or arise out of any fraud or willful breach of the Merger Agreement (including with respect to breaches of the Merger Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to the Merger Agreement), in which case UnitedHealth Group or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise.
Expenses
Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including all costs, fees and expenses of its representatives, will be paid by the party incurring such cost, fee or expense, except as otherwise expressly provided in the Merger Agreement. Notwithstanding the foregoing, UnitedHealth Group will be responsible for and will pay all filing fees pursuant to antitrust laws.
Amendment; Waiver
Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the parties. The conditions to each of the respective parties’ obligations to consummate the transactions contemplated by the Merger Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver will only be effective if made in a written instrument duly executed and delivered by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement or under applicable law will operate as a waiver thereof and, except as otherwise expressly provided in the Merger Agreement, no single or partial exercise thereof will preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Governing law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury
The Merger Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
Each of the parties has agreed that it: (i) will bring any legal proceeding in connection with, arising out of or otherwise relating to the Merger Agreement, or any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated by the Merger Agreement exclusively in the Chosen Courts (as defined below); and (ii) solely in connection with such proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) agrees that mailing of process or other papers in connection with any such proceeding in the manner provided in the Merger Agreement or in such other manner as may be permitted by applicable law will be valid and sufficient service thereof and (E) will not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. “Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable proceeding is vested exclusively in the U.S. federal courts, such proceeding will be heard in the U.S. District Court for the District of Delaware.
Each party has further acknowledged and agreed that any controversy which may be connected with, arise out of or otherwise relate to the Merger Agreement, or any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated by the Merger Agreement is expected to involve complicated and difficult issues, and therefore each party has irrevocably and unconditionally waived to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any proceeding, directly or indirectly, connected with, arising out of or otherwise relating to the Merger Agreement, or any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated by the Merger Agreement.
Specific Performance
Each of the parties has acknowledged and agreed that the rights of each party to consummate the transactions contemplated by the Merger Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party has agreed that, except to the extent provided otherwise in the Merger Agreement, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement in the Chosen Courts without necessity of posting a bond or other form of security.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION PROPOSAL
(PROPOSAL 2)
In accordance with Section 14A of the Exchange Act, LHC is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of LHC in connection with the Merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 54. This proposal, commonly known as “say-on-golden parachutes”, is referred to in this proxy statement as the Named Executive Officer Merger-Related Compensation Proposal. As required by Section 14A of the Exchange Act, LHC is asking its stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to LHC’s named executive officers in connection with the Merger, as disclosed under “The Merger Proposal (Proposal 1)—Interests of LHC’s Executive Officers and Directors in the Merger—Potential Merger-Related Payments to Named Executive Officers,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”
The vote on the Named Executive Officer Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Named Executive Officer Merger-Related Compensation Proposal, and vice versa. Because the vote to approve the Named Executive Officer Merger-Related Compensation Proposal is only advisory in nature, it will not be binding on LHC, UnitedHealth Group or the Surviving Corporation. Accordingly, because LHC is contractually obligated to pay such merger-related compensation, the compensation will be paid or payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved, regardless of the outcome of the advisory vote.
Approval of the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority in voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting. As a result, abstentions will have the same effect as a vote “AGAINST” the Named Executive Officer Merger-Related Compensation Proposal, but neither (i) a failure to vote by a stockholder of record nor (ii) a broker non-vote will have any effect on the outcome of the proposal, assuming that a quorum exists. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Named Executive Officer Merger-Related Compensation Proposal. For further information please see the sections entitled “The Special Meeting - Quorum”, “The Special Meeting – Required Vote”, “The Special Meeting – Abstentions and Broker Non-Votes”, and “The Special Meeting – Failure to Vote”. The Board unanimously recommends that the LHC stockholders vote “FOR” the Named Executive Officer Merger-Related Compensation Proposal.

ADJOURNMENT PROPOSAL
(PROPOSAL 3)
LHC stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present.
In addition, the Board could postpone the Special Meeting before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of LHC Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting. As a result, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, but neither (i) a failure to vote by a stockholder of record nor (ii) a broker non-vote will have any effect on the outcome of the proposal, assuming that a quorum exists. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Adjournment Proposal. LHC does not intend to call a vote on this proposal if the Merger Proposal has been approved at the Special Meeting. For further information please see the sections entitled “The Special Meeting - Quorum”, “The Special Meeting – Required Vote”, “The Special Meeting – Abstentions and Broker Non-Votes”, and “The Special Meeting – Failure to Vote”.
The Board unanimously recommends that the LHC stockholders vote “FOR” the Adjournment Proposal.

MARKET PRICES OF LHC COMMON STOCK
Market Information
LHC Common Stock trades on NASDAQ under the symbol “LHCG”. As of May 16, 2022, there were 31,027,698 shares of LHC Common Stock outstanding. The following table shows the high and low closing sales price of LHC Common Stock for the periods indicated, as reported on NASDAQ.
	Common Stock Price
	High	Low
FY 2022
Quarter ended June 30, 2022 (through May 16, 2022)	$168.99	$164.00
Quarter ended March 31, 2022	$168.60	$114.10
FY 2021
Quarter ended December 31, 2021	$156.98	$108.59
Quarter ended September 30, 2021	$216.60	$156.90
Quarter ended June 30, 2021	$223.12	$188.14
Quarter ended March 31, 2021	$223.45	$170.54
FY 2020
Quarter ended December 31, 2020	$235.71	$193.65
Quarter ended September 30, 2020	$216.86	$172.90
Quarter ended June 30, 2020	$175.00	$119.27
Quarter ended March 31, 2020	$159.42	$100.53
The closing sales price of LHC Common Stock on NASDAQ on May 16, 2022, the latest practicable date before the printing of this proxy statement, was $164.48 per share. The closing trading price of LHC Common Stock on NASDAQ on March 25, 2022, the last trading day prior to the date of the Merger Agreement, was $153.21 per share. You are urged to obtain current market quotations for LHC Common Stock on NASDAQ when considering whether to approve the Merger Proposal.
Holders
At the close of business on May 16, 2022, 31,027,698 shares of LHC Common Stock were issued and outstanding, held by approximately 494 holders of record.
Dividends
We have not paid any cash dividends on our common stock during the periods presented. We do not intend to pay cash dividends to our common stockholders for the foreseeable future and intend to retain earnings, if any, for future operation and expansion of our business. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, we may not declare or pay dividends to our stockholders without UnitedHealth Group’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table and accompanying footnotes below show information regarding the beneficial ownership of LHC Common Stock as of May 16, 2022 by: (i) each person who is known by us to own beneficially more than 5% of LHC Common Stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group.
This information has been provided by each of the directors, executive officers and nominees at the request of LHC or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC and includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). As of May 16, 2022, 31,027,698 shares of LHC Common Stock were outstanding.
Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.
	Beneficial Ownership
Name(1)	Number	Percent
Director Nominees, Continuing Directors and Named Executive Officers
Keith G. Myers(2)	948,933	3.1%
Monica F. Azare(3)	30,521	*
Teri G. Fontenot(3)	7,700	*
Jonathan Goldberg(4)	57,472	*
Clifford S. Holtz(5)	12,023	*
John L. Indest(6)	34,948	*
Ronald T. Nixon(3)	27,100	*
W. Earl Reed, III(7)	138,797	*
Brent Turner(3)	14,200	*
Joshua L. Proffitt(8)	107,423	*
Dale G. Mackel(9)	18,039
Bruce Greenstein(10)	34,562	*
Nicholas Gachassin, III(11)	13,040	*
All continuing directors, director nominees, and executive officers of the company as a group (13 persons)	1,444,758	4.7%
Certain Beneficial Owners
BlackRock, Inc.(12) 55 East 52nd Street New York, NY 10055	5,235,392	16.9%
The Vanguard Group(13) 100 Vanguard Blvd. Malvern, PA 19355	2,981,007	9.6%
Wellington Management Group LLP(14) 280 Congress Street Boston, MA 02210	2,155,934	6.9%
*
Less than 1%.
(1)	Unless otherwise noted, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.
(2)	Includes 604,013 shares held by K&G Family, LLC, of which Mr. Myers is a Manager. Includes 83,641 unvested restricted shares held by the named executive officer, which have various vesting dates.
(3)	Includes 1,100 unvested restricted shares held by the director, which will vest on March 1, 2023.
(4)
Includes 5,032 shares held by self-directed 401(k) plan. Includes 1,830 shares held by spouse's self-directed 401(k) plan. Includes 16 shares held as custodian for his children. Includes 16 shares held for a minor. Includes 1,100 unvested restricted shares held by the director, will vest on March 1, 2023.

(5)	Includes 3,434 unvested restricted shares held by the direction, of which 1,167 will vest on July 12, 2022, 1,100 will vest on March 1, 2023, and 1,166 will vest on July 12, 2023.
(6)	Includes 30,576 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager. Includes 1,100 unvested restricted shares held by the director, which will vest on March 1, 2023.
(7)	Includes 27,848 shares held by a trust where Mr. Reed is the sole trustee. Includes 1,100 unvested restricted shares held by the director, which will vest on March 1, 2023.
(8)	Includes 65,292 unvested restricted shares held by the named executive officer, which have various vesting dates.
(9)	Includes 17,747 unvested restricted shares held by the named executive officer, which have various vesting dates.
(10)	Includes 25,463 unvested restricted shares held by the named executive officer, which have various vesting dates.
(11)	Includes 9,378 unvested restricted shares held by the named executive officer, which have various vesting dates.
(12)
Based on the Schedule 13GA filed with the SEC on January 28, 2022. According to the Schedule 13GA, BlackRock, Inc. has sole voting power with respect to 5,085,622 of these shares and sole dispositive power with respect to 5,235,392 of these shares.

(13)
Based on the Schedule 13GA filed with the SEC on February 9, 2022. According to the Schedule 13GA, The Vanguard Group has shared power to vote with respect to 58,134 of these shares, sole dispositive power with respect to 2,895,519 of these shares and shared dispositive power with respect to 85,488 shares.

(14)
Based on the Schedule 13G filed with the SEC on February 14, 2022. According to the Schedule 13G, Wellington Management Group LLP has shared voting power with respect to 1,895,921 of these shares, and shared dispositive power with respect to 2,155,934 of these shares. The Schedule 13G reports that Wellington Management Group LLP, is a parent holding company of certain holding companies and the Wellington Investment Advisors, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP, which is owned by Wellington Management Group LLP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of LHC Common Stock whose shares of common stock are converted into the right to receive cash in the Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury regulations, judicial authority, administrative interpretations, and administrative rulings in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the Merger.
This discussion addresses only the consequences of the exchange of shares of LHC Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not consider the effect of the Medicare tax on net investment income or any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•	a bank, insurance company, or other financial institution;
•	a tax-exempt organization;
•	a governmental agency or instrumentality;
•	a retirement plan, individual retirement account or other tax-deferred account;
•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);
•	a real estate investment trust or regulated investment company;
•	a dealer or broker in stocks and securities or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of shares subject to the alternative minimum tax provisions of the Code;
•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a U.S. holder that has a functional currency other than the U.S. dollar;
•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;
•	a holder of shares that exercises appraisal rights;
•	a foreign pension fund and its affiliates;
•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•	a U.S. expatriate; or
•	a holder that owns (or is treated as owning) shares of UnitedHealth Group.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds LHC Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding LHC Common Stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.
Please consult your own tax advisor regarding the consequences of the Merger to you in light of your particular circumstances under the Code and the laws of any other taxing jurisdiction.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of LHC Common Stock that is:
•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of LHC Common Stock that is not a U.S. holder.
U.S. Holders
General. The exchange of LHC Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of LHC Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of merger consideration received with respect to such shares under the Merger Agreement and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of LHC Common Stock (i.e., shares of LHC Common Stock acquired at the same cost in a single transaction). If a U.S. holder acquired different blocks of shares of LHC Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of LHC Common Stock that it holds.
Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of LHC Common Stock for more than one year at the time of the Effective Time. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding. Information reporting and backup withholding (currently at a rate of 24%) may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a U.S. holder of LHC Common Stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on Internal Revenue Service (“IRS”) Form W-9 (or appropriate successor form) included in the transmittal materials that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.
Non-U.S. Holders
General. A non-U.S. holder’s receipt of cash in exchange for shares of LHC Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain, if any, on such shares is “effectively connected” with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States); or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of LHC Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a “branch profits tax” equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.
Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the Merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if we, the paying agent or UnitedHealth Group has actual knowledge, or reason to know, that a non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed on the expected timeline, LHC will not hold a regular annual meeting in 2022. If, however, the Merger is not completed and LHC holds a regular annual meeting in 2022, in order to be considered for inclusion in the proxy statement and form of proxy relating to the 2022 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must have been received by LHC no later than December 31, 2021 and otherwise comply with the requirements of Rule 14a-8.
Separate and apart from the requirements of Rule 14a-8 relating to inclusion of stockholders’ proposal in LHC’s proxy statement, LHC’s bylaws require notice of nominations of directors or any other action to be brought before the 2022 annual meeting, in the event it is held, to be received by LHC in writing at its principal executive offices no earlier than January 30, 2022 and no later than March 1, 2022. If the date of the 2022 annual meeting is more than 30 days before or after June 10, 2022 (the anniversary date of the 2021 annual meeting), to be timely, the LHC stockholder must deliver notice no later than the close of business on the later of 90 days prior to the 2022 annual meeting or 10 days following the day on which LHC first makes public announcement of the date of the 2022 annual meeting. All stockholder proposals and director nominations must comply with the requirements of the LHC bylaws.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
While LHC does not household, a number of brokerage firms with account holders who are LHC stockholders household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and LHC will promptly deliver, a separate copy of the proxy statement by writing to our Corporate Secretary at LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.

WHERE YOU CAN FIND MORE INFORMATION
Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.lhcgroup.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, LHC’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including information furnished under Item 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits):
•	LHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and filed on February 24, 2022, as amended by that certain Form 10-K/A filed on April 27, 2022;
•	LHC’s Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2022 and filed on May 4, 2022;
•	LHC’s Current Report on Form 8-K filed on March 29, 2022 (other than the portions of such documents not deemed to be filed).
We also incorporate by reference into this proxy statement additional documents that LHC may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the Special Meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.
The directors, executive officers and certain other members of management and employees of LHC may be deemed “participants” in the solicitation of proxies from LHC stockholders in favor of the proposed merger. You can find information about LHC’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 24, 2022, as amended by that certain Form 10-K/A filed on April 27, 2022.
You may request a copy of documents incorporated by reference at no cost, by writing to our Corporate Secretary at LHC Group, Inc., 901 Hugh Wallis Road South, Lafayette, Louisiana 70508.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT
TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 17, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

LHC GROUP, INC.

UNITEDHEALTH GROUP INCORPORATED

and

LIGHTNING MERGER SUB INC.

Dated as of March 28, 2022

A-i

A-ii

Annex A	Certain Definitions

Annex B	Form of Certificate of Incorporation of the Surviving Corporation
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2022, is entered into by and among LHC Group, Inc., a Delaware corporation (the “Company”), UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), and Lightning Merger Sub Inc., a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger;
WHEREAS, the Company Board has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of the Company and the holders of Shares, (c) directed that this Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), (c) directed that this Agreement be submitted to Parent (as Merger Sub’s sole stockholder) for its adoption and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

Definitions
1.1. Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2. Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Location
Agreement	Preamble
Anti-Corruption Laws	5.5(d)
Bylaws	3.2
Change of Recommendation	7.2(d)(i)(G)
Charter	3.1
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Approvals	5.4(a)
Company Disclosure Letter	Article V
Company Personal Information	5.18(l)
Company Recommendation	5.3(b)
D&O Insurance	7.12(a)
Delisting Period	7.18(a)
Effective Time	2.2
Exchange Fund	4.3(a)(i)

Definition	Location
Excluded Share	4.1(b)
Governmental Antitrust Entity	7.6(b)(ii)
Interim Period	7.1(a)
Lease	5.17(a)
Legal Restraint	8.1(c)
Material Contract	5.11(a)(xvi)
Material Payor	5.12(a)
Material Vendor	5.12(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Non-Wholly Owned Subsidiary	5.2(f)
Notice	7.2(d)(iii)
Notice Period	7.2(d)(iii)
Original Date	7.4(b)
Outside Date	9.2(a)
Parent	Preamble
Parent Approvals	6.4(a)
Parent Option	4.2(a)(ii)
Parent RSA	4.2(b)
Parties	Preamble
Permitted Confidentiality Agreement	7.2(b)(i)
Potential Purchasers	7.6(d)
Potential Sale Transaction	7.6(d)
Privacy and Security Requirements	5.18(k)
Proxy Statement	7.3(a)
Subsidiary Partnership	5.16(o)
Surviving Corporation	2.3
Third-Party Consents	7.8
Transaction Litigation	7.15
ARTICLE II

Closing; Certificate of Merger and Effective Time; The Merger
2.1. Closing. The closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission or, if or to the extent such exchange is not practicable, at a Closing to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other date, time and place as the Company and Parent may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
2.2. Certificate of Merger and Effective Time. As promptly as practicable following the Closing, but on the Closing Date, the Parties shall (a) cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the DGCL in connection with such filing of the Certificate of Merger and the Merger, which shall become effective at the date and time when the Certificate of Merger has been executed and filed pursuant to clause (a) of this Section 2.2, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger so executed and filed (such date and time, as applicable, the “Effective Time”).

2.3. The Merger. Subject to the terms and conditions of this Agreement and pursuant to the applicable provisions of the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, from and after the Effective Time, shall be a Wholly Owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger, and (c) the Merger shall have such other applicable effects as set forth in this Agreement and in the applicable provisions of the DGCL.
ARTICLE III

Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation
3.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to read as set forth in Annex B, until thereafter duly amended, restated or amended and restated as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 7.12.
3.2. Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein, the Charter or by applicable Law, in each case consistent with the obligations set forth in Section 7.12.
3.3. Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws or applicable Law.
3.4. Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the individuals designated in writing by Parent prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws or applicable Law.
ARTICLE IV

Effect of the Merger on Capital Stock; Treatment of Equity Awards; Delivery of Merger Consideration
4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:
(a) Merger Consideration. The Eligible Shares shall be converted into the right to receive the Per Share Merger Consideration, and shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate, and each Book-Entry Share, shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.3 (the total amount to be paid, the “Merger Consideration”).
(b) Treatment of Excluded Shares. Each Share held by the Company as treasury stock or by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent as of immediately prior to the Effective Time and, in each case, not held on behalf of third parties, shall be an “Excluded Share” and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(c) Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

4.2. Treatment of Equity Awards and ESPP.
(a) Company Options.
(i) At the Effective Time, each Company Option award that is vested immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive, on the first regularly scheduled payroll date following the Closing Date, an amount in cash, without interest and less applicable Tax withholdings, equal to the product of (1) the total number of Shares subject to such Company Option award immediately prior to the Effective Time multiplied by (2) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option; provided, however, that any such vested Company Option for which the exercise price per share of the Shares subject to such Company Option immediately prior to the Effective Time is equal to or greater than the Merger Consideration shall be cancelled at the Closing without payment of consideration.
(ii) At the Effective Time, each Company Option award that is unvested immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Shares and shall be converted into an option to purchase a number of shares of Parent Common Stock (each, a “Parent Option”) equal to the product (rounded down to the nearest whole number) of (1) the total number of Shares subject to such Company Option award immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Shares subject to such Company Option immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Parent Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Parent Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent Option and not detrimental to the holder thereof, following the Effective Time, each Parent Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Effective Time.
(b) Company Restricted Stock. At the Effective Time, each outstanding Company RSA that is unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an award of restricted Shares and shall be converted into a number of restricted shares of Parent Common Stock (each, a “Parent RSA”) equal to (i) the total number of Shares subject to such Company RSA immediately prior to the Effective time multiplied by (ii) the Equity Award Exchange Ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent RSA and not detrimental to the holder thereof, following the Effective Time, each Parent RSA shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding Company RSA immediately prior to the Effective Time.
(c) ESPP. As promptly as practicable following the date of this Agreement (but in any event prior to the Effective Time), the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Company Board or the Company Compensation Committee and, if appropriate, amending the terms of the ESPP) that may be necessary or required under the ESPP and applicable Law to ensure that, (A) except for the Final Offering, no offering period shall be authorized or commenced on or after the date of this Agreement; (B) participants in the ESPP may not increase deductions under the ESPP or otherwise make separate non-payroll contributions to the ESPP, in each case, after the date of this Agreement and (C) no new participants may begin participation in the ESPP after the date of this Agreement. Prior to the Effective Time, the Company shall take all actions that may be necessary to, effective upon the consummation of the Merger, (x) cause the Final Offering, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five Business Days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed “Offering” for all purposes pursuant to the ESPP; and (z) cause the exercise (as of no later than five Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the ESPP. The Company, the Company Board or the Company Compensation Committee, as appropriate, shall adopt such resolutions as are necessary to terminate the ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Effective Time.
(d) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions, obtain any consents, provide for the deduction, withholding and remittance of any Taxes or amounts required under applicable Law and take any other actions that are necessary to effectuate the treatment of Company Equity Awards pursuant to Sections 4.2(a) and 4.2(b), in each case, subject to and in accordance with applicable Law, including Section 409A of the Code. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.
4.3. Delivery of Merger Consideration.
(a) Deposit of Merger Consideration and Paying Agent.
(i) On the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 4.3(b) (such cash, the “Exchange Fund”).
(ii) Pursuant to the Paying Agent Agreement, among other things, the Paying Agent shall (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1, Parent shall promptly restore or cause the restoration of the cash in the Exchange Fund diminished through such investments or other events so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.3(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.
(b) Procedures for Surrender.
(i) As promptly as practicable after the Effective Time (but in any event within five Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) represented by a Certificate or (B) Book-Entry Shares not held, directly or indirectly, through DTC, notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable (such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree), and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.
(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii) Upon surrender to the Paying Agent of Eligible Shares that (A) are represented by a Certificate, by physical surrender of such Certificate (or affidavits of loss in lieu of the Certificate, as provided in Section 4.3(e)) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this Section 4.3(b)(iii), pursuant to such materials and instructions as contemplated by Section 4.3(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.3(b)(ii), the holder of the Eligible Shares represented by such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.3(g)) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or such Book-Entry Shares by (2) the Per Share Merger Consideration, and each Certificate so surrendered shall forthwith be cancelled.
(iv) In the event of a transfer of ownership of any Eligible Shares represented by a Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the Company’s stock transfer books or ledger, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates (or affidavits of loss in lieu of the Certificate, as provided in Section 4.3(e)) may be issued by the Paying Agent to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.
(v) For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.
(c) Transfer Books; No Further Ownership Rights in Shares. From and after the Effective Time, the Company’s stock transfer books shall be closed, and thereafter there shall be no transfers on the stock transfer books or ledger of the Company of the Shares. The Per Share Merger Consideration paid in accordance with the terms of this Article IV shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to any Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall, subject to Section 4.3(f), cease to have any rights with respect to such Shares or as shareholders of the Company except the right to receive the Per Share Merger Consideration, without interest thereon, into which the Shares have been converted pursuant to Section 4.1(a) upon the surrender thereof in accordance with this Section 4.3(c) and subject to Section 4.3(g). If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.
(d) Termination of Exchange Fund.
(i) Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 180 days from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.3 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.3(g), as applicable) in respect thereof.
(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.3(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.
(f) Appraisal Rights. Subject to the last sentence of this Section 4.3(f), no Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder; each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder, and such Dissenting Stockholder shall cease to have any other rights with respect to such Dissenting Shares. Notwithstanding the foregoing, if any Dissenting Shares lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each such Dissenting Share shall automatically be converted into or shall be deemed to have been, as of the Effective Time, converted into, as applicable, and shall represent only the right to receive, the Per Share Merger Consideration in accordance with Section 4.1(a), after the surrender of the Certificate(s) or Book-Entry Shares, as applicable, representing such Shares in accordance with this Agreement. The Company shall give Parent prompt notice and copies of any written demands for appraisal, actual, attempted or purported withdrawals of such demands, and any other instruments served pursuant to (or purportedly pursuant to) applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal. Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or deposit with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing.
(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.
4.4. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement, including in respect of equity based securities, shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.
ARTICLE V

Representations and Warranties of the Company
Except as set forth (a) in the Company Reports available on EDGAR on or after the Applicable Date and prior to the date of this Agreement (excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) in the corresponding sections of the confidential disclosure letter delivered to Parent by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section to the extent the relevance of such item to such other section is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
5.1. Organization, Good Standing and Qualification.
(a) The Company and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, (iii) to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in the case of clauses (i) and (ii) with respect to the Company’s Subsidiaries and clause (iii) with respect to the Company and its Subsidiaries, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The Company has made available to Parent correct and complete copies of the Company’s Organizational Documents. The Company’s and the Company’s Subsidiaries’ Organizational Documents are in full force and effect as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in violation of any of the applicable provisions of such Organizational Documents, except, solely with respect to the Company’s Subsidiaries, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Section 5.1(c) of the Company Disclosure Letter sets forth a correct and complete list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.
5.2. Capital Structure.
(a) The authorized capital stock of the Company consists of 60,000,000 Shares and 5,000,000 shares of Company Preferred Stock. As of March 25, 2022: (i) 31,017,719 Shares were issued and outstanding (including 480,270 Company RSAs); (ii) 3,037,732 Shares were issued and held by the Company in its treasury; (iii) 74,235 Shares were reserved for issuance pursuant to Company Options under the Stock Plans; and (iv) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. The Company has a number of Shares reserved for issuance equal to at least the number of Company equity or equity-based awards outstanding and any equity or equity-based awards that may be issued by the Company pursuant to the Stock Plans and ESPP following the date of this Agreement and before the Closing Date pursuant to and in accordance with the terms of this Agreement.
(b) Neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively.
(c) The Shares constitute the only outstanding class of securities of, or held by, the Company or its Subsidiaries registered under the Securities Act.
(d) Section 5.2(d) of the Company Disclosure Letter sets forth a correct and complete list of all outstanding Company Equity Awards as of March 25, 2022, setting forth the number of Shares subject to each Company Equity Award and the holder (identified by name or employee identification number), grant date, vesting schedule, including whether the vesting will be accelerated by the execution and delivery of this Agreement or consummation of the Merger or by termination of employment following consummation of the Merger, in the case of Company Options, whether such Company Option is vested or unvested, and exercise or strike price per Share (where applicable) with respect to each Company Equity Award, as applicable.
(e) All Company Equity Awards and rights under the ESPP were granted in accordance with the Stock Plans, ESPP, all applicable Law, and all applicable securities exchange rules, in each case, in all material respects. All Company Equity Awards are evidenced by written award agreements substantially in the forms that have been made available to Parent prior to the date hereof. Each Company Option (i) has an exercise or strike price per Share equal to or greater than the fair market value of a Share on the date of such grant, (ii) has a grant date identical to the date on which the Company Board or Company Compensation Committee actually awarded such Company Option, (iii) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports made available to Parent, respectively, and (iv) does not trigger any obligation or liability for the holder thereof under Section 409A of the Code.
(f) Section 5.2(f) of the Company Disclosure Letter sets forth: (i) each of the Company’s Subsidiaries, except for any new JV entered into from and after the date of this Agreement until the Effective Time, subject to Section 7.1(a)(xi); (ii) whether or not each such Subsidiary is a Wholly Owned Subsidiary (any Subsidiary that is not a Wholly Owned Subsidiary, a “Non-Wholly Owned Subsidiary”); and (iii) for each Non-Wholly Owned Subsidiary, (A) the percentage of the Company’s ownership interest, direct or indirect, and the number and type of capital stock or other securities owned by the Company, directly or indirectly, in each such Subsidiary, and (B) the percentage of such other Person or Persons’ ownership interest and the number and type of capital stock or other securities owned by such other Person or Persons in each such Subsidiary and the name of such other Person or Persons. Except with respect to any new JV entered into from and after the date of this Agreement until the Effective Time, subject to Section 7.1(a)(xi), the Company does not, directly or indirectly, beneficially own any capital stock of, or other voting securities or equity or similar interests, or investment, or have any obligation to invest, in any Person which is not listed on Section 5.2(f) of the Company Disclosure Letter. As of the date of this Agreement, the JVs are the entities listed on Section 5.2(f) of the Company Disclosure Letter. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent or the Company under the HSR Act.
(g) All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to, or issued in violation of, any preemptive right. Upon the issuance of any Shares in accordance with the terms of the Stock Plans and ESPP in effect on the date of this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable and are not subject to, or issued in violation of, any preemptive right.
(h) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except for any shares of capital stock or other securities of any Non-Wholly Owned Subsidiaries owned by such Persons contemplated by Section 5.2(f)(iii)(B), owned by the Company or by a Wholly Owned Subsidiary of the Company, free and clear of any Encumbrance (other than any Permitted Encumbrance).

(i) Except as set forth in Sections 5.2(a), 5.2(e) and 5.2(g), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
5.3. Corporate Authority; Approval; Opinion of Financial Advisors.
(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The Company Board has, at a duly convened and held meeting: (i) unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of, the Company and the holders of Shares, and (C) resolved to recommend that the holders of Shares adopt this Agreement at any meeting of the holders of Shares held for such purpose and any adjournment or postponement thereof (the “Company Recommendation”); and (ii) unanimously directed that this Agreement be submitted to the holders of Shares for their adoption at a duly held meeting of the holders of Shares for such purpose.
(c) The Company Board has received separate oral opinions of the Company’s financial advisors, SVB Securities LLC and Jefferies LLC, each to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Shares (other than, as applicable, holders of Excluded Shares, Dissenting Shares and their respective affiliates), copies of which opinions shall be delivered to Parent, after execution of this Agreement and after receipt thereof by the Company, solely for informational purposes.
5.4. Governmental Filings; No Violations.
(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by NASDAQ, (v) as set forth on Section 5.4(a) of the Company Disclosure Letter or (vi) under the Takeover Statutes and state securities and “blue sky” Laws (collectively, the “Company Approvals”), no expiration of any waiting period under applicable Law is required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries with, nor are any required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The execution and delivery of and performance under this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained, constitute or result in a breach or violation of or a contravention or conflict with the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained and the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which the Company or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or any License necessary to the conduct of the business of the Company or any its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 5.4(b), where the breach, violation, contravention, conflict, default or other result would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.5. Compliance with Laws; Licenses.
(a) The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not (i) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or (ii) materially impair the validity of any License material to the Company and its Subsidiaries, taken as a whole.
(b) The Company and its Subsidiaries hold and at all times since the Applicable Date held all Licenses, and since the Applicable Date, have filed all required tariffs, reports, notices and other documents with all applicable Governmental Entities and paid all fees and assessments due and payable in connection therewith necessary for the Company and each of its Subsidiaries to own, lease and operate its properties and assets as presently conducted and used, and to carry on and operate its businesses as currently conducted, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Licenses are in full force and effect and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of such Licenses, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Neither the Company nor its Subsidiaries has violated in any material respect, or is in violation in any material respect, of any Antitrust Laws.
(d) None of the Company, its Wholly Owned Subsidiaries, or, to the Knowledge of the Company, the Non-Wholly Owned Subsidiaries, nor any Representative acting on behalf of the Company or its Wholly Owned Subsidiaries or, to the Knowledge of the Company, the Non-Wholly Owned Subsidiaries, has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977 or any other Law (excluding Healthcare Laws) relating to bribery, corruption or similar activities (collectively, the “Anti-Corruption Laws”), nor has any such Person: (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or other Representatives of any Governmental Entity or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. In the past five years, neither the Company nor any Subsidiary has been investigated, to the Company’s Knowledge, by any Governmental Entity with respect to, or has been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by the Company or any of the its Subsidiaries of any Anti-Corruption Laws. To the Company’s Knowledge, there have been no false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal payment, and neither the Company nor any of its Subsidiaries have established or maintained a secret or unrecorded fund.
(e) The Company and its Subsidiaries are, and in the last five years have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws.
5.6. Company Reports.
(a) The Company has filed all Company Reports required to be filed with the SEC and has timely paid all fees due in connection therewith. All Company Reports filed or furnished since the Applicable Date have been filed or furnished on a timely basis.
(b) Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied or will comply (as applicable), with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The Company Reports filed or furnished since the Applicable Date have not and will not (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that the Company makes no representation or warranty with respect to any information related to Parent supplied by Parent or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company Report and, to the Knowledge of the Company, (i) none of the Company Reports is the subject of ongoing SEC review and (ii) there are no internal investigations pending or threatened regarding any accounting practices of the Company.
(c) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act, is required to file periodic reports with the SEC or is subject to the reporting requirements of any foreign Governmental Entity that regulates securities or any applicable foreign securities Law or any exchange or quotation service.
5.7. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.
(a) The Company maintains disclosure controls and procedures designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(b) The Company maintains internal control over financial reporting effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.
(c) The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such control was effective. Since such date, there have been no material changes in the Company’s internal control over financial reporting.
(d) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee,

(i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent (i) a summary of any disclosure made by management to the Company’s auditors and Audit Committee contemplated by Section 5.7(c) since the Applicable Date, (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of NASDAQ, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.
(f) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, Audit Committee (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. Since the Applicable Date, the Company has been and is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the NASDAQ.
5.8. Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a) Each of the consolidated balance sheets and consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date: (i) were or will be prepared (as applicable), in each case in accordance with, in all material respects, (x) all applicable accounting requirements and rules and regulations of the SEC, the Exchange Act and the Securities Act and (y) GAAP, except as may be specifically noted in the notes thereto; (ii) did or will fairly present (as applicable), the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to specific notes (none of which if presented would materially differ from those presented in the audited statements) and normal and recurring year-end audit adjustments that will not be material in amount or effect, individually or in the aggregate), in each case, in all material respects; and (iii) were or will be prepared (as applicable) from and are in accordance with the books and records of the Company and its Subsidiaries. There are no unconsolidated Subsidiaries of the Company.
(b) Except for obligations and liabilities (i) specifically reflected or adequately reserved against in the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course of Business since the date of such consolidated balance sheet, or (iii) expressly contemplated by this Agreement (including Section 7.1(a)) or incurred in connection with the transactions contemplated by this Agreement, or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no fines, penalties, awards, costs and expenses, obligations, debts or liabilities of the Company or any of its Subsidiaries, known or unknown, whether or not accrued, contingent or otherwise and whether or not required to be disclosed.
(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

5.9. Litigation.
(a) As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party, except as would not be material to the Company and its Subsidiaries taken as a whole.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, assets or businesses is a party to or subject to the provisions of any Order that restricts the manner in which the Company and its Subsidiaries conduct their businesses in any material respect, is otherwise material to the Company and its Subsidiaries or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
5.10. Absence of Certain Changes. Since December 31, 2021 and through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been a Material Adverse Effect, (c) there has not been any material damage, destruction or other casualty loss with respect to any material asset of the Company, whether or not covered by insurance, and (d) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Closing Date without Parent’s consent, would constitute a breach of any of the covenants set forth in Sections 7.1(a)(ii) (Mergers, Reorganizations), 7.1(a)(iii) (Acquisitions), 7.1(a)(iv) (Sales and Dispositions), 7.1(a)(v) (Equity Interests), 7.1(a)(vi) (Loans and Capital Contributions), 7.1(a)(ix) (Indebtedness), 7.1(a)(xii) (Material Contracts), 7.1(a)(xiii) (Cancel Indebtedness), 7.1(a)(xv) (Litigation), 7.1(a)(xvi) (Changes in Accounting Policies), 7.1(a)(xvii) (Changes in Tax Election), 7.1(a)(xviii) (Compensation Increases), solely with respect to (x) increases in annual base salary or wage rate, (y) material increases (i.e. of 10% or more) in target bonus opportunity or (z) material increases in benefits (measured in the aggregate), in each case, for employees with an annual base salary or wage rate in excess of $200,000, or 7.1(a)(xx) (New Line of Business).
5.11. Material Contracts.
(a) Section 5.11(a) of the Company Disclosure Letter sets forth a list of all of the Contracts described below to which the Company or any of its Subsidiaries is a party or bound by, as of the date of this Agreement:
(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) any Company Government Contract, excluding standard Medicare, Medicaid and TRICARE participation agreements;
(iii) any Contract that (A) purports to restrict, in any material respect, the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Subsidiaries from (1) directly or indirectly, engaging in any business or competing in any business (or line of business or geographic region) with any Person (including soliciting clients or customers) or (2) operating its business in any manner or location or (3) enforcing any of its rights with respect to any of its material assets, (B) could require the direct or indirect disposition of any material assets or line of business of the Company or its Subsidiaries or acquisition of any material assets or line of business of any other Person or, at or after the Effective Time, Parent or any of its Affiliates or (C) grants “most favored nation” status to any Person or contains “exclusivity” requirements, obligations or similar provisions that, at or after the Effective Time, would purport to apply to Parent or any of its Subsidiaries;
(iv) any Contract related to the divestiture of (A) the Company’s or any of its Subsidiaries’ controlling membership interests in any joint venture or (B) any business of the Company or any of its Subsidiaries;
(v) any Contract pursuant to which the Company or any of its Subsidiaries obtains or grants to a third party any licenses or other rights with respect to material Intellectual Property Rights owned by the Company or its Subsidiaries or with respect to third-party Intellectual Property Rights material to the conduct of the business of the Company or any of its Subsidiaries (other than licenses to commercially available Software);

(vi) any Contract for the Processing of data or primarily related to privacy and data protection, including any Contract for the collection, use, disclosure, storage, transfer (including cross-border transfer) or disposal of Personal Information, other than Contracts that are entered into in the Ordinary Course of Business;
(vii) any Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to source code for any software owned or exclusively licensed by the Company or any of its Subsidiaries, or to provide for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events);
(viii) with respect to each (1) Material Payor, any Contract that accounted for a material amount of revenue recognized from such Material Payor during the period commencing on January 1, 2021 and through December 31, 2021, and (2) top 11 Material Vendor, the Contract or related Contracts that accounted for the majority of amounts paid to such Material Vendor during the period commencing on January 1, 2021 and through December 31, 2021;
(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand;
(x) any Contract (A) providing for material indemnification or guarantee by the Company or any of its Subsidiaries of any Person or pursuant to which any material indemnification or guarantee obligations of the Company or any of its Subsidiaries remain outstanding or otherwise survive as of the date of this Agreement or (B) containing any deferred or contingent purchase price, “earnout” or similar provisions that would cause the Company or any of its Subsidiaries to owe any amount of additional consideration to any Person which remain outstanding or otherwise survive as of the date of this Agreement;
(xi) any Contract for Indebtedness or any hedging agreement, in either case, having an outstanding principal or notional amount (as applicable) in excess of $10,000,000 (and Section 5.11(a)(xi) of the Company Disclosure Letter sets forth the amount outstanding or the notional value with respect to each such Contract, as applicable);
(xii) any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization to which the Company or any of its Subsidiaries is a party;
(xiii) any (A) material joint venture, partnership or limited liability company agreement, or other similar Contract, providing for the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company (including for the avoidance of doubt, the joint venture, operating or similar Contracts of such JVs and any letters of intent or similar arrangements with potential new material JVs) and (B) any material strategic alliance, partnership or collaboration;
(xiv) any Contract that grants any rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any person with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;
(xv) any Contract creating any material Encumbrance (other than Permitted Encumbrances) upon any assets of the Company and its Subsidiaries securing obligations or Indebtedness in excess of $10,000,000; and
(xvi) any other Contract or group of related Contracts not otherwise described in the foregoing clauses (i) through (xv) of this Section 5.11(a) that if terminated or subject to a breach or default by any party thereto, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (together with each Contract constituting any of the foregoing types of Contracts described in clauses (i) through (xv) of this Section 5.11(a), a “Material Contract”).
(b) A correct and complete copy of each Material Contract (including any amendments or supplements thereto) has been made available to Parent.
(c) Each Material Contract is valid and binding on the Company or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect.

(d) There is no material breach or violation of, or default under, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and (ii) to the Knowledge of the Company, no event has occurred that with or without notice, lapse of time or both, would constitute or result in a material breach or violation of, or default under, any such Contract by the Company or any of its Subsidiaries or any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder.
5.12. Material Payors; Material Vendors; Joint Ventures.
(a) Section 5.12(a) of the Company Disclosure Letter sets forth a correct and complete list of the top 10 payors (each, a “Material Payor”) of the Company and its Subsidiaries, taken as a whole, based on revenue recognized to such payors during the 2021 fiscal year, showing the aggregate amount of revenue recognized to each such Material Payor during such period. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, during the past 12 months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any dispute with any Material Payor. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice from any Material Payor expressly stating any intention or threat to terminate or reduce purchases from the Company or any of its Subsidiaries.
(b) Section 5.12(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of the vendors to which the Company and its Subsidiaries, taken as a whole, paid $3 million or more during the 2021 fiscal year (each, a “Material Vendor”), showing the amounts paid to each such Material Vendor during such period. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, during the past 12 months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any dispute with any Material Vendor. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice from any Material Vendor expressly stating any intention or threat to terminate or reduce its provision of goods or services to the Company and its Subsidiaries.
(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, during the past 12 months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any dispute with any party with which it has entered into any material joint venture, partnership or limited liability company agreement, or other similar Contract, providing for the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company (including for the avoidance of doubt, the joint venture, operating or similar Contracts of each of the JVs).
5.13. Employee Benefits.
(a) Section 5.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan as of the date hereof.
(b) With respect to each Company Benefit Plan on Section 5.13(a) of the Company Disclosure Letter, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents or other funding vehicle documents (or where no such copies are available, a reasonably detailed written description thereof), (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received since the Applicable Date with respect thereto (or where no such copies are available, a reasonably detailed written description thereof).
(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, all contributions or other amounts payable by the Company or any of its

Subsidiaries with respect thereto in respect of current or prior plan years have been paid or accrued in accordance with GAAP and there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.
(d) With respect to each ERISA Plan on Section 5.13(a) of the Company Disclosure Letter, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual report (Form 5500 or 990 series and, for the avoidance of doubt, all schedules and financial statements attached thereto).
(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 of the Code.
(f) Neither the Company nor any Company ERISA Affiliate has in the last six years contributed (or has any obligation) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(g) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.
(h) No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(i) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide any such benefits. To the extent that the Company or any of its Subsidiaries sponsors any such plans, the Company or the applicable Subsidiary has reserved the right to terminate, amend, supplement or otherwise modify at any time each Company Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person.
(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance in all material respects with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.
(k) None of the execution and delivery of or the performance under this Agreement or the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, terminate, materially amend, supplement or otherwise modify or transfer the assets of any Company Benefit Plan on or following the Effective Time.
(l) Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement or arrangement with any individual independent contractor that provides for (i) severance pay or benefits or (ii) acceleration of the time of payment or vesting of any award under any Company Benefit Plan.
(m) None of the execution and delivery of or the performance under this Agreement, the receipt of the Requisite Company Vote or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either individually or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(n) Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(o) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.
5.14. Labor Matters.
(a) Neither of the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.
(b) There is no, and since the Applicable Date there has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries is in material compliance with all applicable Law regarding labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health, including the appropriate classification of all current and former Company Employees as “exempt” or “non-exempt” and the payment of appropriate overtime. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
(c) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, (i) any individual who has performed or is performing services for the Company who has been classified as an independent contractor, as an employee of another entity whose services are leased to the Company, or any other non-employee category by the Company or any of its Subsidiaries has been or is correctly so classified and, in the case of any non-employee classification, has not at any time while classified as a non-employee by the Company or any of its Subsidiaries been a common law employee of the Company; (ii) there are no, and since the Applicable Date there have not been any, pending, or, to the Company’s Knowledge, threatened Proceedings (including any litigation, class action suit, or regulatory investigation) against the Company or any of its Subsidiaries with respect to the classification or misclassification of Company Employees; and (iii) neither the Company nor any of its Subsidiaries has any direct or indirect liability with respect to the misclassification of any person who is performing or has performed services for the Company or any of its Subsidiaries (whether as an employee or independent contractor or exempt or non-exempt employee), and neither the Company nor its Subsidiaries has any Knowledge of any pending or threatened claim by any person who is performing or has performed services for the Company or any of its Subsidiaries that he/she is or was misclassified for any purpose.
(d) To the Company’s Knowledge, since the Applicable Date, no allegations of harassment or misconduct have been made against any individual in his or her capacity as (i) an officer of the Company or any of its Subsidiaries, (ii) a member of the Company Board or any of its Subsidiaries or (iii) an employee of the Company or any of its Subsidiaries at the level of Vice President or above.
(e) Prior to the execution and delivery of this Agreement, the Company has made available to Parent a complete and accurate list of the employee identification number, job title, job grade (as applicable), current base salary or wage rate, base salary or wage rate for the previous year, target incentive compensation (as applicable), commission rate (as applicable), bonus or commissions payments in the last year, accrued but unused paid leave balance, date of commencement of employment, work location, full-time or part-time status, exempt or non-exempt status, temporary or permanent status, status as an active or inactive employee, and date of commencement of leave (as applicable), of each employee of the Company and its Subsidiaries as of the date of this Agreement (or as of a day within the five days prior to the date of this Agreement).

5.15. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) since the Applicable Date, the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws and have not received any claims or notices alleging liability under any Environmental Law; (b) to the Knowledge of the Company, no real property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substances that could be expected to require remediation under any Environmental Law; (c) neither the Company nor any Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity or any indemnity or claim with any third party relating to liability under any Environmental Law; and (d) to the Knowledge of the Company, there are no other circumstances involving the Company or any of its Subsidiaries that could result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law.
5.16. Tax Matters.
(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them) with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, in each case, in all material respects, (ii) have timely paid all income and other material Taxes that are required to be paid (whether or not shown on any Tax Returns), except, in the case of this clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP, (iii) have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes), and (iv) have not waived any statute of limitations with respect to material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the Ordinary Course of Business).
(b) No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened Proceedings regarding any material amount of Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.
(c) Since December 31, 2017, neither the Company nor any of its Subsidiaries has been subject to any written claim by any Taxing Authority that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any material Tax Return that was not filed, which claim has not been resolved with such Taxing Authority.
(d) The Company has made available to Parent correct and complete copies of any Tax rulings or requests (including private letter rulings and requests), closing agreements, gain recognition agreements or similar agreements, and opinion letters (and related representation letters) with respect to any material Tax matters of the Company or any of its Subsidiaries, requested, executed or issued, as applicable.
(e) There are no Encumbrances for Taxes (except Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax “hold harmless,” sharing, allocation or indemnification agreement or arrangement or has any liability or potential liability under any such agreement or arrangement (other than (A) such an agreement or arrangement solely between or among the Company and any of its Wholly Owned Subsidiaries and (B) customary commercial contracts entered into in the Ordinary Course of Business, the principal subject of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.
(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any obligation or liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(h) All intercompany transactions between or among the Company and any of its Subsidiaries have occurred on arm’s-length terms in compliance with the principles of Section 482 of the Code (or any similar provision of U.S. state, local or non-U.S. Tax Law), and the Company and its Subsidiaries have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).
(i) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(j) Since December 31, 2017, neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.
(k) Neither the Company nor any of its Subsidiaries will be required to include any material amount of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority made or entered into on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date (other than prepaid amounts substantially consistent with those shown on the Company and its Subsidiaries’ U.S. federal income Tax Returns for the tax year ended December 31, 2020), any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law), or any election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law) made with respect to any taxable period ending on or prior to the Closing Date.
(l) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 162(m) of the Code.
(m) Neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans or other Tax benefits or relief related to COVID-19, including a loan under the paycheck protection program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law, other than as set forth on Section 5.16(m) of the Company Disclosure Letter.
(n) Neither the Company nor any of its Subsidiaries is or has ever been subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(o) No election has ever been made with respect to any entity in which the Company or any of its Subsidiaries owns an equity interest and that is or was treated as a “partnership” for U.S. federal income Tax purposes (a “Subsidiary Partnership”) to apply Subchapter C of Chapter 63 of the Code (or any similar election under state or local Law) to any taxable period beginning before January 1, 2018, and, with respect to taxable periods beginning on or after January 1, 2018, each Subsidiary Partnership has made (or the Company or the applicable Subsidiary can cause such Subsidiary Partnership to make) an election under Section 6226(a) of the Code (or any similar election under state or local Law).
5.17. Real Property. Section 5.17(a) of the Company Disclosure Letter sets forth a correct and complete list of all Owned Real Property and Leased Real Property as of the date of this Agreement, together with (i) a description of the principal functions conducted at each parcel of such Owned Real Property and Leased Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of such Owned Real Property and Leased Real Property.
(b) With respect to the Owned Real Property, (i) the Company or one or more of its Subsidiaries, as applicable, has good and marketable title to such property, free and clear of any Encumbrance (other than any Permitted Encumbrances), and (ii) there are no outstanding options or rights of first refusal to purchase such property, or any portion thereof or interest therein. No Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other contracts or arrangement granting to any person other than the Company or any of its Subsidiaries the right to use or occupy any Owned Real Property, or any portion of any Owned Real Property. There are no Persons other than Company and its Subsidiaries in possession of any Owned Real Property.

(c) With respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) there is no breach or violation of, or default under, any such lease or sublease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such lease or sublease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property.
(d) There are no pending or, to the Knowledge of the Company, threatened condemnation, expropriation or eminent domain proceedings with respect to any material Owned Real Property.
(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there exists no conflict or dispute with any Governmental Entity or other person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice.
(f) No damage or destruction has occurred with respect to any of the Real Property that would have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by an enforceable insurance policy.
(g) Each of the Company and its Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in or similar right to use, all of its properties and tangible assets, real, personal and mixed, used or held for use in its business, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.18. Intellectual Property; Information Technology; Data Security.
(a) Section 5.18(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all Registered Company Intellectual Property, indicating for each item (i) the name of the record owner, (ii) the applicable application, registration or serial or other similar identification number, (iii) the jurisdiction in which such item has been registered or filed, (iv) the date of filing or issuance and (v) solely with respect to Internet domain names and social media accounts, the applicable Internet domain name registrar and social media account registrar.
(b) All Registered Company Intellectual Property is subsisting and neither the Company nor any of its Subsidiaries is a party to any outstanding Order issued by or with any Governmental Entity that adversely affects the Company’s or any of its Subsidiaries’ use of, or its rights to, such Intellectual Property Rights. The issued and granted Registered Company Intellectual Property included therein is unexpired and valid, and to the Knowledge of the Company, enforceable. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice asserting any claims against the Company or any of its Subsidiaries challenging any of the foregoing, other than office actions from the United States Patent and Trademark Office or any equivalent foreign governmental administrative agency received in the Ordinary Course of Business.
(c) The Company and its Subsidiaries, as applicable, own or have sufficient and valid rights pursuant to written agreements to use all Company Intellectual Property and all other Intellectual Property Rights used in or reasonably necessary for the operation of the business as currently conducted in all material respects. The consummation of the transactions contemplated by this Agreement will not cause a modification, cancellation, termination, suspension or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights, in each case, except as would not individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The foregoing representation shall not be interpreted to be a representation as to the non-infringement of any third-party Intellectual Property Rights.
(d) The Company and its Subsidiaries, as applicable, exclusively own all right, title and interest to their material Company Intellectual Property, and are the owner of record of their material Registered Company Intellectual Property, free and clear of all Encumbrances (except Permitted Encumbrances).

(e) The conduct of the businesses of the Company and its Subsidiaries for the past three years has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person, where such infringement, misappropriation or other violation has caused or is reasonably likely to cause material liability to the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries is a party to any Proceeding that is pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received in the past five years any written notice or claim (including invitations to take a license), in each case alleging that the conduct of the businesses of the Company and its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person.
(g) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that seeks to challenge or limit the Company’s or any of its Subsidiaries’, as applicable, ownership of or right to use any of the Company Intellectual Property.
(h) To the Knowledge of the Company, no Person has since the Applicable Date materially infringed, misappropriated or otherwise violated any Company Intellectual Property, and neither the Company nor any of its Subsidiaries is a party to any pending, outstanding, threatened or imminent Proceeding, or has sent, in the period since the Applicable Date, any written notice or claim (including invitations to take a license) to any Person, alleging the foregoing.
(i) The Company and each of its Subsidiaries has taken reasonable efforts (including executing appropriate non-disclosure agreements) to protect the confidentiality of their material Trade Secrets, and to the Knowledge of the Company, no material Trade Secrets of the Company have been disclosed to or used without authorization by any Person except pursuant to written, valid and appropriate (i) non-disclosure agreements or (ii) license agreements containing appropriate confidentiality restrictions, which in each case, have not been breached in any material respect.
(j) The Company and each of its Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors), who have created or developed any portion of, or otherwise who would have any rights in or to, the material Intellectual Property Rights developed on behalf of the Company or its Subsidiaries, written, valid and enforceable assignments of any such Intellectual Property Rights to the Company or its applicable Subsidiaries.
(k) The Company and each of its Subsidiaries have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable and consistent with all (i) Data Privacy Laws, (ii) applicable industry standards including the Payment Card Industry Data Security Standard, (iii) publicly facing policies, notices and/or statements of the Company or any Subsidiary relating to Personal Information, and (iv) Contract obligations and other written commitments of the Company or any of its Subsidiaries relating to the Processing of Personal Information ((i) through (iv), collectively, the “Privacy and Security Requirements”).
(l) The Company and each of its Subsidiaries have included provisions in Contracts with applicable third-party service providers, outsourcers or any other Person who Processes material Personal Information on behalf of the Company or any of its Subsidiaries to ensure that the Company and its Subsidiaries comply with all Privacy and Security Requirements relating to the Processing of any Personal Information collected or otherwise used by the Company or its Subsidiaries in any manner (“Company Personal Information”) in all material respects.
(m) The Company and each of its Subsidiaries have complied in all material respects with all applicable Privacy and Security Requirements, and neither the Company nor any of its Subsidiaries has received any written notice, communication or complaint from any Person alleging a breach of (or claiming compensation under) any Privacy and Security Requirement or applicable Law, except for individual complaints and requests in the Ordinary Course of Business that would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.
(n) No Person has gained unauthorized access to or misused any Company Personal Information or any of the IT Assets (or information stored or contained therein or transmitted thereby) of the Company or any of its Subsidiaries except as would not result in, or reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries or an obligation for the Company or any of its Subsidiaries to notify any Governmental Entity, including to make a filing with the SEC.
(o) The IT Assets used by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business as presently conducted, (ii) have not materially malfunctioned or failed in the period since the Applicable Date and (iii) to the Knowledge of the Company, are free from material bugs or other material defects, or Malicious Code.
(p) The Company and each of its Subsidiaries implement reasonable measures (including with respect to technical and physical security), and as applicable, monitor compliance with such measures, to protect the confidentiality, integrity and availability of its IT Assets and the information stored or contained therein or transmitted thereby (including Personal Information) from any material loss, disclosure, unauthorized use, access, interruption or modification by third Persons, including the implementation of reasonable backup and disaster recovery technology processes.
(q) No material Software included in the Company Intellectual Property is subject to any obligation or condition under any license that conditions distribution of such Software on or otherwise requires: (i) the disclosure, licensing or distribution of any source code for any portion of such Software; (ii) the granting to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (iv) redistribution of such Software at no license fee, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(r) No Person other than the Company or its Subsidiaries (and its and their respective authorized employees and contractors authorized to perform services on its or their behalf) has any right to access, and to the Knowledge of the Company, has had access or possession of any source code for any Software included in the Company Intellectual Property.
5.19. HIPAA Compliance.
(a) Since the Applicable Date, the Company and its Subsidiaries have been in compliance in all material respects with HIPAA and all other applicable similar state and foreign Laws related to the privacy and security of health information and medical records. The Company and its Subsidiaries have entered into appropriate contractual arrangements with their customers and subcontractors as required by HIPAA and have otherwise implemented appropriate policies and procedures to ensure compliance with HIPAA (and other applicable similar state and foreign Laws), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) The Company and its Subsidiaries (other than Subsidiaries that have been acquired by the Company within the past 12 months) have conducted security risk assessments as required under HIPAA and have addressed and/or remediated all threats and deficiencies identified in such security risk assessments and implemented appropriate administrative, physical and technical safeguards to ensure compliance with HIPAA, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their subcontractors, has had any unauthorized use or disclosure of Protected Health Information that would constitute a “breach” (as defined in 45 C.F.R. § 164.402) that would require the Company to provide notice under 45 C.F.R. § 164.404. To the Knowledge of the Company, no Proceeding has been initiated by the U.S. Department of Health and Human Services or any other Governmental Entity (including, for the avoidance of doubt, state or foreign Governmental Entities) relating to actual or alleged non-compliance with HIPAA or any other similar state or foreign Law by the Company or its Subsidiaries or any of their subcontractors that is either still pending or has resulted in a corrective action plan, including Proceedings seeking a compliance review or any similar inquiry or investigation, except as would not result in, or reasonably be expected to result in, a material obligation to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company has not received written notice from any Governmental

Entity that a pending complaint has been filed with the U.S. Department of Health and Human Services or any other Governmental Entity (including, for the avoidance of doubt, state or foreign Governmental Entities) regarding compliance with HIPAA or any other similar state or foreign Law by the Company or its Subsidiaries.
5.20. Healthcare Laws.
(a) Since the Applicable Date, (i) the Company and its Subsidiaries have been conducting their respective businesses (including their healthcare innovations services, home health services, hospice services, home- & community-based services and facility-based services businesses) in compliance with all applicable Healthcare Laws, except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) there have been no material Proceedings pending or threatened in writing against the Company or any of its Subsidiaries by any third party (including any Governmental Entity) or, to the Knowledge of the Company, any of its employees, and (iii) to the Knowledge of the Company, none of the Company and its Subsidiaries is a subject of any investigation: (A) by or with any Governmental Entity relating to any permit, certification or other approval by a Governmental Entity required, or alleged by such Governmental Entity to be required, under any Healthcare Laws for the material operation of the Company and its Subsidiaries, taken as a whole; or (B) otherwise relating to any alleged material non-compliance with any Healthcare Laws.
(b) The Company and its Subsidiaries (i) have not received any pending notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine from any Federal Healthcare Program, or any other third-party payor, since the Applicable Date, as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) do not have outstanding overpayments or refunds due to Federal Healthcare Programs or any other third party in excess of $3,000,000 in the aggregate (excluding, for the avoidance of doubt, overpayments or refunds due by the Company and its Subsidiaries in the ordinary course of business).
(c) Neither the Company nor its Subsidiaries (i) is a party to a corporate integrity agreement or certificate of compliance agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or similar compliance program mandated by a Governmental Entity, (ii) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Entity, or (iii) has been served with or received any search warrants, subpoenas, or civil investigative demands of which the Company or any of its Subsidiaries is the subject of such search warrant, subpoena or civil investigative demand from any Governmental Entity since the Applicable Date.
(d) To the Knowledge of the Company, since the Applicable Date, none of the Company, its Subsidiaries, nor any of their current or former agents or employees: (i) has been convicted of, charged with or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any violation of any Healthcare Laws, (ii) is excluded, suspended, debarred, or proposed for debarment from participation, has received a written notice of their exclusion, suspension, or debarment from participation, has been, to the Knowledge of the Company, threatened with exclusion, suspension, or debarment from participation or is otherwise ineligible to participate in any Federal Healthcare Programs, or (iii) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Healthcare Program or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder.
(e) Since the Applicable Date, (i) all billings by the Company and its Subsidiaries have been for items and services actually provided by the Company or its Subsidiaries, as applicable, to eligible patients, in accordance with all rules and regulations of applicable Federal Healthcare Programs or other applicable third-party payor, and (ii) the Company and its Subsidiaries have all necessary and appropriate documentation reasonably necessary to support such billings and which is correct in all respects except with respect to each of (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f) Neither the Company nor any of its Subsidiaries is in default in any material respect under (i) any contract with any third-party payor; or (ii) the rules and policies of any third-party payor, including, but not limited to, all certification, billing, reimbursement, provider eligibility and documentation requirements, except with respect to each of (i) and (ii) as such default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.21. Insurance. All Insurance Policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate (and with respect to property insurance, as is customary with respect to similar properties utilized for comparable purposes), and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks or as is required by applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any notice of termination, cancellation, lapse or denial of coverage with respect to any Insurance Policy since the Applicable Date that has not been replaced or superseded by materially similar or more favorable coverage, (ii) there are no material disputes with the underwriters of any such Insurance Policies or any material claims pending under such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies, and (iii) none of the Insurance Policy limits have been exhausted, and neither the Company nor any of its Subsidiaries has failed to give proper notice of any material claim that could reasonably be expected to be covered under any such Insurance Policy that exceeds any deductibles and self-insurance amounts in a due and timely fashion.
5.22. Related-Party Transactions. Except as (i) set forth in Section 5.22 of the Company Disclosure Letter or (ii) described in the Company Reports, no agreements, arrangements or understandings between the Company or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among the Company and its Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
5.23. Takeover Statutes. Prior to the date of this Agreement, the Company Board has taken all action necessary so that the restrictions set forth in Section 203 of the DGCL applicable to “business combinations” (as such term is defined in Section 203 of the DGCL) are and will be, inapplicable to the execution and delivery of and the performance under this Agreement and the transactions contemplated by this Agreement and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a stockholder of the Company and no other Takeover Statute is applicable to the Company, the Shares or the transactions contemplated by this Agreement.
5.24. Brokers and Finders. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except that the Company has retained SVB Securities LLC and Jefferies LLC as its financial advisors in connection with the transactions contemplated by this Agreement. The Company has made available to Parent correct and complete copies of all agreements pursuant to which SVB Securities LLC or Jefferies LLC or any of their Affiliates are entitled to any fees, rights to indemnification and expenses in connection with any of the transactions contemplated by this Agreement.
5.25. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Agreement and in any instrument or other document delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty regarding the Company or any of its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties and Parent acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Agreement and in any instrument or other document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 5.25, nothing in this Section 5.25 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud or Willful Breach in connection with, arising out of or related to this Agreement and the transactions contemplated by this Agreement or any instrument or other document delivered pursuant to this Agreement.
ARTICLE VI

Representations and Warranties of Parent and Merger Sub
Except as set forth in any reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC by Parent and available on EDGAR on or after the Applicable Date and prior to the date of this Agreement (excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub each hereby represent and warrant to the Company that:
6.1. Organization, Good Standing and Qualification.
(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) Parent has made available to the Company correct and complete copies of Merger Sub’s Organizational Documents that are in full force and effect as of the date of this Agreement.
6.2. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock of Merger Sub, par value $0.01 per share. As of the date of this Agreement, all such shares were issued and outstanding. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent.
6.3. Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by Parent (as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
6.4. Governmental Filings; No Violations.
(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NYSE, or (v) under the Takeover Statutes and state securities and “blue sky” Laws (collectively, the “Parent Approvals”), no expirations of waiting periods under applicable Law are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) The execution and delivery of and performance under this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.5, constitute or result in a breach or violation of or a contravention or conflict with the Organizational Documents of Parent or Merger Sub; (ii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.5 and the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which Parent or Merger Sub is subject; or (iii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of Parent or Merger Sub pursuant to, any Contract binding upon Parent or Merger Sub or any License necessary to conduct of the business of Parent or Merger Sub as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.5. Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.6. Available Funds. As of the Closing, Parent will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by this Agreement.
6.7. Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers) has retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
6.8. Ownership of Shares. Parent and its respective Affiliates do not directly or indirectly beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding Shares.
6.9. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent and Merger Sub in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub expressly disclaims any other representations or warranties and the Company acknowledges and agrees that none of the Company or its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Agreement and in any instrument or other document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 6.9 nothing in this Section 6.9 shall limit the Company’s remedies with respect to claims of fraud or Willful Breach in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement or any instrument or other document delivered pursuant to this Agreement.
ARTICLE VII

Covenants
7.1. Interim Operations.
(a) The Company shall, and shall cause each of its Subsidiaries to, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX (the “Interim Period”) (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), except as otherwise expressly required by this Agreement or except as required by applicable Law), conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to conduct its business in accordance with applicable Law, to the extent consistent with the foregoing, shall use and cause each of its Subsidiaries to use their respective commercially reasonable efforts to maintain its and its Subsidiaries’ business and assets and relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and business associates; provided that, the Company and its Subsidiaries shall be permitted to take commercially reasonable actions as reasonably required to comply with COVID-19 Measures (provided, further that to the extent reasonably practicable, in connection with taking any such actions which would otherwise be prohibited by any provision of this Agreement, the Company shall provide advance notice to Parent (and if advance notice is not reasonably practicable, shall provide notice to Parent promptly following the taking of any such actions) and reasonably consult in good faith with Parent with respect thereto). Without limiting the generality of and in furtherance of the foregoing sentence, during the Interim Period, except as otherwise expressly contemplated or required by this Agreement, required by applicable Law, as approved in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed, except that Parent may withhold, condition or delay approval of actions contemplated by Section 7.1(a)(iii) or Section 7.1(a)(iv) in Parent’s sole discretion), or set forth in the corresponding subsection of Section 7.1(a) of the Company Disclosure Letter, the Company shall not and shall cause its Subsidiaries not to:
(i) adopt or publicly propose any change in its Organizational Documents (other than to correct scrivener’s errors or immaterial or ministerial amendments);
(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, deconsolidate any of the JVs or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve (provided, that the Company may effect or cause to be effected the actions referred to in this clause (ii) to the extent they involve only the Company’s Wholly Owned Subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) below);
(iii) acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person with a fair market value or purchase price in excess of $7,500,000 in any individual transaction or series of related transactions or $30,000,000 in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement;
(iv) transfer, sell, lease, divest, cancel, abandon, allow to expire or lapse, license, outsource or otherwise dispose of, or grant any Encumbrance (other than any Permitted Encumbrance) upon, any properties or assets (tangible or intangible, including any Intellectual Property Rights) of the Company or any of its Subsidiaries or product lines or businesses of the Company or any of its Subsidiaries, except (A) other than with respect to Intellectual Property Rights and outsourcing, in connection with services provided in the Ordinary Course of Business, (B) expiration, abandonment or sales of obsolete or unused assets in the Ordinary Course of Business, (C) sales, leases, licenses, outsourcing or other dispositions of tangible assets with a fair market value not in excess of $2,000,000 individually or $5,000,000 in the aggregate, (D) with respect to Intellectual Property Rights, non-exclusive grants of licenses in the Ordinary Course of Business and (E) the grant of Encumbrances to secure Indebtedness permitted by Section 7.1(a)(ix);
(v) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract or other agreement, understanding or arrangement (whether oral or written) with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than (A) proxies or voting agreements solicited by or on behalf of the Company in order to obtain the Requisite Company Vote or in connection with any annual meeting of the Company’s stockholders or (B) the issuance of shares of such capital stock (1) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (2) in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, issuances under the Stock Plans (in either case, to the extent disclosed in Section5.2(d) of the Company Disclosure Letter) or (3) pursuant to the ESPP in accordance with its terms and subject to Section 4.2(c));
(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its Wholly Owned Subsidiaries) outside the Ordinary Course of Business in excess of $2 million individually or $10 million in the aggregate;
(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares), except for (i) dividends or distributions paid by any Wholly Owned Subsidiary to the Company, (ii) dividends or distributions to any other Wholly Owned Subsidiary of the Company, or (iii) to the extent any such dividend or other distribution is in accordance with the requirements of the joint venture, operating or similar Contract of any of the JVs;
(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares) (provided, that the Company may effect or cause to be effected the actions referred to in this clause (viii) to the extent they involve only the Company’s Wholly Owned Subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) above);
(ix) redeem, repurchase or prepay (other than prepayment of revolving loans), assume, guarantee, issue, incur, endorse or otherwise become liable for or modify the terms of any Indebtedness (including the issuance of any debt securities or any warrants or other rights to acquire any debt security) or enter into any hedging agreements, except for (subject, in each case, to Section 7.1(a)(xii)) (A) (1) Indebtedness of the type contemplated by clauses (a) and (b) of the definition thereof in the Ordinary Course of Business up to $25,000,000 and (2) other Indebtedness in the Ordinary Course of Business up to $10,000,000, (B) drawdowns under the Credit Agreement up to $50,000,000, (C) guarantees of Indebtedness of its Wholly Owned Subsidiaries otherwise incurred in compliance with this Section 7.1(a), (D) Indebtedness between the Company and any of its Wholly Owned Subsidiaries or between one Wholly Owned Subsidiary of the Company and another Wholly Owned Subsidiary of the Company, (E) hedging agreements entered into in the Ordinary Course of Business and not for speculative purposes, (F) extensions or renewals of any outstanding Indebtedness in the Ordinary Course of Business that do not include the addition, renewal or modification of any call protection or similar provisions or other restrictions or limitations on prepayment or repayment, or (G) refinancings or replacements of any outstanding Indebtedness on terms that are substantially similar to the terms of such outstanding Indebtedness or are otherwise more favorable to the Company and its Subsidiaries; provided, that any Indebtedness assumed, guaranteed, issued or incurred by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries otherwise becomes liable under this Section 7.1(a)(ix) shall permit prepayment at any time without penalty of any kind;

(x) make or authorize any payment of, or accrual or commitment for, capital expenditures, except (1) capital expenditures in 2022 in an amount not in excess of 5% of the aggregate amount set forth in the Company’s 2021 capital budget plan and (2) subject to prior consultation with Parent, any additional capital expenditures not described in clause (1) so long as the aggregate amount of such capital expenditures made pursuant to this clause (2) do not exceed $15 million; provided, however, subject to prior consultation with Parent, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in any commercially reasonable amount that the Company determines is necessary to maintain its ability to operate its businesses in the Ordinary Course of Business;
(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than Contracts entered into in the Ordinary Course of Business; provided, however, that in no event may the Company take any of the foregoing actions with respect to any Tax “hold harmless,” sharing, allocation or indemnification agreement or arrangement (other than, in each case, (x) such agreements or arrangements solely between or among the Company and any of its Wholly Owned Subsidiaries, (y) such agreements or arrangements contained in commercial contracts entered into, amended or terminated in the Ordinary Course of Business the principal subject of which is not Taxes and (z) customary Tax indemnification or Tax benefit provisions contained in merger agreements, stock purchase agreements, asset purchase agreements or other business combination agreements entered into in accordance with Section 7.1(a)); provided, further, that in the event that the Company engages in any discussion to enter into any new JV (and prior to requesting Parent’s written consent to enter into the relevant limited liability company agreement to establish such JV) the Company shall notify Parent of any such discussion as soon as reasonably practicable following such discussion (including, for the avoidance of doubt, any discussions disclosed in Section 5.11(a)(xiii) of the Company Disclosure Letter);
(xii) terminate, fail to renew or amend, modify, supplement or waive, or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any Material Contract, other than terminations, expirations or non-renewals of any such Contract in the Ordinary Course of Business and in accordance with the terms of such Contract with no further action by the Company, any of its Subsidiaries or other party to such Contract, except for any ministerial actions or non-exclusive licenses under Company Intellectual Property, in each case, granted by a licensor in the Ordinary Course of Business;
(xiii) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $2,000,000 individually or $10,000,000 in the aggregate outside the Ordinary Course of Business;
(xiv) other than in the Ordinary Course of Business, reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew or replace any existing Insurance Policies;
(xv) other than with respect to Transaction Litigation, any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any Tax claim, audit, assessment or dispute, which shall be governed by Sections 7.15, 4.3(f) and 7.1(a)(xvii), respectively, settle or compromise any Proceeding for an amount in excess of $2 million individually or $10 million in the aggregate, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (B) have a materially negative impact or impose any material restriction on the operations of the Company and its Subsidiaries or (C) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;
(xvi) make any changes with respect to accounting policies, procedures, methods, principals or practices, except as required by changes in GAAP or applicable Law;
(xvii) make, change or revoke any material Tax election; change an annual Tax accounting period; adopt or change any material Tax accounting method; file any material amended Tax Return; enter into any closing agreement with respect to material Taxes; settle or compromise any material Tax claim, audit, assessment or dispute; surrender any right to claim a refund of a material amount of Taxes; or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(xviii) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, as may be required to comply with applicable Law or as set forth on Section 5.13(a) of the Company Disclosure Letter, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any Company Employee (other than routine travel advances issued in the Ordinary Course of Business), (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $200,000 or (H) terminate the employment or service of any Company Employee with an annual salary or wage rate or consulting fees in excess of $200,000 other than for cause;
(xix) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;
(xx) enter into any new line of business;
(xxi) amend, terminate or allow to lapse any material Licenses held by the Company or any of its Subsidiaries in a manner that materially and adversely impacts the ability of the Company and its Subsidiaries to conduct their respective businesses;
(xxii) amend or modify the engagement letters of the Company’s financial advisors (or grant any discretionary fee or any comparable additional fee thereunder) in a manner that increases the fee or commission payable by the Company or any of its Subsidiaries; or
(xxiii) agree, authorize or commit to do any of the foregoing.
(b) Without the prior consent of Parent, during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, avail itself of any government grants, Tax holidays, loans or other Tax benefits or relief related to COVID-19, including a loan under the paycheck protection program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law, except that the Company and its Subsidiaries may avail themselves of such government grants, Tax holidays, loans or other Tax benefits or relief as they have already availed themselves of prior to the date of this Agreement and are set forth in Section 5.16(m) of the Company Disclosure Letter (and any continuation thereof).
(c) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.
7.2. Acquisition Proposals; Change of Recommendation.
(a) No Solicitation. From and after the date of this Agreement, except as expressly permitted by this Section 7.2, the Company shall not, and shall cause its Subsidiaries and its and its Wholly-Owned Subsidiaries’ Representatives not to, and shall direct and use its reasonable best efforts to cause its Non-Wholly Owned Subsidiaries’ Representative not to, in each case, directly or indirectly:
(i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or, would reasonably be expected to lead to, an Acquisition Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) provide any information or data concerning the Company or its Subsidiaries or access to the Company’s or its Subsidiaries’ properties, books and records to any Person or group (as defined under Section 13 of the Exchange Act) in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or
(v) agree, authorize or commit to do any of the foregoing.
(b) Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in Section 7.2(a), but subject to the provisions of Section 7.2(c), prior to the time the Requisite Company Vote is obtained, in response to a bona fide written Acquisition Proposal that did not result from a breach of the obligations set forth in this Section 7.2, the Company may:
(i) provide information concerning the Company and its Subsidiaries in response to a request to the Person or group (as defined under Section 13 of the Exchange Act) who made such an Acquisition Proposal and the respective Representatives thereof; provided, that such information has previously been made available to Parent, or is made available to Parent prior to or concurrently with the time such information is made available to such Person or group, and prior to providing any such information or data, the Company and the Person or group (as defined under Section 13 of the Exchange Act) making such Acquisition Proposal shall have entered into a legally binding confidentiality agreement with terms not less restrictive in any material respect to such Person or group (as defined under Section 13 of the Exchange Act) than the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal if such Acquisition Proposal is made directly to the Company and not publicly disclosed, but shall not include any restrictions that would reasonably be expected to restrain the Company from satisfying its obligations contemplated by Section 7.2(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); provided, however, that if the Person or group (as defined under Section 13 of the Exchange Act) making such Acquisition Proposal is a competitor of the Company (as determined by the Company in its reasonable discretion), the Company shall not provide any competitively sensitive information (as determined by the Company in its reasonable discretion) to such Person in connection with any actions permitted by this Section 7.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and
(ii) engage or otherwise participate in any discussions or negotiations with any such Person or group (as defined under Section 13 of the Exchange Act) regarding such Acquisition Proposal, if, and only if, prior to taking any action described in clause (i) or this clause (ii) of this Section 7.2(b), the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, as applicable, that based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(c) Notice of Acquisition Proposals. Notwithstanding any contractual obligations that the Company or any of its Affiliates may have to any third party, the Company shall promptly (but, in any event, within 24 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Subsidiaries or any of its or their Representatives, (ii) any information concerning the Company or its Subsidiaries or access to the Company’s or its Subsidiaries’ properties, books and records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal is requested by any Person or group (as defined under Section 13 of the Exchange Act), to the Knowledge of the Company, that is reasonably likely to make or is considering making, an Acquisition Proposal, or (iii) any discussions or negotiations relating to an Acquisition Proposal or any inquiry, proposal or offer that could lead to an Acquisition Proposal are sought to be engaged in or continued, by, from or with the Company, its Subsidiaries or any of its or any of their respective Representatives (as the case may be), or (iv) (A) any meeting of the Company Board is scheduled in order to consider or discuss an Acquisition Proposal or (B) an Acquisition Proposal is considered or discussed at any meeting of the Company Board (provided, that in the case of clause (A), such notice shall be given to Parent contemporaneously with the notice to the Company Board of such meeting), setting forth in such notice the name of the applicable Person or group (as defined under Section 13 of the Exchange Act), the terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the scope of such request (including, if applicable, correct and complete copies of any such written Acquisition Proposals, Permitted Confidentiality Agreements, inquiries, proposals or offers, including proposed agreements or requests, or where no such copies are available, a reasonably detailed written description thereof) and its intentions with respect thereto and thereafter shall keep Parent reasonably informed, on a reasonably current basis (but, in any event, within 24 hours after any changes), of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers or requests (including any material amendments or modifications thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 7.2(c).
(d) No Change of Recommendation or Alternative Acquisition Agreement.
(i) Except as permitted by Section 7.2(d)(iii) and taking into account Section 7.2(e), the Company Board shall not:
(A) fail to include the Company Recommendation in the Proxy Statement;
(B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;
(C) make any public statement in connection with the Company Stockholders Meeting that is inconsistent with the Company Recommendation;
(D) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, take any action or make any recommendation or public statement in connection therewith other than an unequivocal recommendation against such offer;
(E) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation as promptly as reasonably practicable (but in any event within three Business Days after receipt of any written request to do so from Parent);
(F) approve or recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement; or
(G) agree, authorize or commit to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (A), (B), (C), (D), (E) and (F), a “Change of Recommendation”).
(ii) Except as expressly permitted by Section 7.2(d)(iii), the Company Board shall not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.
(iii) Notwithstanding anything to the contrary set forth in this Section 7.2(d), prior to the time the Requisite Company Vote is obtained, the Company Board may effect a Change of Recommendation or terminate this Agreement pursuant to Section 9.3(b) if (A) a bona fide written Acquisition Proposal that did not result from or in connection with a breach of the obligations set forth in this Section 7.2 is received by the Company or an Intervening Event has occurred, and (B) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, as applicable, based on the information then available, that (x) in the case of an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal and (y) a failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 9.3(b) in response to such Acquisition Proposal or Intervening Event, as applicable, is inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until: (I) the Company has given Parent written notice at least five Business Days in advance (the “Notice Period”), which notice shall set forth in writing that the Company Board intends to consider whether to take such action and a reasonably detailed description of the basis therefor, and shall also include, in the case of an Acquisition Proposal, all information required by Section 7.2(c), mutatis mutandis and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (II) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent to revise this Agreement so that the condition set forth in clause (B) of this Section 7.2(d)(iii) would not be satisfied; and (III) at the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement proposed by Parent in writing and any other information offered by Parent in response to such notice contemplated by clause (I) of this Section 7.2(d)(iii) prior to the end of the Notice Period, and shall have thereafter determined in good faith, after consultation with outside legal counsel and financial advisors, as applicable, based on the information then available, that (x) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (y) a failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 9.3(b) would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any amendment or modification to the economic terms of any such Acquisition Proposal shall be deemed material and shall be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(iii), including for purposes of the initial five-day Notice Period, except that subsequent to the initial Notice Period, the Notice Period shall be reduced to three Business Days).
(e) Certain Permitted Disclosure. Nothing set forth in this Section 7.2 shall prohibit the Company from (i) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, and, in each case, such disclosures and communications shall not constitute a Change of Recommendation; provided, however, that, if any such disclosures or communications have the effect of withdrawing, qualifying or modifying the Company Recommendation in a manner, directly or indirectly, adverse to Parent, or if any such disclosures or communications are inconsistent with the Company Recommendation, such disclosure or communication shall constitute a Change of Recommendation.
(f) Existing Discussions. The Company (i) acknowledges and agrees that, as of the date of this Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement): (A) deliver a written notice to each such Person providing that the Company (1) is ending all activities, discussions and negotiations with such Person with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (2) is requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.
(g) Standstill Provisions. From the date of this Agreement and until the Effective Time, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, based on the information then available, that the failure to take such action would violate the directors’ fiduciary duties under applicable Law.
7.3. Proxy Statement; Efforts and Other Regulatory Matters.
(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, but in any event within twenty Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement and any amendments or supplements thereto, including the definitive proxy statement, the “Proxy Statement”). Except under the circumstances expressly permitted by Section 7.2, the Proxy Statement shall include the Company Recommendation.

(b) The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form and substance with the provisions of the Exchange Act and none of the information supplied by it or any of its Subsidiaries or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or at the time of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement and Parent and Merger Sub assume no responsibility with respect to any information not supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.
(c) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall, as promptly as practicable, following such discovery, notify the other Party or Parties (as the case may be); after such notification, the Company shall, as and to the extent required by applicable Law, as promptly as reasonably practicable (A) prepare an amendment or supplement to the Proxy Statement and (B) thereafter, cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(d) The Company shall (A) provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting (other than any filings, documents or communications related to a Change of Recommendation, subject to Section 7.2; provided that the Company has provided notice to Parent of a Change of Recommendation) prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders, (B) include in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other Representatives and (C) to the extent reasonably practicable, permit Parent and its outside legal counsel to participate in all communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement.
(e) Without limiting the generality of the provisions of Section 7.7, the Company shall as promptly as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and shall as promptly as reasonably practicable, following receipt thereof, provide Parent, if applicable, copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed written description thereof). The Company shall, subject to the requirements of Section 7.3(d), (A) use its reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and (B) cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
7.4. Company Stockholders Meeting.
(a) The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to (i) duly convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Statement is in final form (taking into account a reasonable period of time for the solicitation of proxies) and (ii) cause a vote upon the adoption of this Agreement to be taken thereat.

(b) The Company Stockholders Meeting shall not be postponed, recessed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that: (i) the Company may postpone, recess or adjourn, and at the direction of Parent, shall postpone, recess or adjourn the Company Stockholders Meeting, (A) to the extent, in the reasonable opinion of the Company’s outside legal counsel, or to the extent in Parent’s reasonable judgment (as applicable), required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders Meeting, or (B) on a date that is one day prior to the date the Company Stockholders Meeting is originally scheduled, as set forth in the definitive Proxy Statement (the “Original Date”) or any date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.4, the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote, so long as, in each case that the Company exercises its right under this Section 7.4(b) to postpone, recess or adjourn the Company Stockholders Meeting, the Company shall have provided prior written notice to Parent and reasonably consulted with Parent in advance with respect to such determination; and (ii) if the Company delivers a notice of an intent to make a Change of Recommendation within the five Business Days prior to the Original Date or any date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.4, if directed by Parent, the Company shall as promptly as practicable thereafter postpone, recess or adjourn the Company Stockholders Meeting for up to ten Business Days in accordance with Parent’s direction; provided further, that in no event shall the Company Stockholders Meeting be postponed, recessed or adjourned more than ten Business Days in connection with any one postponement, recess or adjournment or more than an aggregate of 30 days from the Original Date.
(c) The Company shall use reasonable best efforts to take all lawful action to obtain the Requisite Company Vote, including the solicitation of proxies therefor. The Company agrees that, unless this Agreement is terminated and transactions contemplated by this Agreement abandoned pursuant to and in accordance with Article IX, its obligations to hold the Company Stockholders Meeting pursuant to this Section 7.4 shall not be affected in any manner, including in connection with (i) the making of a Change of Recommendation or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal or any event constituting or that could constitute an Intervening Event, and the Company shall continue to use reasonable best efforts to take all lawful action to obtain the Requisite Company Vote, including the solicitation of proxies therefor.
(d) Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change or establish a different record date for the Company Stockholders Meeting unless (i) required by applicable Law, (ii) reasonably necessary as a result of any postponement, recess or adjournment of the Company Stockholders Meeting effected pursuant to Section 7.4(b) or (iii) the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) is obtained.
(e) The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a reasonably timely basis (including, if requested, promptly providing voting reports on a reasonably frequent basis) and (ii) to give written notice to Parent one day prior to the Company Stockholders Meeting, indicating whether as of such date, sufficient proxies representing the Requisite Company Vote have been obtained.
(f) Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters or any non-binding advisory vote required under applicable Law) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.
7.5. Approval of Sole Stockholder of Merger Sub. As promptly as practicable following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent adopting this Agreement.

7.6. Efforts and Other Regulatory Matters.
(a) General Efforts.
(i) In addition to and without limiting the rights and obligations set forth in Sections 7.1, 7.3, 7.7 and 7.8 and subject to the other terms and conditions of this Section 7.6, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement (including as set forth in Section 7.6(a)(i) of the Company Disclosure Letter) and applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including preparing and delivering or submitting documentation to (A) effect the expirations of all waiting periods under applicable Antitrust Law as promptly as practicable after the date of this Agreement and (B) make with and obtain from, any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, non-objections, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement prior to the Outside Date, including the other Company Approvals and the other Parent Approvals.
(ii) The Company and Parent shall each use reasonable best efforts to, as promptly as practicable, advise the other party upon receiving any written communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.
(b) Regulatory Efforts. Without limiting the generality of, and in furtherance of the provisions of Section 7.6(a) but subject to the limitations set forth in Section 7.6(c) and the cooperation and coordination contemplated by Section 7.6(e), each of the Company and Parent agree to take or cause to be taken the following actions (as applicable):
(i) the preparation and filing, with respect to the transactions contemplated by this Agreement, of an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable after the date of this Agreement; provided, that Parent may withdraw and promptly thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Law if deemed advisable by Parent’s outside legal counsel;
(ii) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (each, a “Governmental Antitrust Entity”) of non-privileged information and documents requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;
(iii) the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to vacate, modify, reverse, suspend, prevent, eliminate or remove any temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued in any Proceeding or inquiry of any kind that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Governmental Antitrust Entity seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (subject in all cases to the limitations set forth in Section 7.6(c)), if such action would be reasonably necessary, proper or advisable so as to permit the consummation of the transactions contemplated by this Agreement prior to the Outside Date; and
(iv) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company, Parent or either of their respective Subsidiaries or to effect any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action with respect to the business and operations of the Company, Parent or either of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto), subject in all cases to the limitations set forth in Section 7.6(c), if such action would be reasonably necessary, proper or advisable so as to permit the consummation of the transactions contemplated by this Agreement prior to the Outside Date.
(c) Limitations on Regulatory Efforts. Notwithstanding anything to the contrary set forth in this Agreement (including Section 7.6(b)):
(i) in no event shall (1) any Party or any of its Subsidiaries be required to proffer or agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Entity (including any Governmental Antitrust Entity) in connection with effecting (x) the expiration of any waiting period under applicable Antitrust Law or (z) a Governmental Entity’s (including any Governmental Antitrust Entity’s) grant of any consent, registration, approval, non-objection, permit or authorization, in each case necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the other Company Approvals and the other Parent Approvals, that is not conditioned upon the consummation of the transactions contemplated by this Agreement or (2) the Company or any of its Subsidiaries agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the expiration of any such waiting period or obtaining of any such consent, registration, approval, non-objection, permit or authorization without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion); and
(ii) the Parties hereby acknowledge and agree that neither this Section 7.6 nor the “reasonable best efforts” standard nor any other provision set forth in this Agreement shall require, or be construed to require, Parent or any of its Subsidiaries, in order to effect the expiration of any waiting periods under applicable Antitrust Law or the obtaining from any Governmental Antitrust Entity of any consent, registration, approval, non-objection, permit or authorization to proffer or agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action that is, or would reasonably be expected to result in, a Burdensome Condition; provided, that Parent can compel the Company to (and to cause the Company’s Subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the transactions contemplated by this Agreement.
(d) Divestitures. The Company shall agree, if reasonably requested by Parent so as to permit (or as identified by the Parties as reasonably likely to be necessary to permit) the expiration or termination of the applicable waiting periods under the HSR Act or the receipt of any other consent under any other applicable Antitrust Law, in each case as soon as practicable after the date of this Agreement (but in any event not later than the Outside Date unless otherwise directed by Parent), to effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any assets, operations, rights, product lines, licenses, businesses or interests therein of the Company and its Subsidiaries, and take such action or actions that would in the aggregate have a similar effect; provided, however, that any such sale, divestiture, license, holding separate or other similar arrangement, disposition, restriction or action or actions (each, a “Potential Sale Transaction”) is conditioned on the occurrence of, and shall become effective only from and after, the Closing. Without limiting the foregoing, to the extent requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate a Potential Sale Transaction. To the extent reasonably requested by Parent, the Company shall and shall cause its Subsidiaries to (a) enter into confidentiality agreements containing customary terms with any Persons who Parent identifies to the Company as potential purchasers in a Potential Sale Transaction (such potential purchasers to be referred to as “Potential Purchasers”); (b) permit Potential Purchasers to conduct (and cooperate with such Potential Purchasers’) reasonable documentary and other investigations with respect to such Potential Sale Transaction (provided, that any such Potential Purchaser executes and delivers to the Company a confidentiality agreement and, to the extent deemed advisable by Parent’s outside legal counsel, a clean team agreement, in each case containing customary terms);
(c) comply with any applicable right of first refusal, right of first offer, right of approval and similar provisions that may be applicable to a proposed transfer of a Potential Sale Transaction; (d) deliver such notices, make such filings and execute such contracts relating to a Potential Sale Transaction as reasonably requested by Parent and at Parent’s expense; and (e) cooperate in good faith with respect to any Tax matters (including the structuring of any relevant transactions in a Tax efficient manner) in connection with any Potential Sale Transaction.
(e) Cooperation. Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.3, Parent and the Company shall jointly direct all matters (including with respect to process, strategy and communications) with any Governmental Entity (including any Governmental Antitrust Entity) consistent with its obligations hereunder; provided, that in the event of any conflict or disagreement between Parent and the Company with respect to process, strategy or communications regarding any matter with a Governmental Entity (including any Governmental Antitrust Entity), Parent shall have the right to direct the matter that is the cause of any such conflict or disagreement in its sole discretion, acting reasonably and in good faith. Parent and the Company shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, any of their respective Subsidiaries and any of its or their respective Representatives, that appears in any filing made with, or written materials delivered or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent nor any of their respective Subsidiaries shall permit any of its or their respective Representatives to participate in any substantive meetings, calls, presentations and other communications with any Governmental Entity in respect of any documentation to effect the expiration of any waiting periods under applicable Antitrust Laws or make with or obtain from any Governmental Entity (including any Governmental Antitrust Entity), as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the other Company Approvals and the other Parent Approvals or any investigation or other inquiry by a Governmental Entity relating thereto unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat.
7.7. Status and Notifications. Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.3(e), the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including as promptly as practicable notifying the other of any notices or communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party, including any Governmental Entity, with respect to such transactions and as promptly as practicable following such receipt furnishing the other with, if applicable, copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof). The Company shall reasonably promptly notify Parent of any change, development, circumstance or fact that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or of any failure of any condition to Parent’s or Merger Sub’s obligations to effect the Merger if the Closing were to be then held; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure of the Company or its Representatives to provide such prompt notice under this Section 7.7 shall not constitute a breach of convenant for purposes of Section 8.2(b) or Section 9.4(a).
7.8. Third-Party Consents. Separate and apart from the obligations set forth in Section 7.3, the Company shall be solely responsible for and shall use its, and shall cause its Subsidiaries to use their, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary or advisable on its part under this Agreement and applicable Law to give, obtain or effect (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required under any Contract to which the Company or any of its Subsidiaries is a party to or bound (the “Third-Party Consents”) and that are necessary or advisable to be given, obtained or effected in order to consummate the transactions contemplated by this Agreement, and in connection therewith, neither the Company nor any of its Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining or effecting any Third-Party Consents without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent can compel the Company to (and to cause the Company’s Subsidiaries to) agree to take any such actions so long as the effectiveness of such action is contingent on the Closing.

7.9. Information and Access.
(a) The Company and Parent each shall (and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to), upon the reasonable request by the other, furnish to the other, as promptly as practicable, with all information concerning itself, its Representatives and such other matters as may be necessary or advisable in connection with the Proxy Statement, any information or documentation to effect the expiration of all waiting periods under applicable Antitrust Laws and all filings, notices, reports, consents, registrations, approvals, permits and authorizations, made or sought by or on behalf of Parent, the Company or any of their respective Subsidiaries to or from any third party, including any Governmental Entity, in each case necessary or advisable in connection with the transactions contemplated by this Agreement and, with respect to the information supplied by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion in or incorporation by reference into the Proxy Statement, Parent acknowledges and agrees that such information will be correct and complete in all material respects at the time so supplied.
(b) In addition to and without limiting the rights and obligations set forth in Section 7.9(a), during the Interim Period the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford Parent and its Representatives reasonable access during normal business hours, to the Company Employees and the Company’s agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by or on behalf of Parent; provided, however, that neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would, in the reasonable opinion of the Company’s outside legal counsel, result in (A) a violation of applicable Law, including COVID-19 Measures (provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided in a manner without violating such COVID-19 Measures or other applicable Law), (B) the breach of any contractual confidentiality obligations in any Contract with a third party entered into prior to the date of this Agreement or following the date of this Agreement in compliance with Section 7.1 and Section 7.2, or (C) waiving the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings.
(c) No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.9 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to Sections 7.3 or 7.7, this Section 7.9 or otherwise in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement and subject to applicable Law relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity.
7.10. Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, the Parties shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by the other Party, prior to issuing any other press releases or otherwise making public statements, public disclosures or public communications with respect to the transactions contemplated by this Agreement and shall not issue any such press release or otherwise make such public statements, public disclosures or public communications prior to such consultation, except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service or NASDAQ, (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s responses thereto or (c) with respect to the Company’s disclosures or communications with any Governmental Entity regarding the Proxy Statement or any Company Approvals contemplated by Section 7.3, which shall be governed by the provisions of Section 7.3. In addition to the exceptions set forth in foregoing clauses (a) through (c) of the second sentence of this Section 7.10, the Company (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this

Section 7.10 (or jointly made by the Company and Parent, if applicable) or to the extent that they have been reviewed and previously approved by Parent. In addition, subject to the exceptions set forth in clause (a) above, the Company shall consult with Parent regarding the form and content of any public disclosure of any material developments or material matters involving the Company (in the Company’s reasonable discretion), including earnings releases and regulatory matters, to the extent reasonably practicable in advance of publication and release.
7.11. Employee Benefits.
(a) Parent agrees that the Continuing Employees shall, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, be provided with base salary or base wage, target annual cash bonus opportunities and pension and welfare benefits (excluding equity and long-term incentive compensation and any retention or transaction bonus payments) that are substantially comparable in the aggregate to those that are provided to the Continuing Employees immediately prior to the Effective Time or, in Parent’s discretion, are substantially comparable to those made available to similarly situated employees of Parent and its Subsidiaries.
(b) Parent shall use reasonable best efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, and (ii) give each Continuing Employee credit for the plan year in which the Continuing Employee is first eligible to enroll in a Parent plan providing medical benefits towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made in respect of such Continuing Employee and their eligible dependents to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time (provided, that the Company shall have timely provided adequate data concerning such payments to Parent in a format reasonably requested by Parent). Parent shall give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. For the avoidance of doubt, such service shall not be recognized for purposes of eligibility for retirement vesting under equity plans of Parent.
(c) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the Company Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and approval by Parent) not later than the day immediately preceding the Effective Time.
(d) If requested by Parent in writing delivered to the Company not less than 10 Business Days prior to the Effective Time (with such request to be made only in the event Parent does not request that the Company 401(k) Plan be terminated pursuant to Section 7.11(c)), the Company Board shall take any actions (including, if applicable, adopting resolutions) as is reasonably necessary to delegate plan amendment, trustee appointment and other plan sponsor authority for any Company Benefit Plans that are qualified or non-qualified retirement plans to the Senior Vice President, Total Rewards and Human Capital Services, of Parent, to delegate plan administration authority for such plans to Parent’s Employee Benefits Plans Administrative Committee and to delegate investment authority for such plans to Parent’s Employee Benefit Plans Investment Committee, with such delegations to be effective as of the Effective Time and contingent upon the occurrence of the Effective Time. To the extent such delegation of authority described in the preceding sentence is requested by Parent, the Company shall provide Parent with evidence of such delegation (the form and substance of which shall be subject to prior review and approval by Parent) not later than the day immediately preceding the Effective Time.

(e) Prior to making any written or oral communications to any Company Employee pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.
(f) Prior to the Closing, the Company will use its reasonable best efforts to take the actions set forth in Sections 7.11(f)(A) and 7.11(f)(B) of the Company Disclosure Letter, and the Parties will use their reasonable best efforts and work together in good faith to take the action set forth in Section 7.11(f)(C) of the Company Disclosure Letter.
(g) Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 10.8, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.
7.12. Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties against any reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent that the Company would have been permitted under applicable Law and as provided in the Company’s Organizational Documents in effect as of the date of this Agreement, and (ii) to the fullest extent that the Company would have been permitted under applicable Law and as provided for in the Company’s Organizational Documents, advance expenses as incurred by the Indemnified Parties; provided, that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the Chosen Courts that such Person is not entitled to such advanced expenses.
(b) Prior to the Effective Time, the Company shall obtain and fully pay the premium for “tail” (e.g., optional or extended reporting period) coverage for the extension of the Company’s existing (i) directors’ and officers’ liability insurance policies, and (ii) fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carriers with terms, conditions, retentions, coinsurance, and limits of liability that are at least as favorable to the insureds as the Company’s existing D&O Insurance policies; provided, however, that in no event shall the premium amount for such policies exceed the amount set forth in Section 7.12(b) of the Company Disclosure Letter. From and after the Effective Time, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, each for its full term, and honor all obligations thereunder.
(c) The provisions of this Section 7.12 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties and their respective successors, representatives and permitted assigns, who shall be third-party beneficiaries of this Section 7.12(c).
(d) The rights of the Indemnified Parties under this Section 7.12 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.
7.13. Financing Cooperation.The Company shall (i) furnish to the agent under the Credit Agreement not later than 11:00 a.m. (New York time) at least three Business Days prior to the Closing (or such shorter period as the agent to the Credit Agreement may otherwise agree in accordance with the Credit Agreement), a prepayment notice in respect of the termination of all outstanding commitments and prepayment of all outstanding loans under the Credit Agreement and (ii) deliver to Parent, at least three Business Days prior to the Closing, an executed pay-off letter in customary form acceptable to Parent with respect to the Credit Agreement, which pay-off letter shall provide that upon receipt from or on behalf of the borrowers thereunder of the pay-off amount set forth in the pay-off letter, (i) the Indebtedness incurred pursuant to the Credit Agreement and instruments related thereto shall be satisfied, and all obligations of the secured parties terminated (other than those that customarily survive in pay-off letters and expressly contemplated to survive under the Credit Agreement), (ii) all Encumbrances relating to the assets, rights and properties of the Company or any of its Subsidiaries, and all guarantees, in each case granted pursuant to or in connection with the Credit Agreement shall be released and terminated without any further action by the secured parties and (iii) the Company or its designee shall be entitled to file documents, financing statements and other instruments to reflect the release of such Encumbrances.
7.14. Takeover Statutes. If any Takeover Statute is, becomes or is deemed applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and shall take such actions as are necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statutes.
7.15. Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company or any Indemnified Party from and following the date of this Agreement and prior to the Effective Time (such litigation, other than any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 4.3(f), “Transaction Litigation”), the Company shall, as promptly as practicable (a) notify Parent thereof (but, in any event, within 24 hours after the Company obtains Knowledge of any such Transaction Litigation) and shall keep Parent reasonably informed with respect to the status thereof and (b) give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided, that the Company shall not settle or agree to settle any Transaction Litigation without prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed to the extent that such settlement only requires (x) the issuance of additional disclosure or (y) the payment of money if the amount of money to be paid in connection with such settlement does not exceed any insurance proceeds that the Company reasonably expects to receive with respect to such claim and any deductible in respect thereof, but may otherwise be given in Parent’s sole discretion).
7.16. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.
7.17. Section 16 Matters. Prior to the Effective Time, the Company shall, to the extent necessary, take all such actions as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) resulting from the transactions by any officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by Law.
7.18. Delisting and Deregistration.
(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act, in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the Shares, no more than ten days thereafter. In connection therewith, Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 7.18(a)) shall use reasonable best efforts to (a) assist in enabling the Company or NASDAQ to be in a position to promptly file and cause the Surviving Corporation or NASDAQ to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first Business Day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”).
(b) Upon Parent’s determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company shall deliver to Parent at least five Business Days prior to Closing a draft of any such reports required to be filed during the Delisting Period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.
ARTICLE VIII

Conditions
8.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained.
(b) Antitrust Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.
(c) No Legal Restraint. No Governmental Entity shall have enacted or entered any Order (whether temporary, preliminary or permanent) that is in effect, and no other Law shall have been enacted, enforced, issued, promulgated, entered or adopted and be effective, in each case, that enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement (each, a “Legal Restraint”).
8.2. Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties set forth in: (i) Section 5.1(a) (Organization, Good Standing and Qualification); Sections 5.2(g), 5.2(f), 5.2(h) and 5.2(i) (Capital Structure); Sections 5.3(a) and 5.3(b) (Corporate Authority; Approval); Section 5.10(b) (Absence of Certain Changes); Section 5.23 (Takeover Statutes) and Section 5.24 (Brokers and Finders) that (A) is qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (B) is not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (ii) Sections 5.2(a), 5.2(b), 5.2(c) and 5.2(d) (Capital Structure) shall have been true and correct in all respects (other than any inaccuracies that, individually or in the aggregate, are de minimis in nature and amount) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iii) Article V (other than those set forth in the foregoing clauses (i) and (ii) of this Section 8.2(a)), without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) No Burdensome Condition. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition.
(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.
(e) Company Closing Certificate. Parent shall have received a certificate duly executed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(d) have been satisfied.
8.3. Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct in all material respects as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate duly executed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.
ARTICLE IX

Termination
9.1. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Parties.
9.2. Termination by Either the Company or Parent. Subject to Section 9.5(a), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either the Company or Parent if:
(a) the transactions contemplated by this Agreement shall not have been consummated by 5:00 p.m. (New York time) on December 28, 2022 (the “Outside Date”); provided, however, that if the conditions to Closing set forth in Section 8.1(b), Section 8.1(c) (in connection with a Legal Restraint of a Governmental Antitrust Entity) or Section 8.2(c) have not been satisfied or, to the extent permitted by applicable Law, waived on or prior to the Outside Date but all other conditions to Closing set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date may be extended by the Company or Parent for up to two three-month periods to a time and date not beyond 5:00 p.m. (New York time) on June 28, 2023 by providing a written notice thereof to Parent, in the case of an extension by the Company, or to the Company, in the case of an extension by Parent, in the case of the first extension, prior to 5:00 p.m. (New York time) on December 28, 2022, and in the case of the second extension, prior to 5:00 p.m. (New York time) on March 28, 2023, and such time and date, as so extended, shall be the “Outside Date”; provided, further, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(a) shall not be available to the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date;
(b) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement; or
(c) if any Governmental Entity shall have enacted or entered any Order or enacted, enforced, issued, promulgated, entered or adopted any other Law that, in either such case, enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement and such Order or other Law shall have become final and non-appealable, whether before or after the Requisite Company Vote has been obtained; provided, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(c) shall not be available to the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur.
9.3. Termination by the Company. Subject to Section 9.5(a), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company:
(a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Sections 8.3(a) or 8.3(b) would not be satisfied were the Closing then to occur (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent and Merger Sub describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the transactions contemplated by this Agreement and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach would cause the occurrence of the failure of a condition to the Closing to occur; or
(b) at any time prior to the time the Requisite Company Vote is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with Section 7.2(d); provided, however, that the Company shall have concurrently with such termination paid or caused to be paid to Parent the Termination Fee pursuant to Section 9.5 and the Company, its Subsidiaries and any of the Company’s Representatives shall not have breached the obligations set forth in Section 7.2(a) (No Solicitation) in respect of such Acquisition Proposal.
9.4. Termination by Parent. Subject to Section 9.5(a), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent:
(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Sections 8.2(a) or 8.2(b) would not be satisfied were the Closing then to occur (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the transactions contemplated by this Agreement and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided, that the right to terminate this

Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if either Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach would cause the occurrence of the failure of a condition to the Closing to occur; or
(b) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board shall have effected a Change of Recommendation or (ii) the Company or its Subsidiaries shall have materially breached the obligations set forth in Section 7.2(a) (No Solicitation).
9.5. Notice of Termination; Effect of Termination and Abandonment.
(a) In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.2, 9.3 or 9.4, as applicable, the Company or Parent, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected.
(b) Except to the extent provided in Sections 9.5(c) and 9.5(d), in the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement, and (ii) the provisions set forth in this Section 9.5 and Article X shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement.
(c) In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article IX:
(i) by either the Company or Parent pursuant to Section 9.2(a) (Outside Date) or Section 9.2(a) (Requisite Company Vote Not Obtained) or by Parent pursuant to Section 9.4(a) (Company Breach) and, in each case:
(A) (x) a bona fide Acquisition Proposal shall have been disclosed to the Company Board or (y) any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and, in each case, such Acquisition Proposal shall not have been withdrawn without qualification (1) prior to the Company Stockholders Meeting (including any postponement, recess or adjournment thereof taken in accordance with this Agreement), with respect to termination and abandonment pursuant to Section 9.2(a) (Requisite Company Vote Not Obtained) or (2) prior to the date of such termination, with respect to any termination and abandonment pursuant to Section 9.4(a) (Company Breach); provided that for purposes of this Section 9.5(c)(i), an Acquisition Proposal with respect to the Company shall not be deemed to have been “withdrawn” if, within 12 months of such termination and abandonment, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, or shall have consummated any Acquisition Proposal or the Company Board shall have approved or recommended to the Company’s stockholders or otherwise not opposed, any Acquisition Proposal made by or on behalf of such Person or any of its Affiliates; and
(B) within 12 months after such termination, the Company or any of its Subsidiaries shall have entered into a definitive Alternative Acquisition Agreement with respect to, or the Company Board shall have approved or recommended to the Company’s stockholders or otherwise not opposed, any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such 12-month period) (provided, that solely for purposes of this clause (i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Annex A, except that the reference to “15%” in such definition shall be replaced with a reference to “50%”), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds prior to or concurrently with the consummation of any Acquisition Proposal;
(ii) by (A) Parent pursuant to Section 9.4(b) (Change of Recommendation; Non-Solicit Breach) or (B) the Company pursuant to Section 9.3(b) (Superior Proposal), then the Company shall pay or cause to be paid to Parent, within two Business Days following the date of such termination by Parent pursuant to clause (A), or concurrently with such termination by the Company pursuant to clause (B), the Termination Fee by wire transfer of immediately available funds; provided, that if either the Company or Parent (as applicable) terminates this Agreement pursuant to Section 9.2(a), Section 9.2(a) or Section 9.2(c) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 9.4(b), this Agreement shall be deemed terminated pursuant to Section 9.4(b) for purposes of this Section 9.5(c)(ii).
(d) The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, (ii) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the amount due pursuant to this Article IX, and, in order to obtain such amount, Parent commences a Proceeding that results in a judgment against the Company for the Termination Fee, the Company shall pay or cause to be paid to Parent its costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee, as the case may be, at the prime rate published in The Wall Street Journal for the relevant date such amount was required to be made from such date through the date of payment and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Termination Fee becomes payable by, and is paid or caused to be paid by, the Company, such fee shall be Parent’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement or otherwise and, upon payment of the Termination Fee (plus any amounts due under clause (ii) above), none of the Company or any of its Affiliates shall have any further monetary liability or obligation arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any fraud or Willful Breach of this Agreement (including with respect to breaches of this Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to this Article IX), in which case Parent or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise.
ARTICLE X

Miscellaneous and General
10.1. Survival. Article I, this Article X and the representations and warranties, covenants and agreements of the Parties, as applicable, set forth in Article IV, Section 5.25 (No Other Representations or Warranties; Non-Reliance), Section 6.9 (No Other Representations or Warranties; Non-Reliance), Section 7.11 (Employee Benefits), Section 7.12 (Indemnification; Directors’ and Officers’ Insurance), Section 10.3 (Expenses), Section 10.4 (Transfer Taxes), the provisions that substantively define any related defined terms not substantively defined in Article I and those other covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time. Article I, this Article X, the representations and warranties, covenants and agreements of the Parties, as applicable, set forth in Section 5.25 (No Other Representations or Warranties; Non-Reliance), Section 6.9 (No Other Representations or Warranties; Non-Reliance), Section 10.3 (Expenses), Section 9.5 (Notice of Termination; Effect of Termination and Abandonment), and the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Effective Time or, except as set forth in Article IX, the termination of this Agreement and abandonment of the transactions contemplated by this Agreement.
10.2. Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided that the email transmission is confirmed in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein. Such communications must be sent to the respective Parties at the following street addresses or email addresses (or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2):
if to the Company:

LHC Group, Inc.
901 Hugh Wallis Road South
Lafayette, LA 70508
Attention:	Joshua Proffitt, President
Telephone:	(337) 233-1307
Email:	Joshua.Proffitt@lhcgroup.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP
1201 West Peachtree Street NW
Atlanta, GA 30309
Attention:	Mark Ray
Kyle Healy
Telephone:	(404) 881-7739
(404) 881- 4421
Email:	mark.ray@alston.com
kyle.healy@alston.com

if to Parent or Merger Sub:

UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, MN 55343
Attention:	Chief Development Officer
Email:	richard.mattera@uhg.com
ryan.adrian@uhg.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Keith Pagnani
Melissa Sawyer
Telephone:	(212) 558-4000
Email:	pagnanik@sullcrom.com
sawyerm@sullcrom.com
10.3. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except as otherwise expressly provided herein. Notwithstanding the foregoing, Parent shall be responsible for and shall pay all filing fees pursuant to Antitrust Laws.
10.4. Transfer Taxes. Except as otherwise provided in Section 4.3(b), all Transfer Taxes incurred in connection with the Merger shall be paid by the Party incurring such Taxes.

10.5. Amendment or Other Modification; Waiver.
(a) Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties.
(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent provided for otherwise in Section 9.5.
10.6. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(b) Each of the Parties agrees that it: (i) shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, or any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.6(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c) Each Party acknowledges and agrees that any controversy which may be connected with, arise out of or otherwise relate to this Agreement, or any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding, directly or indirectly, connected with, arising out of or otherwise relating to this Agreement, or any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 10.6(c).
10.7. Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, except to the extent provided otherwise in Section 9.5, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.6(b), in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in Section 9.5.

10.8. Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, and the Indemnified Parties pursuant to the provisions of Section 7.12(a), but only to the extent expressly provided for therein, and their respective successors, representatives and permitted assigns, any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.
10.9. Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
10.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.12(a), no Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of the other Parties not seeking to assign any of their rights or interests or delegate any of their obligations, except as provided for in Section 10.9, and any attempted or purported assignment or delegation in violation of this Section 10.10 shall be null and void; provided, however, that Parent may designate another Wholly Owned Subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Wholly Owned Subsidiary as of the date of such designation.
10.11. Entire Agreement.
(a) This Agreement (including the Annexes), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.
(b) In the event of (a) any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Annexes, the Company Disclosure Letter (other than an exception expressly set forth in the Company Disclosure Letter), on the other hand, the statements in the body of this Agreement shall control or (b) any inconsistency between the statements in this Agreement, on the one hand, and the Confidentiality Agreement, on the other hand, the statements in this Agreement shall control.
10.12. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
10.13. Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
10.14. Interpretation and Construction.
(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
(b) Unless otherwise specified in this Agreement, all Preamble, Recital, Article, Section, clause, and Annex references used in this Agreement are to the preamble, recitals, articles, sections, clauses and annexes to this Agreement.
(c) Unless otherwise specified in this Agreement or the context otherwise requires, for purposes of this Agreement: (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; (iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (vii) all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP; (viii) references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions; and (ix) the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
(d) Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. Dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. Dollars.
(e) Unless otherwise specified in this Agreement or the context otherwise requires, if this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (i) such one or more Parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company to such other Party or Parties or its or their Representatives, in each case in connection with the transactions contemplated by this Agreement at least one Business Day prior to the execution and delivery of this Agreement, or (ii) such information or document is publicly available on EDGAR and, in each case, not subject to any redactions or omissions at least one Business Day prior to the execution and delivery of this Agreement.
(f) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable official guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.
(g) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (ii) this Agreement mean this Agreement (taking into account the provisions of Section 10.11(a)) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.5.
(h) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more representations or warranties or covenants set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that it has had or would reasonably be expected to result in a Material Adverse Effect.
(i) The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.
LHC GROUP, INC.

By:	/s/ Joshua L. Proffitt
	Name:	Joshua L. Proffitt
	Title:	President

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Richard J. Mattera
	Name:	Richard J. Mattera
	Title:	Chief Development Officer, UnitedHealth Group Incorporated

LIGHTNING MERGER SUB INC.

By:	/s/ Richard J. Mattera
	Name:	Richard J. Mattera
	Title:	Chief Development Officer, UnitedHealth Group Incorporated

 ANNEX A

Certain Definitions
“Acquisition Proposal” means any (a) bona fide proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, plan of arrangement, business combination or any other similar transaction involving the Company or any of its Subsidiaries or (b) acquisition by any Person or group (as defined under Section 13 of the Exchange Act) or any proposal, offer, inquiry or indication of interest to make an acquisition by any Person or group (as defined under Section 13 of the Exchange Act) that, in each case, if consummated, would result in any Person or group (as defined under Section 13 of the Exchange Act) directly or indirectly, in one or a series of related transactions, acquiring beneficial ownership of or becoming the beneficial owner of, 15% or more of: (i) the total voting power of any class of equity securities of the Company or any of its Subsidiaries; or (ii) the consolidated net revenues, net income or total assets of the Company as of the date of such proposal, offer, inquiry or indication of interest (it being understood that total assets include equity securities of Subsidiaries of the Company), in each of the foregoing clauses (a) and (b) of this definition, other than the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).
“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement or document constituting, or that would be reasonably be expected to lead to, any Acquisition Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement.
“Anti-Money Laundering Law” means all anti-money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business.
“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.
“Applicable Date” means January 1, 2019.
“Audit Committee” means the Audit Committee of the Company Board.
“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Book-Entry Share” means each book-entry account representing any non-certificated Eligible Share immediately prior to the Effective Time.
“Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Company or any of their respective Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any Antitrust Law applicable to the consummation of the transactions contemplated by this Agreement or obtaining from a Governmental Antitrust Entity any consent, registration, approval, permit or authorization, in each case necessary or advisable in order to consummate the transactions contemplated by this Agreement that would reasonably be expected to result in (a) with respect to Parent, Merger Sub and their Affiliates, (i) (x) payments or expenditures (including reasonable counsel and advisor fees) or (y) concessions of anything of value (including loss of profits as a result of any requirement restricting or regulating the conduct of business) in excess of the Burdensome Condition Threshold in the aggregate or (ii) the transfer, disposition, divestiture or sale of any businesses, assets or properties of Parent, Merger Sub or their

Affiliates that, in the aggregate, have a value in excess of the Burdensome Condition Threshold, and (b) with respect to the Company or its Subsidiaries, the transfer, disposition, divestiture or sale of any businesses, assets or properties of the Company or the Company Subsidiaries that, in the aggregate, have a value in excess of the Burdensome Condition Threshold.
“Burdensome Condition Threshold” means $300,000,000.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in New York, New York are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748).
“Certificate” means each certificate representing any Eligible Share immediately prior to the Effective Time.
“Certificate of Merger” means a certificate of merger relating to the Merger.
“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.
“Clean Team Agreement” means the Clean Team Agreement, dated as of March 27, 2022, by and between the Company and Parent.
“CMS” means the Centers for Medicare and Medicaid Services.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company 401(k) Plan” means the LHC Group 401(k) Plan.
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe, paid time off, vacation, sick, holiday or other benefits or remuneration of any kind.
“Company Board” means the board of directors of the Company, and also includes any committee thereof to the extent such a committee (a) is authorized to exercise the powers and authority of the board of directors of the Company pursuant to the Company’s Organizational Documents or the DGCL and (b) is exercising such powers and authority.
“Company Compensation Committee” means the Compensation Committee of the Company Board.
“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.
“Company Equity Awards” means, collectively, the Company Options and Company RSAs.
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.
“Company Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).
“Company Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.
“Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.01 per share.

“Company Reports” means the reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.
“Company RSA” means any outstanding restricted stock award granted under the Stock Plans.
“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to consider the adoption of this Agreement.
“Confidentiality Agreement” means the letter agreement, dated as of December 30, 2021, by and between the Company and Parent.
“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries.
“Contract” means any legally binding oral or written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other similar obligation.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other applicable Law, Order or recommendations of a Governmental Entity (in the case of recommendations, widely followed by the Company’s and its Subsidiaries’ peer companies), or any applicable directive or guidance from any applicable industry group widely followed by the Company’s and its Subsidiaries’ healthcare industry peer companies in response to COVID-19.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 3, 2021, by and among the Company, the lenders party thereto from time to time, and J.P. Morgan Chase Bank, N.A., as administrative agent.
“Data Privacy Laws” means all applicable federal, state, local and international laws, regulations and directives governing the Processing of Personal Information.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” has the meaning set forth in the definition of “Dissenting Stockholders.”
“Dissenting Stockholders” means the holders of Shares who have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such Person’s rights to appraisal under the DGCL (such Shares for which appraisal has been so duly demanded and the right thereto under the DGCL not effectively withdrawn or otherwise waived or lost, the “Dissenting Shares”).
“DTC” means The Depository Trust Company.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.
“Eligible Shares” means the Shares issued and outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, shall include all Company RSAs that are vested), other than any Excluded Shares.
“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, right of first refusal, right of first offer, prior assignment, adverse right, license, sublicense, covenant not to sue or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute. “Encumber” has a meaning correlative thereto.
“Environmental Law” means any Law relating to: (a) the protection of the environment or health and safety as it relates to any Hazardous Substance; (b) the handling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
“Equity Award Exchange Ratio” means the Per Share Merger Consideration divided by the Parent Trading Price.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan, dated as of June 20, 2013.
“Exchange Act” means the Securities Exchange Act of 1934.
“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).
“Final Offering” means the offering period under the ESPP that will commence on April 1, 2022.
“GAAP” means the generally accepted accounting principles as applied in the United States as of the time of the relevant financial statements or accounting procedure or action referred to herein and consistently applied during the periods involved.
“Governmental Entity” means any U.S., non-U.S. or supranational governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof or any instrumentality of any such subdivision, including any public international organization, stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof or any instrumentality of any such subdivision, in each case of competent jurisdiction.
“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, PFAS compounds, radioactive material or radon; and (c) other substance that poses a risk of harm to human health or the environment in connection with any Environmental Law.
“Healthcare Laws” means: (a) the Medicare Program Laws and Title XIX of the Social Security Act; (b) Laws relating to the Office of the National Coordinator for Health Information Technology (ONC) Health IT Certification Program and the federal Electronic Health Records Meaningful Use Program; (c) HIPAA; (d) the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347) and any similar state fraud and abuse laws; (e) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care Education and Reconciliation Act (Pub. L. 111-152); (f) the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.); (g) any similar state and local Laws that address the subject matter of the foregoing; (h) any state Law or precedent relating to the corporate practice of the learned or licensed healthcare professions; (i) any state Law concerning the splitting of healthcare professional fees or kickbacks; (j) any state Law concerning healthcare professional self-referrals; kickbacks or false claims; (k) any state healthcare professional licensure Laws, qualifications or requirements for the practice of medicine, pharmacy or other learned healthcare profession; (l) any applicable state requirements for business corporations or professional corporations or associations that provide medical or pharmacy services or practice medicine, pharmacy or related learned healthcare profession; (m) workers compensation; (n) any applicable state and federal controlled substance and drug diversion Laws, including, the Federal Controlled Substances Act (21 U.S.C. § 801, et seq.) and the regulations promulgated thereunder; (o) all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing; and (p) any analogous Laws imposed by any state or foreign jurisdiction.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, all obligations, liabilities or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capital leases or finance leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, or securities or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial positions or covenants of others or to purchase the obligations or property of others, (f) for net cash payment obligations of such Person under foreign exchange Contracts, swaps (including interest rate and currency obligation swaps), options, forward sales contracts, derivatives, collars, caps and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) for letters of credit, bank guarantees, performance bonds, surety bonds and other similar Contracts entered into by or on behalf of such Person, (h) for the deferred purchase price of goods and services (including any potential future “earnout”, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the Ordinary Course of Business) or (i) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (h) of this definition, in each case including all interest, penalties, premiums, breakage costs, fees and other costs and expenses and other payments due with respect thereto; provided, however, that “Indebtedness” shall not include intercompany indebtedness, obligations, liabilities or undertakings (including any guarantees or arrangements having the economic effect of a guarantee) solely between or among Parent and any of its Wholly Owned Subsidiaries or solely between or among the Company and any of its Wholly Owned Subsidiaries (as applicable).
“Indemnified Parties” means, collectively, (i) each present and former (determined as of the Effective Time for purposes of Section 7.12(a)) director or officer of the Company or any of its Subsidiaries (or other individuals performing similar functions), in each case when acting in such capacity, (ii) each Person who served, as of or prior to the Effective Time, at the Company’s request as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise; and (iii) the respective heirs, executors and administrators of the Persons referred to in clauses (i) and (ii).
“Insurance Policies” means all insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Subsidiary of the Company, or the business, assets or properties owned, leased or operated by the Company or any Subsidiary of the Company.
“Intellectual Property Rights” means any or all intellectual property or proprietary rights arising under the laws of the United States, any state thereof, or of any other jurisdiction in the world, including: (a) patents (including design patents) and utility models of any kind, patent applications and registrations, including revisions, supplementary protection certificates, provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisionals, renewals, reissues, re-examinations, substitutions, and extensions thereof; (b) rights in trademarks, service marks, brand names, certification marks, collective marks, trade names, corporate names, service names, symbols, logos, trade dress, packaging design, slogans, Internet domain names, uniform resource locators and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, registrations and applications for registration thereof, and any goodwill associated therewith and symbolized thereby; (c) published and unpublished works of authorship whether or not copyrightable, including Software, website and mobile content, social media accounts, applications, source code and object code, rights in data, databases, and other compilations of information and manual and other documentation, in each case, whether or not registered or sought to be registered, and any and all copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations and reversions thereof; (d) any and all trade secrets, confidential or proprietary know-how, or other information, including processes, schematics, business methods, formulae, drawings, specifications, recipes, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); and (e) all other intellectual property, industrial or proprietary rights.
“Intervening Event” means a material event, change, development, circumstance, fact or effect with respect to or impacting the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (a) is unknown to and was not reasonably foreseeable, by the Company Board as of the execution and delivery of this Agreement, and (b) first becomes known to the Company Board after the execution and delivery of this Agreement and any time prior to the time the Requisite Company Vote is obtained; provided that any event, change, development, circumstance, fact or effect (i) resulting from the Company meeting or exceeding any internal or analysts’ expectations or projections, in and of itself; (ii) that involves or relates to an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Acquisition Proposal” and “Superior Proposal”) or any inquiry or communications or matters relating thereto, (iii) resulting from a breach of this Agreement by the Company, or (iv) resulting from any event, change, development, circumstance or fact after the execution and delivery of this Agreement in the market price or trading volume of the Shares, individually or in the aggregate, shall not be deemed to constitute an Intervening Event.
“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, all data stored therein or Processed thereby and all associated documentation.
“JVs” means the Company’s equity joint venture partnerships (each, a “JV”), in each of which the Company or any of its Subsidiaries owns an equity interest.
“Knowledge” or any similar phrase means (a) with respect to the Company, the collective knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Letter and any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable due inquiry, and (b) with respect to Parent and Merger Sub, the knowledge of the Chief Development Officer of Parent and any individual that, following the date of this Agreement, replaces or shares the employment responsibilities of such individual, in each case after reasonable due inquiry.
“Law” means any law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity, or any Order.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures, spaces or other interest in real property held by the Company or any of its Subsidiaries, which, for the avoidance of doubt, includes all leases and subleases for spaces related to the Company’s LTACHs and operating service locations.
“Licenses” means all licenses, permits, approvals, clearances, registrations, authorizations, variances and exemptions issued or granted by a Governmental Entity (and, in the case of any U.S. Food and Drug Administration licenses, exemptions set forth in statutes or regulations).
“LTACH” means the Company’s long-term acute care hospitals.
“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, back doors, drop dead devices, time bombs, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials.
“Material Adverse Effect” means any result, condition, event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects (i) would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that none of the following, either alone or in combination, shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(a) changes in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest rates or currency exchange rates) or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries operate or their products or services are sold, in each case, occurring after the date of this Agreement;
(b) changes or developments generally affecting the industries in which the Company operates, in each case, occurring after the date of this Agreement, only to the extent also occurring in the applicable geographic markets in which the Company or any of its Subsidiaries operate;
(c) changes caused by the negotiation, execution, performance, public announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss of employees, patients, payors, joint venture partners or revenue to the extent arising from the identity of Parent as the acquiror of the Company (provided, that this clause (c) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);
(d) changes in GAAP or any interpretations thereof (as confirmed by the Company’s independent registered public accounting advisor) or in any applicable Law after the date of this Agreement;

(e) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure (unless otherwise excluded by the other clauses of this proviso) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;
(f) any event, change, development or effect resulting from acts of war (whether or not declared and including the war in Ukraine), sabotage, terrorism, military or para-military actions, cyber terrorism or the escalation of any of the foregoing (other than cyberattacks specifically targeted at the Company or any of its Subsidiaries), any weather event or natural disaster, or any outbreak of illness, pandemic (including COVID-19) or other public health event, in each case to the extent not caused by the Company or any of its Affiliates or its or their respective Representatives, in each case, occurring after the date of this Agreement; or
(g) any actions or non-actions (i) expressly required to be taken or expressly required to be not taken by the Company or any of its Subsidiaries pursuant to this Agreement (except for any obligation to operate in the Ordinary Course of Business), (ii) any actions taken or not taken by the Company or any of its Subsidiaries at Parent’s written request in accordance with this Agreement or (iii) taken or not taken by the Company or any of its Subsidiaries to the extent such actions or non-actions are required by applicable Law;
provided further that, with respect to clauses (a), (b), (d) and (f) of this definition, such events, changes, developments, circumstances, facts or effects (as the case may be) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent, and only to the extent, that they (i) adversely disproportionately affect the Company and its Subsidiaries (taken as a whole) relative to other companies of similar size operating in the home healthcare industries in the geographic markets in which the Company or any of its material Subsidiaries operate or their products or services are sold; or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.
“Medicare Program Laws” means Title XVIII of the Social Security Act (Pub. L. 74-271) including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.
“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.
“NASDAQ” means the Nasdaq Global Select Market.
“NYSE” means the New York Stock Exchange.
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.
“Ordinary Course of Business” means, with respect to any Person, the conduct of such Person’s business that is consistent in nature, scope and magnitude with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of such Person, including any commercially reasonable deviations therefrom due to COVID-19 Measures.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” means UnitedHealth Group Incorporated, a Delaware corporation.
“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.

“Parent Trading Price” means the volume-weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five full consecutive trading days ending on and including the third Business Day prior to the Closing Date.
“Paying Agent” means the paying agent selected by Parent prior to the Effective Time after reasonable consultation with the Company.
“Paying Agent Agreement” means the agreement pursuant to which Parent shall appoint the Paying Agent.
“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable or that the Person subject to such Taxes or other governmental charges is contesting in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, material; (c) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Real Property to which they relate and the conduct of the business of the Company and its Subsidiaries as currently conducted; (d) restrictions on transfer solely arising under or relating to applicable securities Laws; and (e) with respect to Intellectual Property Rights, non-exclusive licenses granted, and covenants not to sue entered into, in the Ordinary Course of Business.
“Per Share Merger Consideration” means $170 per Share in cash, without interest.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means any information that (a) identifies or could reasonably be used, alone or in combination with other information held by the Company or any of its Subsidiaries, to identify an individual, browser or device, or (b) is subject to any Laws relating to privacy or Protected Health Information, “personally identifiable information,” “personal data,” or similarly defined personal information, or the Company’s or its Subsidiaries’ privacy policies, including an individual’s first name or first initial and last name, physical address, telephone number, fax number, email address, date of birth, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), internet protocol number, geolocation information of an individual, browser or device, facial photograph, biometric data, medical or health information, insurance beneficiary identification number, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction, or anonymization of such data, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Law.
“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law or executive order administered by the Office of Foreign Assets Control; (b) any Governmental Entity of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person that has been identified on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), or that 50% or more of which is owned, directly or indirectly, by any such Person; or (e) any Person that has been designated on any similar list or order published by any Governmental Entity in the United States.
“Protected Health Information” has the meaning ascribed to it in HIPAA.
“Real Property” means the Owned Real Property and Leased Real Property.
“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar or social media account registrar.
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.
“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Share” means any share of the common stock of the Company, par value $0.01 per share.
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.
“Stock Plans” means the Company 2018 Incentive Plan and the Company 2010 Long-Term Incentive Plan, as applicable.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions, (b) the equity or ownership interests of such other Person, in each case being directly or indirectly owned or controlled by such first Person or by one or more of its Subsidiaries; or (c) any Person who is deemed a “consolidated subsidiary” for the purposes of financial reporting (whether or not covered under clause (a) or (b) of this definition) whose accounts are or would be consolidated with those of the Company in its consolidated financial statements if prepared on the applicable date, in accordance with GAAP, which shall include, for the avoidance of doubt, the JVs.
“Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal that if consummated would result in a Person or group (as defined under Section 13 of the Exchange Act), other than Parent or any of its Subsidiaries, acquiring beneficial ownership of or becoming the beneficial owner of, directly or indirectly, more than 50% of the: (a) total voting power of the equity securities of the Company and its Subsidiaries (or of the surviving entity in a merger involving the Company or the resulting, direct or indirect, parent of the Company or such surviving entity); or (b) consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of the Company) that, in either case, the Company Board has determined in good faith, after consultation with outside legal counsel and financial advisors that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to Section 7.2(d)(iii) and taking into account the time expected to be required to consummate such Acquisition Proposal, any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal) and (ii) is reasonably expected to be consummated on the terms proposed (after taking into account any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing and the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board).
“Tail Period” means the six-year period from and after the Effective Time.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.
“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, premium, use, property, withholding, excise, production, value added, ad valorem, occupancy and other taxes, duties, fees or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Taxing Authority.
“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes or the administration of any Laws relating to Taxes, including, for the avoidance of doubt, any amendments or supplements thereof, required to be filed or supplied to any Taxing Authority.
“Termination Fee” means an amount equal to $180,000,000.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.
“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.
“Willful Breach” means an action taken or failure to act that the breaching Party intentionally takes (or intentionally fails to take) and actually knows (or would reasonably have been expected to have known) would, or would reasonably be expected to, cause a material breach of a covenant or agreement set forth in this Agreement.

ANNEX B
OPINION OF SVB SECURITIES LLC
March 28, 2022
The Board of Directors
LHC Group, Inc.
901 Hugh Wallis Road South
Lafayette, LA 70508
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares and Dissenting Shares (each as defined below)), of LHC Group, Inc., a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered by and among the Company, UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), and Lightning Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”). The Merger Agreement provides for a transaction (the “Transaction”) pursuant to which, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger to become a wholly owned subsidiary of Parent; and (ii) each Share (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive $170.00 in cash, without interest (the “Consideration”). As used herein, (i) “Excluded Shares” means any Shares held by the Company as treasury stock or by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, in each case, not held on behalf of third parties; and (ii) “Dissenting Shares” means any Shares for which appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) has been duly demanded and the right thereto under the DGCL not effectively withdrawn or otherwise waived or lost. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
We have been engaged by the Company to act as a financial advisor to the Company in connection with the Transaction and we will receive a fee from the Company for providing such services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
SVB Securities LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. As you are aware, we have in the past provided certain investment banking services to the Company and its affiliates unrelated to the Transaction, for which we have received compensation. In the past two years, we served as a financial advisor to the Company in connection with its June 2021 acquisition of Heart of Hospice, LLC and its September 2021 acquisition of selected home health, hospice, and therapy assets from HCA Healthcare. In the ordinary course of business, we and our affiliates may, in the future, provide investment banking and commercial banking services to the Company, the Parent or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of the Company, the Parent or their respective affiliates.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, the Parent and the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Merger Agreement dated March 28, 2022; (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed by the Company with the Securities and Exchange Commission (the “SEC”); (iii) certain Current Reports on Form 8-K, as filed by the Company with, or furnished by the Company to, the SEC; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders;

and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecast”) (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed certain financial and stock market data for the Company and compared that data to similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction to the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecast) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company.
We have assumed, at your direction, that the final executed Merger Agreement will not differ in any respect material to our analysis or this opinion from the last draft of the Merger Agreement reviewed by us. We have assumed, at your direction, that the representations and warranties made by the Company and Parent and Merger Sub in the Merger Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares and Dissenting Shares) of the Consideration to be paid to such holders pursuant to the terms of the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares (other than Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by our Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration proposed to be paid to the holders of Shares (other than Excluded Shares and Dissenting Shares) pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
SVB Securities LLC

ANNEX C
OPINION OF JEFFERIES LLC

March 28, 2022
The Board of Directors
LHC Group, Inc.
901 Hugh Wallis Road South
Lafayette, Louisiana 70508
The Board of Directors:
We understand that LHC Group, Inc., a Delaware corporation (“LHC”), UnitedHealth Group Incorporated (“UnitedHealth”), a Delaware corporation, and Lightning Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of UnitedHealth (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will be merged with and into LHC (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of LHC (“LHC Common Stock”) will be converted in the Merger into the right to receive $170 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received in the Merger by holders of LHC Common Stock (other than UnitedHealth, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft, dated March 27, 2022, of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information relating to LHC;
(iii)
reviewed certain information furnished to us by the management of LHC relating to the business, operations and prospects of LHC, including financial forecasts and estimates provided to or discussed with us by the management of LHC;

(iv)	held discussions with members of the senior management of LHC regarding the business, operations and prospects of LHC and the other matters described in clauses (ii) and (iii) above;
(v)	reviewed the stock trading price history for LHC and the implied trading multiples of LHC and certain publicly traded companies that we deemed relevant in evaluating LHC;
(vi)	reviewed, to the extent publicly available, financial terms of certain transactions that we deemed relevant in evaluating the Merger; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by LHC or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management and other representatives of LHC that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we have not made or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor have we conducted a physical inspection of any of the properties or facilities, of LHC or any other entity and we assume no responsibility to obtain or conduct any such evaluations, appraisals or physical inspections. Our analyses and opinion also do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings to which LHC or any of its affiliates are or in the future may be a party or subject.

The Board of Directors
LHC Group, Inc.
March 28, 2022

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to LHC that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of LHC as to, and are an appropriate basis upon which to evaluate, the future financial performance of LHC and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.
We have relied upon the assessments of the management of LHC as to, among other things, (i) the potential impact on LHC of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the healthcare services industry and the geographic regions in which LHC operates, including with respect to Medicare and other governmental payor programs and healthcare initiatives impacting the healthcare delivery and reimbursement system, (ii) implications for LHC’s business of the global COVID-19 pandemic, (iii) the technology and intellectual property utilized in, and licensing and certification processes for, LHC’s business, and (iv) LHC’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, healthcare providers, agencies and joint ventures, payor sources and other commercial relationships. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing, and which can be evaluated, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industry in which LHC operates and the securities of LHC have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on LHC or the Merger.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to LHC or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to LHC and/or the Board of Directors of LHC (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting LHC or the Merger and legal, regulatory, accounting and tax consequences to LHC or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on LHC or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.
As you are aware, in connection with our engagement, we were not requested to, and we did not, undertake a formal third-party solicitation process on behalf of LHC regarding a possible acquisition of, or strategic transaction with, LHC; however, at your direction, we contacted selected third parties regarding their potential interest in such a transaction. Our opinion does not address the relative merits of the Merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to LHC, nor does it address the underlying business decision by LHC to engage in the Merger or the terms of the Merger Agreement or related documents, including the form or structure of the Merger, or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to holders of LHC Common Stock (to the extent expressly specified herein) without regard to individual circumstances of

The Board of Directors
LHC Group, Inc.
March 28, 2022

specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of LHC held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. We have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of LHC or any other party. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. We express no view or opinion as to the prices at which shares of LHC Common Stock or any other securities of LHC may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Consideration from a financial point of view. Our opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter.
We have been engaged to act as financial advisor to the Board in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, LHC has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.
As the Board is aware, during the two-year period prior to the date hereof, Jefferies provided certain brokerage services to LHC with respect to share repurchases, for which services Jefferies received customary brokerage commissions. As you are also aware, although we and our affiliates have not provided financial advisory or financing services to UnitedHealth during the past two years for which we and our affiliates received compensation, we and our affiliates may in the future provide such services, for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of LHC, UnitedHealth and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of LHC Common Stock (other than UnitedHealth, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
JEFFERIES LLC

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LHC GROUP, INC.
ATTN: ERIC ELLIOTT
901 HUGH WALLIS RD SOUTH
LAFAYETTE, LA 70508

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 20, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D86035-S47213

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LHC GROUP, INC.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D86036-S47213

LHC GROUP, INC.
This Proxy is Solicited By the Board of Directors for the Special Meeting of Stockholders to be held on June 21, 2022 at 9:00 a.m. (Central Time) at

LHC Group Inc.'s Headquarters
located at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508

The undersigned hereby appoints Keith G. Myers and Joshua L. Proffitt, and either of them individually, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of LHC Group, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders and any adjournments or postponements thereof, as directed on the reverse side.

The Board of Directors recommends a vote "FOR" approval of the proposal to adopt the Merger Agreement in Proposal 1; "FOR" for the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by LHC to its named executive officers that is based on or otherwise relates to the Merger in Proposal 2; and "FOR" the proposal to approve adjournment of the special meeting of LHC stockholders from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement in Proposal 3. Shares represented by this proxy will be so voted unless otherwise indicated, in which case they will be voted as marked. If no direction is given, such shares will be voted "FOR" Proposals 1, 2 and 3.

Unless voting electronically or by phone, please mark, sign, date and return this proxy card promptly. To attend the Special Meeting of Stockholders and vote in person, please see “Questions and Answers about the Special Meeting and the Merger” in the accompanying Proxy Statement.

(Continued and to be signed on reverse side)